     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1995


                                                       REGISTRATION NO. 33-60423

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3


                             REGISTRATION STATEMENT


                                     UNDER


                     THE SECURITIES ACT OF 1933, AS AMENDED



     NORTHWESTERN PUBLIC                 DELAWARE                 46-0172280
       SERVICE COMPANY
   NWPS CAPITAL FINANCING I              DELAWARE              TO BE APPLIED FOR
  NWPS CAPITAL FINANCING II              DELAWARE              TO BE APPLIED FOR
  NWPS CAPITAL FINANCING III             DELAWARE              TO BE APPLIED FOR
 (Exact name of registrant as         (State or other          (I.R.S. Employer
  specified in its charter)           jurisdiction of         Identification No.)
                                     incorporation or
                                       organization)



                              33 THIRD STREET S.E.


                         HURON, SOUTH DAKOTA 57350-1318


                                  605-352-8411


              (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)



             MERLE D. LEWIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              33 THIRD STREET S.E.
                         HURON, SOUTH DAKOTA 57350-1318
                                  605-352-8411


               (Name, address, including zip code, and telephone number including area code, of agent for service)

                            ------------------------


                                WITH COPIES TO:



     JAMES M. VAN VLIET, JR.                  DAVID P. FALCK
      SCHIFF HARDIN & WAITE                 WINTHROP, STIMSON,
         7200 SEARS TOWER                    PUTNAM & ROBERTS
     CHICAGO, ILLINOIS 60606              ONE BATTERY PARK PLAZA
                                         NEW YORK, NEW YORK 10004


                            ------------------------


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AND FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION
                 STATEMENT AS DETERMINED BY MARKET CONDITIONS.

                            ------------------------


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________________


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED JULY 28, 1995)
(TO PROSPECTUS DATED              , 1995)

                                  $60,000,000
                      NORTHWESTERN PUBLIC SERVICE COMPANY

                      % MORTGAGE BONDS DUE              , 2005
                               -----------------

                        INTEREST PAYABLE      AND

                              -------------------

THE  MORTGAGE  BONDS  OFFERED  HEREBY  (THE  "OFFERED  BONDS")  WILL  MATURE  ON
           , 2005. THE OFFERED BONDS WILL NOT BE REDEEMABLE PRIOR TO MATURITY. THEREAFTER, THE OFFERED BONDS MAY BE REDEEMED AT THE OPTION OF
    THE  COMPANY AT THE  REDEMPTION PRICES SET  FORTH HEREIN. THE OFFERED
       BONDS WILL BE ISSUED IN THE FORM OF FULLY-REGISTERED BOOK-ENTRY
          OFFERED BONDS WHICH WILL  BE DEPOSITED WITH, AND  REGISTERED
          IN  THE NAME OF A  NOMINEE OF, THE      DEPOSITORY TRUST
              COMPANY. SEE "CERTAIN  TERMS OF  THE OFFERED  BONDS"
                                    HEREIN.

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS
            PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                   RELATES.   ANY  REPRESENTATION  TO  THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                    PRICE    % AND ACCRUED INTEREST, IF ANY

                              -------------------

                                                                       UNDERWRITING
                                                  PRICE TO             DISCOUNTS AND            PROCEEDS
                                                 PUBLIC (1)           COMMISSIONS (2)       TO COMPANY (1)(3)
                                            ---------------------  ---------------------  ---------------------
PER OFFERED BOND..........................            %                      %                      %
TOTAL.....................................            $                      $                      $

- ---------
     (1)  PLUS ACCRUED INTEREST, IF ANY, FROM             , 1995.
     (2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
     (3)  BEFORE  DEDUCTING  EXPENSES  PAYABLE  BY  THE  COMPANY,  ESTIMATED  AT
          $700,000.

                              -------------------

    THE OFFERED BONDS ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY WINTHROP, STIMSON, PUTNAM & ROBERTS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE OFFERED BONDS WILL BE MADE ON OR ABOUT AUGUST , 1995 THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY TRUST COMPANY AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY & CO.                             NATWEST CAPITAL MARKETS LIMITED
       INCORPORATED

AUGUST   , 1995

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN
CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................................................        S-3
The Company................................................................................................        S-3
Summary Financial Information..............................................................................        S-5
Use of Proceeds............................................................................................        S-6
Certain Terms of the Offered Bonds.........................................................................        S-6
Underwriting...............................................................................................        S-8
                                                      PROSPECTUS
Available Information......................................................................................          1
Documents Incorporated by Reference........................................................................          1
The Company................................................................................................          2
Pending Acquisition of Synergy Group Incorporated..........................................................          5
Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information.........         10
The NWPS Trusts............................................................................................         19
Use of Proceeds............................................................................................         20
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends..........         20
Description of the Mortgage Bonds..........................................................................         20
Description of the Subordinated Debt Securities............................................................         32
Description of the Preferred Securities....................................................................         40
Description of the Guarantees..............................................................................         41
Description of the Common Stock............................................................................         43
Legal Opinions.............................................................................................         45
Experts....................................................................................................         46
Plan of Distribution.......................................................................................         46

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED BONDS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE CONSIDERED IN CONJUNCTION WITH, THE INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE.

                                  THE COMPANY

    The principal business of Northwestern Public Service Company (the "Company") is energy distribution. The Company is engaged in providing regulated electric and natural gas service in South Dakota and natural gas service in Nebraska. The Company serves approximately 54,900 electric customers and 75,000 gas customers representing a diverse mix of residential, commercial and industrial customers. In addition, the Company has investments in nonutility businesses and has recently contracted to acquire Synergy Group Incorporated ("Synergy"), a major propane distribution company. See "The Company" and "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus.

    The Company's electric business generates, transmits and distributes electricity to over 100 communities in eastern South Dakota. In 1994, 46% of the Company's total operating revenues were from the sale of electric energy. At December 31, 1994, the aggregate capacity of all Company-owned electric generating units was 309,000 kilowatts ("kw"), consisting of 202,000 kw from jointly-owned baseload plants and 107,000 kw from internal combustion turbine and diesel units used primarily for peaking purposes. All of the Company's baseload plants are fueled by coal. The Company has maintained competitive electric rates when compared to neighboring utilities and has a competitive electric baseload generating production cost, which includes fuel and plant operating expenses, of less than 1.5 CENTS per kilowatt hour.

    The Company's natural gas business purchases, transports and distributes natural gas to over 50 communities in eastern South Dakota and 4 communities in central Nebraska. In 1994, 40% of the Company's total operating revenues were from the sale of natural gas. The Company purchases gas supply from more than 20 domestic and Canadian suppliers and transports natural gas supply through five pipelines. Gas agreements provide for firm deliverable pipeline capacity of approximately 98,900 million british thermal units ("MMBTU"), per day. To supplement firm gas supplies, the Company owns six propane-air plants and has contracts for underground natural gas storage services. Over the last five years the Company has expanded its gas distribution operations to serve 29 new communities in South Dakota.

    The Company's business strategy is summarized by three primary objectives:

    - To enhance the Company's competitive position in its energy distribution businesses;

    - To  expand  energy  sales  and  markets  with  value-added  services   for
      customers; and

    - To provide earnings and dividend growth and increased shareholder value through its energy distribution businesses and investment and acquisition activities.

By enhancing the competitive position of its core electric and gas distribution businesses and expanding its energy sales and markets, the Company believes it will position itself to be successful in the increasingly competitive electric and gas distribution businesses anticipated over the next several years. To supplement growth strategies in its electric and natural gas businesses, the Company also plans to seek new investment and acquisition opportunities that have demonstrable growth potential. The primary focus of these investment and acquisition activities is targeted in energy distribution businesses. The Company also plans to pursue opportunities in non-energy businesses that complement its existing operations and provide the capability to enhance shareholder value.

    In May 1995, the Company contracted to acquire Synergy, a retail propane distributor serving over 200,000 customers from 152 locations in 23 states in the eastern and south central regions of the U.S. See "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus. In accordance with its strategic plan, the Company believes that the Synergy propane distribution operations are complementary to the Company's electric and natural gas businesses. Propane is the nation's fourth largest energy source after electricity, natural gas and fuel oil. The acquisition price to be paid for Synergy is $137.5 million cash (subject to certain adjustments) and certain securities of the Company's acquisition subsidiary. The Company has entered into an agreement with a third party for the sale of certain Synergy properties which will reduce the cash portion of the acquisition price to approximately $100 million. The Company has executed a management agreement with Empire Gas Corporation ("Empire Gas") for the joint management of the properties after the acquisition. Empire Gas is the nation's eleventh largest retail propane distributor. Subsequent to the acquisition and expected third party sale, the Company's total assets will consist of approximately 65% electric and gas distribution, 25% propane distribution and 10% marketable securities and other diversified investments.

    The Company's principal executive offices are located at 33 Third Street S.E., Huron, South Dakota 57350. The Company's telephone number is (605) 352-8411.

                         SUMMARY FINANCIAL INFORMATION
            (in thousands, except percentages and per share amounts)

    The financial information presented below should be read in conjunction with the Company's historical financial statements and the notes thereto which are incorporated by reference herein and the pro forma financial statements and the notes thereto included in the accompanying Prospectus. The pro forma financial information contained in the right column, reflecting the pending acquisition of Synergy and related matters, was prepared solely to comply with Regulation S-X of the Securities and Exchange Commission. The pro forma financial information is based on the assumptions and adjustments set forth under "Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information" in the accompanying Prospectus.

                                                                                                         PRO FORMA(1)
                                                                                                   ------------------------
                                                                                         THREE                      THREE
                                                                                        MONTHS         YEAR        MONTHS
                                                           YEAR ENDED DECEMBER 31,       ENDED        ENDED         ENDED
                                                         ----------------------------  MARCH 31,   DECEMBER 31,   MARCH 31,
                                                           1992      1993      1994      1995          1994        1995(2)
                                                         --------  --------  --------  ---------   ------------   ---------
INCOME STATEMENT DATA:
  Revenues.............................................  $119,197  $153,257  $157,266   $50,754      $256,634      $82,612
  Operating income.....................................    24,809    27,246    30,368    12,882        37,985       20,088
  Net income...........................................    13,721    15,191    15,440     7,103        17,463       13,840
  Net income available for common stock................    13,578    15,070    15,320     7,073        15,300       13,299
  Earnings per share...................................      1.77      1.96      2.00      0.92          1.74         1.51
  Dividends paid per common share......................      1.59      1.63      1.67     0.425          1.67        0.425
  Weighted average shares outstanding..................     7,677     7,677     7,677     7,677         8,805        8,805

                                                                                     AS OF MARCH 31, 1995
                                                                             -------------------------------------
                                                                              ACTUAL            PRO FORMA
                                                                             --------           ---------
BALANCE SHEET DATA:
  Assets...................................................................  $363,432           $ 487,435
                                                                             --------           ---------
                                                                             --------           ---------
  Capitalization Summary
    Long-term debt
     (including current maturities)........................................  $129,888   51.6%   $ 181,592    50.7%
    Company-Obligated Mandatorily Redeemable Preferred Securities of
     Subsidiary Trust (3)..................................................     --      --         24,212     6.8
    Cumulative preferred stock (including portion to be redeemed within one
     year).................................................................     2,640    1.1        2,640     0.7
    Common Stock Equity
    Common stock...........................................................    26,870   --         31,179    --
    Additional paid-in capital.............................................    29,923   --         56,398    --
    Retained earnings......................................................    59,183   --         59,183    --
    Unrealized gain on investments, net....................................     3,181   --          3,181    --
                                                                             --------           ---------
                                                                             $119,157   47.3    $ 149,941    41.8
                                                                             --------  ------   ---------   ------
      Total................................................................  $251,685  100.0%   $ 358,385   100.0%
                                                                             --------  ------   ---------   ------
                                                                             --------  ------   ---------   ------

- ----------
(1) The pro forma financial information does not purport to present the financial position or results of operations of the Company had the acquisition of Synergy actually been completed as of the dates indicated. In addition, the pro forma financial information is not necessarily indicative of future results of operations.
(2) The results of operations of Synergy for the three months ended March 31, 1995 are not indicative of a full year's results of operations.
(3)  As described in  the accompanying  Prospectus, all  of the  assets of  NWPS
     Capital, the subsidiary trust, will be approximately $31 million of Subordinated Debt Securities of the Company which will bear interest at a rate of % per annum, assuming the issuance of 1.2 million Preferred Securities. Pro Forma amounts shown in the table reflect the portion of the estimated net proceeds of the offering of Preferred Securities to be used to fund the acquisition of Synergy.

                                USE OF PROCEEDS

    The net proceeds from the sale of approximately $50 million of the Offered Bonds will be applied to fund the acquisition of Synergy, including certain transaction expenses. The additional net proceeds from the sale of the Offered Bonds will be applied to repay short term debt of the Company. See "Use of Proceeds" in the accompanying Prospectus.

                       CERTAIN TERMS OF THE OFFERED BONDS

    GENERAL. The Offered Bonds are being issued under the Company's General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 (the "New Mortgage") between the Company and The Chase Manhattan Bank (National Association), as trustee (the "New Mortgage Trustee"), as supplemented by various supplemental indentures, including the Supplemental Indenture dated as
of                   , 1995  relating to  the Offered  Bonds (the  "Supplemental
Indenture").  The Offered Bonds will be issued  on the basis of a First Mortgage
Bond in the principal amount of  $       (the "Pledged Bond") issued to the  New
Mortgage Trustee under the Company's Indenture dated August 1, 1940 (the "First Mortgage") between the Company and The Chase Manhattan Bank (National Association) and C. J. Heinzelmann, as successor Trustees, as supplemented by various supplemental indentures, including the supplemental indenture dated as
of             , 1995 relating to the Pledged Bond, and on the basis of property additions. The Offered Bonds will be secured, in part, by the First Mortgage Bonds (including the Pledged Bond) held by the New Mortgage Trustee. The First Mortgage constitutes, subject to certain exceptions, a first lien on substantially all properties of the Company. The Offered Bonds will also be secured by the lien of the New Mortgage on the Company's properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska, which lien is junior to the lien of the First Mortgage. See "Description of the Mortgage Bonds" in the accompanying Prospectus.

    The following summaries of certain provisions of the New Mortgage, the Supplemental Indenture and the Offered Bonds (referred to in the Prospectus as "Mortgage Bonds") hereby supplement, and to the extent inconsistent therewith replace, the description of the general terms and provisions of the Mortgage Bonds set forth under "Description of the Mortgage Bonds" in the Prospectus, to which description reference is hereby made. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the New Mortgage and the Supplemental Indenture. The following makes use of defined terms in the New Mortgage and the Supplemental Indenture.

    BOOK-ENTRY SYSTEM. The Offered Bonds will be issued in the form of fully-registered book-entry Offered Bonds which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary's nominee (each, a "Book-Entry Security"). Except as set forth below, a Book-Entry Security may not be transferred except as a whole by the Depositary or by a nominee of the Depositary to the Depositary, by a nominee of the Depositary to another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

    The Depositary has advised the Company and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among the participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary are on file with the Securities and Exchange Commission.

    Upon the issuance by the Company of the Book-Entry Securities, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Offered Bonds represented by such Book-Entry Securities to the accounts of participants. The accounts to be credited shall be designated by the applicable Underwriter. Ownership of beneficial interests in a Book-Entry Security will be limited to participants or persons that may hold interests through participants. Beneficial interests in a Book-Entry Security will be shown on, and the transfer thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) or by participants, or persons that may hold interests through participants (with respect to beneficial interests to beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Book-Entry Security.

    For a Book-Entry Security, so long as the Depositary or its nominee is the registered owner of a Book-Entry Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Offered Bonds represented by such Book-Entry Security for all purposes under the New Mortgage. Except as provided below, owners of beneficial interests in a Book-Entry Security will not be entitled to have Offered Bonds represented by such Book-Entry Security registered in their names, will not receive or be entitled to receive physical delivery of such Offered Bonds in certificated form and will not be considered the owners or holders thereof under the New Mortgage.

    Principal and interest payments on Offered Bonds issued in book-entry form and represented by the Book-Entry Securities will be made by the Company to the Depositary or its nominee, as the case may be, as the registered owner of the related Book-Entry Securities. The Company will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Book-Entry Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of any Book-Entry Securities, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective beneficial interest in the principal amount of such Book-Entry Securities as shown on the records of the Depositary. The Company also expects the payments by participants to owners of beneficial interests in the Book-Entry Securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Offered Bonds in certificated form in exchange for each Book-Entry Security. In addition, the Company may at any time determine not to have Offered Bonds represented by the Book-Entry Securities. In any such instance, owners of beneficial interests in such Book-Entry Securities will be entitled to physical delivery of Offered Bonds in certificated form equal in principal amount to such beneficial interests and to have such Offered Bonds registered in its name. Offered Bonds so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof and will be issued in registered form only, without coupons.

    SAME-DAY PAYMENT AND SETTLEMENT. All payments of principal of and interest on the Offered Bonds will be made by the Company in same-day funds.

    SECURITY. The Offered Bonds will be issued on the basis of the Pledged Bond and on the basis of property additions. The Pledged Bond will be issued and delivered to, and registered in the name of, the New Mortgage Trustee or its nominee and will be owned and held by the New Mortgage Trustee, subject to the provisions of the New Mortgage, for the benefit of the Holders (as defined in the accompanying Prospectus) of the Offered Bonds and all other outstanding Mortgage Bonds issued under the New Mortgage, and the Company will have no interest in the Pledged Bond. The Pledged Bond will be issued in the principal
amount  of            and, as is the case with the Offered Bonds, will mature on
                 , will bear interest at the rate of      % per annum, and  will
be  payable semi-annually  on                  and                   , beginning
                 . Any payment by the Company of principal of, or interest on, the Pledged Bond shall be applied by the New Mortgage Trustee to the payment of any principal, or interest, as the case may be, in respect of the Offered Bonds which is then due and, to the extent of such application, the obligation of the Company under the New Mortgage to make such payment in respect of the Offered Bonds will be deemed satisfied and discharged. Any payment by the Company under the New Mortgage of principal of, or interest on, the Offered Bonds will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company to make a corresponding payment of principal, or interest, as the case may be, in respect of the Pledged Bond which is then due.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to the Underwriters, severally, the following respective principal amounts of the Offered Bonds:

                                                                                    PRINCIPAL
                                                                                  AMOUNT OF THE
UNDERWRITERS                                                                      OFFERED BONDS
- --------------------------------------------------------------------------------  --------------
Morgan Stanley & Co. Incorporated...............................................  $
NatWest Capital Markets Limited.................................................
    Total.......................................................................
                                                                                  --------------
                                                                                  --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Offered Bonds are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are committed to pay for and accept delivery of all of the Offered Bonds if any are taken; provided that under certain circumstances involving a default of Underwriters, less than all of the Offered Bonds may be purchased.

    The Underwriters initially propose to offer part of the Offered Bonds directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price which represents a concession not in excess of % of the principal amount of the Offered Bonds. The Underwriters may allow and such dealers may reallow a concession of % of the principal amount of the Offered Bonds to certain other dealers. After the initial public offering, the public offering price and the other selling items may be changed.

    Each series of Offered Bonds will be a new issue of securities and will have no established trading market. Any Underwriter to whom Offered Bonds of any series are sold for public offering and sale may make a market in such series of Offered Bonds, but such Underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or trading market for, any Offered Bonds.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Underwriters engage in (or in the future may engage in) transactions with, and perform services for, the Company or its affiliates in the ordinary course of business. Morgan Stanley & Co.

Incorporated represents Synergy in connection with the pending acquisition of Synergy by the Company described under "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus. National Westminster Bank P l c. is the parent of NatWest Capital Markets Limited and is serving as the managing agent for the short-term loan for the Synergy acquisition.

    NatWest Capital Markets Limited ("NatWest"), a United Kingdom broker-dealer and a member of the Securities Futures Authority Limited, has agreed that, as part of the distribution of the Offered Bonds and subject to certain exceptions, it will not offer or sell any Offered Bonds within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sale of the Offered Bonds offered hereby outside the United States.

    NatWest has further represented and agreed that (i) it has not offered or sold and will not offer or sell prior to the date six months after their date of issue any Offered Bonds to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Offered Bonds in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issued or pass on in the United Kingdom any document received by it in connection with the issue of the Offered Bonds to a person who is of the kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED JULY 28, 1995)
(TO PROSPECTUS DATED             , 1995)

                                1,200,000 SHARES
                      NORTHWESTERN PUBLIC SERVICE COMPANY
                         COMMON STOCK, $3.50 PAR VALUE
                                  ------------

ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. THE COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE. ON
        JULY  27, 1995, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK
        ON THE NEW                  YORK STOCK EXCHANGE WAS  $26
                                   PER SHARE.

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION PASSED  UPON  THE  ACCURACY  OF  ADEQUACY  OF  THIS
           PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                  RELATES.   ANY   REPRESENTATION   TO  THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                               PRICE $   A SHARE

                              -------------------

                                                                       UNDERWRITING
                                                  PRICE TO             DISCOUNTS AND            PROCEEDS
                                                   PUBLIC             COMMISSIONS (1)        TO COMPANY (2)
                                            ---------------------  ---------------------  ---------------------
PER SHARE.................................
TOTAL (3).................................            $                      $                      $

- ---------
       (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
       (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $700,000.
       (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 180,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS
            AND COMMISSIONS  AND PROCEEDS  TO COMPANY  WILL BE  $           ,  $
            AND $       , RESPECTIVELY. SEE "UNDERWRITING."

                              -------------------

    THE COMMON STOCK IS OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY
WINTHROP, STIMSON, PUTNAM & ROBERTS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE COMMON STOCK WILL BE MADE ON OR ABOUT AUGUST , 1995 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN NEW YORK FUNDS.

                              -------------------

MORGAN STANLEY & CO.                                    PAINEWEBBER INCORPORATED
       INCORPORATED

AUGUST   , 1995

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................................................        S-3
The Company................................................................................................        S-3
The Offering...............................................................................................        S-4
Summary Financial Information..............................................................................        S-5
Use of Proceeds............................................................................................        S-6
Supplemental Description of the Common Stock...............................................................        S-6
Underwriting...............................................................................................        S-6

                                                      PROSPECTUS

Available Information......................................................................................          1
Documents Incorporated by Reference........................................................................          1
The Company................................................................................................          2
Pending Acquisition of Synergy Group Incorporated..........................................................          5
Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information.........         10
The NWPS Trusts............................................................................................         19
Use of Proceeds............................................................................................         20
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends..........         20
Description of the Mortgage Bonds..........................................................................         20
Description of the Subordinated Debt Securities............................................................         32
Description of the Preferred Securities....................................................................         40
Description of the Guarantees..............................................................................         41
Description of the Common Stock............................................................................         43
Legal Opinions.............................................................................................         45
Experts....................................................................................................         46
Plan of Distribution.......................................................................................         46

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE CONSIDERED IN CONJUNCTION WITH, THE INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE.

                                  THE COMPANY

    The principal business of Northwestern Public Service Company (the "Company") is energy distribution. The Company is engaged in providing regulated electric and natural gas service in South Dakota and natural gas service in Nebraska. The Company serves approximately 54,900 electric customers and 75,000 gas customers representing a diverse mix of residential, commercial and industrial customers. In addition, the Company has investments in nonutility businesses and has recently contracted to acquire Synergy Group Incorporated ("Synergy"), a major propane distribution company. See "The Company" and "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus.

    The Company's electric business generates, transmits and distributes electricity to over 100 communities in eastern South Dakota. In 1994, 46% of the Company's total operating revenues were from the sale of electric energy. At December 31, 1994, the aggregate capacity of all Company-owned electric generating units was 309,000 kilowatts ("kw"), consisting of 202,000 kw from jointly-owned baseload plants and 107,000 kw from internal combustion turbine and diesel units used primarily for peaking purposes. All of the Company's baseload plants are fueled by coal. The Company has maintained competitive electric rates when compared to neighboring utilities and has a competitive electric baseload generating production cost, which includes fuel and plant operating expenses, of less than 1.5 CENTS per kilowatt hour.

    The Company's natural gas business purchases, transports and distributes natural gas to over 50 communities in eastern South Dakota and 4 communities in central Nebraska. In 1994, 40% of the Company's total operating revenues were from the sale of natural gas. The Company purchases gas supply from more than 20 domestic and Canadian suppliers and transports natural gas supply through five pipelines. Gas agreements provide for firm deliverable pipeline capacity of approximately 98,900 million british thermal units ("MMBTU") per day. To supplement firm gas supplies, the Company owns six propane-air plants and has contracts for underground natural gas storage services. Over the last five years the Company has expanded its gas distribution operations to serve 29 new communities in South Dakota.

    The Company's business strategy is summarized by three primary objectives:

    - To enhance the Company's competitive position in its energy distribution businesses;

    - To  expand  energy  sales  and  markets  with  value-added  services   for
      customers; and

    - To provide earnings and dividend growth and increased shareholder value through its energy distribution businesses and investment and acquisition activities.

By enhancing the competitive position of its core electric and gas distribution businesses and expanding its energy sales and markets, the Company believes it will position itself to be successful in the increasingly competitive electric and gas distribution businesses anticipated over the next several years. To supplement growth strategies in its electric and natural gas businesses, the Company also plans to seek new investment and acquisition opportunities that have demonstrable growth potential. The primary focus of these investment and acquisition activities is targeted in energy distribution businesses. The Company also plans to pursue opportunities in non-energy businesses that complement its existing operations and provide the capability to enhance shareholder value.

    In May 1995, the Company contracted to acquire Synergy, a retail propane distributor serving over 200,000 customers from 152 locations in 23 states in the eastern and south central regions of the U.S. See "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus. In accordance with its strategic plan, the Company believes that the Synergy propane distribution operations are complementary to the Company's electric and natural gas businesses. Propane is the nation's fourth largest energy source after electricity, natural gas and fuel oil. The acquisition price to be paid for Synergy is $137.5 million cash (subject to certain adjustments) and certain securities of the Company's acquisition subsidiary. The Company has entered into an agreement with a third party for the sale of certain Synergy properties which will reduce the cash portion of the acquisition price to approximately $100 million. The Company has executed a management agreement with Empire Gas Corporation ("Empire Gas") for the joint management of the properties after the acquisition. Empire Gas is the nation's eleventh largest retail propane distributor. Subsequent to the acquisition and expected third party sale, the Company's total assets will consist of approximately 65% electric and gas distribution, 25% propane distribution and 10% marketable securities and other diversified investments.

    The Company's principal executive offices are located at 33 Third Street S.E., Huron, South Dakota 57350. The Company's telephone number is (605) 352-8411.

                                  THE OFFERING

Common Shares offered..................  1,200,000 shares (1)
Common Shares to be outstanding after
the offering...........................  Approximately 8,877,232 shares (1)
Price Range (January 1, 1995 through
July 27, 1995).........................  $25-28 3/8
Current Indicated Annual Dividend......  $1.70 per share
Use of Proceeds........................  The  net proceeds will be  used to repay short-term debt to be incurred in connection with a portion of
                                         the financing for  the Company's  acquisition of  a
                                         propane distribution company.
NYSE Symbol............................  NPS

- ------------------------
(1) Does not include the Underwriters' option to purchase up to an aggregate of 180,000 additional shares.

                         SUMMARY FINANCIAL INFORMATION
            (in thousands, except percentages and per share amounts)

    The financial information presented below should be read in conjunction with the Company's historical financial statements and the notes thereto which are incorporated by reference herein and the pro forma financial statements and the notes thereto included in the accompanying Prospectus. The pro forma financial information contained in the right column, reflecting the pending acquisition of Synergy and related matters, was prepared solely to comply with Regulation S-X of the Securities and Exchange Commission. The pro forma financial information is based on the assumptions and adjustments set forth under "Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information" in the accompanying Prospectus.

                                                                                                                PRO FORMA (1)
                                                                                                           ------------------------
                                                                                                 THREE                      THREE
                                                                                                MONTHS                     MONTHS
                                                                   YEAR ENDED DECEMBER 31,       ENDED      YEAR ENDED      ENDED
                                                                 ----------------------------  MARCH 31,   DECEMBER 31,   MARCH 31,
                                                                   1992      1993      1994      1995          1994       1995 (2)
                                                                 --------  --------  --------  ---------   ------------   ---------
INCOME STATEMENT DATA
  Revenues.....................................................  $119,197  $153,257  $157,266   $50,754      $256,634      $82,612
  Operating income.............................................    24,809    27,246    30,368    12,882        37,985       20,088
  Net income...................................................    13,721    15,191    15,440     7,103        17,463       13,840
  Net income available for common stock........................    13,578    15,070    15,320     7,073        15,300       13,299
  Earnings per share...........................................      1.77      1.96      2.00      0.92          1.74         1.51
  Dividends paid per common share..............................      1.59      1.63      1.67     0.425          1.67        0.425
  Weighted average shares outstanding..........................     7,677     7,677     7,677     7,677         8,805        8,805

                                                                                                     AS OF MARCH 31, 1995
                                                                                              -----------------------------------
                                                                                                                   PRO
                                                                                               ACTUAL             FORMA
                                                                                              --------           --------
BALANCE SHEET DATA:
  Assets....................................................................................  $363,432           $487,435
                                                                                              --------           --------
                                                                                              --------           --------
  Capitalization Summary
    Long-term debt (including current maturities)...........................................  $129,888   51.6%   $181,592   50.7%
    Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (3)...     --      --        24,212    6.8
    Cumulative preferred stock (including portion to be redeemed within one year)...........     2,640    1.1       2,640    0.7
    Common Stock Equity
    Common stock............................................................................    26,870   --        31,179   --
    Additional paid-in capital..............................................................    29,923   --        56,398   --
    Retained earnings.......................................................................    59,183   --        59,183   --
    Unrealized gain on investments, net.....................................................     3,181   --         3,181   --
                                                                                              --------           --------
                                                                                              $119,157   47.3    $149,941   41.8
                                                                                              --------  ------   --------  ------
      Total.................................................................................  $251,685  100.0%   $358,385  100.0%
                                                                                              --------  ------   --------  ------
                                                                                              --------  ------   --------  ------

- ------------------------
(1) The pro forma financial information does not purport to present the financial position or results of operations of the Company had the acquisition of Synergy actually been completed as of the dates indicated. In addition, the pro forma financial information is not necessarily indicative of future results of operations.
(2) The results of operations of Synergy for the three months ended March 31, 1995 are not indicative of a full year's results of operations.
(3)  As described in  the accompanying  Prospectus, all  of the  assets of  NWPS
     Capital, the subsidiary trust, will be approximately $31 million of Subordinated Debt Securities of the Company which will bear interest at the rate of % per annum, assuming the issuance of 1.2 million Preferred Securities. Pro Forma amounts shown in the table reflect the portion of the estimated net proceeds of the offering of Preferred Securities to be used to fund the acquisition of Synergy.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Common Stock will be used to repay short-term debt incurred in connection with a portion of the financing obtained to fund the acquisition of Synergy, including certain transaction costs. See "Use of Proceeds" in the accompanying Prospectus.

                  SUPPLEMENTAL DESCRIPTION OF THE COMMON STOCK

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

    The  Common Stock of  the Company is  listed on the  New York Stock Exchange
(NYSE). The ticker symbol is "NPS", although it is frequently presented as "NowestPS" or "NWPS" in various financial publications. The following table sets forth, for the indicated periods, the price range of the Common Stock as reported on the NYSE Composite Tape. As of June 8, 1995, there were 7,999 record holders of the Company's Common Stock (7,677,232 Shares of Common Stock outstanding).

                                                              PRICE PER SHARE     CASH
                                                              ---------------   DIVIDENDS
                                                               HIGH      LOW    PER SHARE
                                                              -------    ----   ---------
1993
- -----------------------------------------------------------
  First Quarter............................................   $29 1/2    $26 1/4   $      .405
  Second Quarter...........................................   31 1/2     28 3/4          .405
  Third Quarter............................................   33 1/2     29 1/4          .405
  Fourth Quarter...........................................   32 1/2     28 1/2          .415
1994
- -----------------------------------------------------------
  First Quarter............................................   $29        $26             .415
  Second Quarter...........................................   29 5/8      26             .415
  Third Quarter............................................   29 3/8     27 1/2          .415
  Fourth Quarter...........................................   28 7/8     24 1/2          .425
1995
- -----------------------------------------------------------
  First Quarter............................................   27 3/8     25 1/4          .425
  Second Quarter...........................................   28 3/8      25             .425
  Third Quarter (through July 27, 1995)....................   26 1/4     25 1/4

    The last reported sale price of the Common Stock on July 27, 1995 was $26 per share.

    The Company has paid cash dividends on its Common Stock in each fiscal quarter since 1947. The payment of dividends in the future is subject to the Company's earnings and financial condition and such other factors as the Company's Board of Directors may deem relevant. In addition, certain covenants in the debt instruments of the Company's subsidiaries limit the amounts available for dividends. See "Description of the Common Stock" in the accompanying Prospectus.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the Underwriting Agreement), each of the Underwriters named below, for whom Morgan Stanley & Co. Incorporated and PaineWebber Incorporated are acting as representatives (the

"Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                                    NUMBER OF
NAME                                                                                  SHARES
- --------------------------------------------------------------------------------  --------------
Morgan Stanley & Co. Incorporated...............................................
PaineWebber Incorporated........................................................
                                                                                  --------------

    Total.......................................................................       1,200,000
                                                                                  --------------
                                                                                  --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Stock offered hereby are subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

    The Underwriters propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ per share of Common Stock. The Underwriters may allow, and such dealers may reallow, a concession of $ per share of Common Stock to certain other dealers.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 180,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock.

    The Company has agreed in the Underwriting Agreement not to directly or indirectly (1) offer, pledge, sell, contract or otherwise dispose of any Common Stock or any securities convertible into or exchangeable for Common Stock or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of Common Stock, whether any such transaction described in clause (1) or (2) is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, provided that the Company may during such 90 day period issue shares under its dividend reinvestment, customer stock purchase and other plans.

    Certain of the Underwriters engage in (or in the future may engage in) transactions with, and provide services for, the Company or its affiliates in the ordinary course of business. Morgan Stanley & Co. Incorporated represents Synergy in connection with the pending acquisition of Synergy by the Company described under "Pending Acquisition of Synergy Group Incorporated" included in the accompanying Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PRELIMINARY PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED JULY 28, 1995)

(TO PROSPECTUS DATED           , 1995)


                         1,200,000 PREFERRED SECURITIES

                            NWPS CAPITAL FINANCING I
                       % TRUST PREFERRED CAPITAL SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                      NORTHWESTERN PUBLIC SERVICE COMPANY
                                  ------------


    THE % TRUST PREFERRED CAPITAL SECURITIES (THE "PREFERRED SECURITIES") OFFERED HEREBY REPRESENT PREFERRED UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF NWPS CAPITAL FINANCING I, A STATUTORY BUSINESS TRUST FORMED UNDER THE LAWS OF THE STATE OF DELAWARE ("NWPS CAPITAL" OR THE "TRUST"). NORTHWESTERN PUBLIC SERVICE COMPANY, A DELAWARE CORPORATION (THE "COMPANY"), WILL DIRECTLY OR INDIRECTLY OWN ALL THE COMMON SECURITIES (THE "COMMON SECURITIES" AND, TOGETHER WITH THE PREFERRED SECURITIES, THE "TRUST SECURITIES") REPRESENTING UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF NWPS CAPITAL. NWPS CAPITAL EXISTS FOR THE SOLE PURPOSE OF ISSUING THE PREFERRED SECURITIES AND COMMON SECURITIES AND
INVESTING  THE  PROCEEDS  THEREOF  IN  AN  EQUIVALENT AMOUNT  OF        % JUNIOR
SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE            , 2025 ("SUBORDINATED
DEBT SECURITIES") OF THE COMPANY. UPON AN EVENT OF A DEFAULT UNDER THE DECLARATION (AS DEFINED HEREIN), THE HOLDERS OF PREFERRED SECURITIES WILL HAVE A PREFERENCE OVER THE HOLDERS OF THE COMMON SECURITIES WITH RESPECT TO PAYMENTS IN RESPECT OF DISTRIBUTIONS AND PAYMENTS UPON REDEMPTION, LIQUIDATION AND OTHERWISE.

                                                   (CONTINUED ON FOLLOWING PAGE)
                            ------------------------


SEE "RISK FACTORS" COMMENCING ON PAGE S-7 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD
  AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE
     PREFERRED SECURITIES MAY BE DEFERRED AND  THE RELATED UNITED  STATES
               FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

                               -----------------


THE PREFERRED SECURITIES HAVE BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE, SUBJECT TO OFFICIAL NOTICE OF ISSUANCE. TRADING OF THE PREFERRED
 SECURITIES ON THE NEW YORK STOCK EXCHANGE IS EXPECTED TO COMMENCE WITHIN A SEVEN-DAY PERIOD AFTER THE DATE OF THIS PROSPECTUS
                                                SUPPLEMENT. SEE "UNDERWRITING."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY  OR  ADEQUACY  OF THIS  PROSPECTUS  SUPPLEMENT  OR  THE
       PROSPECTUS  TO  WHICH IT   RELATES.  ANY REPRESENTATION  TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------


            PRICE $25 PER SECURITY AND ACCRUED DISTRIBUTIONS, IF ANY

                              -------------------


                                                                                   UNDERWRITING             PROCEEDS
                                                              PRICE TO             DISCOUNTS AND             TO NWPS
                                                             PUBLIC (1)           COMMISSION (2)         CAPITAL (3)(4)
                                                        ---------------------  ---------------------  ---------------------
PER PREFERRED SECURITY................................         $25.00                   (4)                  $25.00
TOTAL.................................................       $30,000,000                (4)                $30,000,000

- ---------
     (1)  PLUS ACCRUED DISTRIBUTIONS, IF ANY, FROM THE DATE OF INITIAL ISSUE.
     (2) NWPS CAPITAL AND THE COMPANY HAVE AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
     (3) BECAUSE THE PROCEEDS OF THE SALE OF THE PREFERRED SECURITIES WILL ULTIMATELY BE USED TO PURCHASE SUBORDINATED DEBT SECURITIES, THE COMPANY HAS AGREED, IN THE UNDERWRITING AGREEMENT, TO PAY TO THE
          UNDERWRITERS  AS COMPENSATION FOR THEIR SERVICES $       PER PREFERRED
          SECURITY (OR $      IN THE AGGREGATE); PROVIDED THAT SUCH COMPENSATION
          WILL BE $       PER PREFERRED  SECURITY SOLD TO CERTAIN  INSTITUTIONS.
          SEE "UNDERWRITING."
     (4) EXPENSES OF THE OFFERING, WHICH ARE PAYABLE BY THE COMPANY, ARE ESTIMATED TO BE $700,000.


                              -------------------


    THE PREFERRED SECURITIES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY WINTHROP, STIMSON, PUTNAM & ROBERTS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE PREFERRED SECURITIES WILL BE MADE ON OR ABOUT AUGUST , 1995 THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY TRUST COMPANY AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------


MORGAN STANLEY & CO.


       INCORPORATED


                    DEAN WITTER REYNOLDS INC.


                          NATWEST CAPITAL MARKETS LIMITED


                                       PAINEWEBBER INCORPORATED


                                                              PIPER JAFFRAY INC.


AUGUST   , 1995

(CONTINUED FROM PRIOR PAGE)


    HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED TO RECEIVE CUMULATIVE CASH DISTRIBUTIONS AT AN ANNUAL RATE OF % OF THE LIQUIDATION AMOUNT OF $25 PER PREFERRED SECURITY, ACCRUING FROM THE DATE OF ORIGINAL ISSUANCE AND PAYABLE QUARTERLY IN ARREARS ON MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31 OF EACH
YEAR,  COMMENCING                    ,  1995 ("DISTRIBUTIONS").  THE  PAYMENT OF
DISTRIBUTIONS OUT OF MONEYS HELD BY NWPS CAPITAL AND PAYMENTS ON LIQUIDATION OF NWPS CAPITAL OR THE REDEMPTION OF PREFERRED SECURITIES, AS SET FORTH BELOW, ARE GUARANTEED BY THE COMPANY (THE "GUARANTEE") TO THE EXTENT NWPS CAPITAL HAS FUNDS LEGALLY AVAILABLE THEREFOR AS DESCRIBED UNDER "DESCRIPTION OF THE GUARANTEES" IN THE ACCOMPANYING PROSPECTUS. THE OBLIGATIONS OF THE COMPANY UNDER THE GUARANTEE ARE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL OTHER LIABILITIES OF THE COMPANY AND PARI PASSU WITH THE MOST SENIOR PREFERRED STOCK ISSUED FROM TIME TO TIME BY THE COMPANY. THE OBLIGATIONS OF THE COMPANY UNDER THE SUBORDINATED DEBT SECURITIES ARE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL PRESENT AND FUTURE SENIOR INDEBTEDNESS (AS DEFINED HEREIN) OF THE COMPANY, WHICH AGGREGATED APPROXIMATELY $124 MILLION AT MARCH 31, 1995, AND RANK PARI PASSU WITH THE COMPANY'S OTHER GENERAL UNSECURED CREDITORS.



    THE DISTRIBUTION RATE AND THE DISTRIBUTION AND OTHER PAYMENT DATES FOR THE PREFERRED SECURITIES WILL CORRESPOND TO THE INTEREST RATE AND INTEREST AND OTHER PAYMENT DATES ON THE SUBORDINATED DEBT SECURITIES, WHICH WILL BE THE SOLE ASSETS OF NWPS CAPITAL. AS A RESULT, IF PRINCIPAL OR INTEREST IS NOT PAID ON THE SUBORDINATED DEBT SECURITIES, NO AMOUNTS WILL BE PAID ON THE PREFERRED SECURITIES. IF THE COMPANY DOES NOT MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE SUBORDINATED DEBT SECURITIES, NWPS CAPITAL WILL NOT HAVE SUFFICIENT FUNDS TO MAKE DISTRIBUTIONS ON THE PREFERRED SECURITIES, IN WHICH EVENT, THE GUARANTEE WILL NOT APPLY TO SUCH DISTRIBUTIONS UNTIL NWPS CAPITAL HAS SUFFICIENT FUNDS LEGALLY AVAILABLE THEREFOR.



    THE COMPANY HAS THE RIGHT TO DEFER PAYMENTS OF INTEREST ON THE SUBORDINATED DEBT SECURITIES BY EXTENDING THE INTEREST PAYMENT PERIOD ON THE SUBORDINATED DEBT SECURITIES AT ANY TIME FOR UP TO 20 CONSECUTIVE QUARTERS (EACH, AN "EXTENSION PERIOD"). IF INTEREST PAYMENTS ARE SO DEFERRED, DISTRIBUTIONS ON THE PREFERRED SECURITIES WILL ALSO BE DEFERRED. DURING AN EXTENSION PERIOD, DISTRIBUTIONS WILL CONTINUE TO ACCRUE WITH INTEREST THEREON (TO THE EXTENT PERMITTED BY APPLICABLE LAW) AT AN ANNUAL RATE OF % PER ANNUM, COMPOUNDED QUARTERLY. DURING ANY EXTENSION PERIOD, HOLDERS OF PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE DEFERRED INTEREST INCOME IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. THERE COULD BE MULTIPLE EXTENSION PERIODS OF VARYING LENGTHS THROUGHOUT THE TERM OF THE SUBORDINATED DEBT SECURITIES. SEE "DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES -- OPTION TO EXTEND INTEREST PAYMENT PERIOD." IF THE COMPANY EXERCISES THE RIGHT TO EXTEND AN INTEREST PAYMENT PERIOD, THE COMPANY SHALL NOT DURING SUCH EXTENSION PERIOD (A) DECLARE OR PAY DIVIDENDS ON, OR MAKE A DISTRIBUTION WITH RESPECT TO, OR REDEEM, PURCHASE OR ACQUIRE, OR MAKE A LIQUIDATION PAYMENT WITH RESPECT TO, ANY OF ITS CAPITAL STOCK AND (B) MAKE ANY PAYMENT OF INTEREST, PRINCIPAL OR PREMIUM, IF ANY, ON OR REPAY, REPURCHASE OR REDEEM ANY DEBT SECURITIES ISSUED BY THE COMPANY THAT RANK PARI PASSU WITH OR JUNIOR TO THE SUBORDINATED DEBT SECURITIES; PROVIDED, HOWEVER, THAT RESTRICTION
(A) ABOVE DOES NOT APPLY TO ANY STOCK DIVIDENDS PAID BY THE COMPANY WHERE THE DIVIDEND STOCK IS THE SAME AS THAT ON WHICH THE DIVIDEND IS BEING PAID. THE COMPANY HAS NO PRESENT INTENTION OF EXERCISING ITS RIGHT TO EXTEND AN INTEREST PAYMENT PERIOD. SEE "RISK FACTORS -- OPTION TO EXTEND INTEREST PAYMENT PERIOD" AND "UNITED STATES FEDERAL INCOME TAXATION -- ORIGINAL ISSUE DISCOUNT."



    THE  SUBORDINATED DEBT SECURITIES ARE REDEEMABLE BY THE COMPANY, IN WHOLE OR
IN PART, FROM TIME TO TIME, ON  OR AFTER              , 2000, OR AT ANY TIME  IN
CERTAIN CIRCUMSTANCES UPON THE OCCURRENCE OF A TAX EVENT (AS DEFINED HEREIN). IF THE COMPANY REDEEMS SUBORDINATED DEBT SECURITIES, NWPS CAPITAL MUST REDEEM TRUST SECURITIES HAVING AN AGGREGATE LIQUIDATION AMOUNT EQUAL TO THE AGGREGATE PRINCIPAL AMOUNT OF THE SUBORDINATED DEBT SECURITIES SO REDEEMED AT $25 PER SECURITY PLUS ACCRUED AND UNPAID DISTRIBUTIONS THEREON (THE "REDEMPTION PRICE") TO THE DATE FIXED FOR REDEMPTION. SEE "DESCRIPTION OF THE PREFERRED SECURITIES
- -- MANDATORY REDEMPTION." THE PREFERRED SECURITIES WILL BE REDEEMED UPON MATURITY OF THE SUBORDINATED DEBT SECURITIES. THE SUBORDINATED DEBT SECURITIES
MATURE ON            , 2025 BUT THE MATURITY DATE MAY BE EXTENDED ONLY ONCE, FOR
UP TO AN ADDITIONAL 19 YEARS AT THE OPTION OF THE COMPANY, PROVIDED CERTAIN CONDITIONS ARE MET. SEE "DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES -- OPTION TO EXTEND MATURITY DATE." IN ADDITION, UPON THE OCCURRENCE OF CERTAIN SPECIAL EVENTS (AS DEFINED HEREIN) ARISING FROM A CHANGE IN LAW OR A CHANGE IN LEGAL INTERPRETATION, UNLESS THE SUBORDINATED DEBT SECURITIES ARE REDEEMED IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN, NWPS CAPITAL SHALL BE DISSOLVED, WITH THE RESULT THAT THE SUBORDINATED DEBT SECURITIES WILL BE DISTRIBUTED TO THE HOLDERS OF THE PREFERRED SECURITIES, ON A PRO RATA BASIS, IN LIEU OF ANY CASH DISTRIBUTION. SEE "DESCRIPTION OF THE PREFERRED SECURITIES --SPECIAL EVENT REDEMPTION OR DISTRIBUTION." IN CERTAIN CIRCUMSTANCES, THE COMPANY WILL HAVE THE RIGHT TO REDEEM THE SUBORDINATED DEBT SECURITIES, WHICH WOULD RESULT IN THE REDEMPTION BY NWPS CAPITAL OF TRUST SECURITIES IN THE SAME AMOUNT ON A PRO RATA BASIS. IF THE SUBORDINATED DEBT SECURITIES ARE DISTRIBUTED TO THE HOLDERS OF THE PREFERRED SECURITIES, THE COMPANY WILL USE ITS BEST EFFORTS TO HAVE THE SUBORDINATED DEBT SECURITIES LISTED ON THE NEW YORK STOCK EXCHANGE OR ON SUCH OTHER EXCHANGE AS THE PREFERRED SECURITIES ARE THEN LISTED. SEE "DESCRIPTION OF
THE  PREFERRED  SECURITIES  --  TAX   EVENT  REDEMPTION  OR  DISTRIBUTION"   AND
"DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES."


    IN THE EVENT OF THE INVOLUNTARY OR VOLUNTARY DISSOLUTION, WINDING UP OR TERMINATION OF NWPS CAPITAL, THE HOLDERS OF THE PREFERRED SECURITIES WILL BE ENTITLED TO RECEIVE FOR EACH PREFERRED SECURITY A LIQUIDATION AMOUNT OF $25 PLUS ACCRUED AND UNPAID DISTRIBUTIONS THEREON (INCLUDING INTEREST THEREON) TO THE DATE OF PAYMENT, UNLESS, IN CONNECTION WITH SUCH DISSOLUTION, THE SUBORDINATED DEBT SECURITIES ARE DISTRIBUTED TO THE HOLDERS OF THE PREFERRED SECURITIES. SEE "DESCRIPTION OF THE PREFERRED SECURITIES -- LIQUIDATION DISTRIBUTION UPON DISSOLUTION."

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, IN
CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, NWPS CAPITAL OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.


                              -------------------


                               TABLE OF CONTENTS



                                                                                                                    PAGE
                                                   PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...................................................................................        S-4
The Company.....................................................................................................        S-4
Summary Financial Information...................................................................................        S-6
Risk Factors....................................................................................................        S-7
NWPS Capital Financing I........................................................................................       S-10
Use of Proceeds.................................................................................................       S-11
Accounting Treatment............................................................................................       S-11
Description of the Preferred Securities.........................................................................       S-11
Description of the Subordinated Debt Securites..................................................................       S-22
Effect of Obligations Under the Subordinated Debt Securities and the Guarantee..................................       S-28
United States Federal Income Taxation...........................................................................       S-29
Underwriting....................................................................................................       S-32
Legal Matters...................................................................................................       S-33
                                                        PROSPECTUS
Available Information...........................................................................................          1
Documents Incorporated by Reference.............................................................................          1
The Company.....................................................................................................          2
Pending Acquisition of Synergy Group Incorporated...............................................................          5
Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information..............         10
The NWPS Trusts.................................................................................................         19
Use of Proceeds.................................................................................................         20
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends...............         20
Description of the Mortgage Bonds...............................................................................         20
Description of the Subordinated Debt Securities.................................................................         32
Description of the Preferred Securities.........................................................................         40
Description of the Guarantees...................................................................................         41
Description of the Common Stock.................................................................................         43
Legal Opinions..................................................................................................         45
Experts.........................................................................................................         46
Plan of Distribution............................................................................................         46



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE CONSIDERED IN CONJUNCTION WITH, THE INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE.


                                  THE COMPANY


    The principal business of Northwestern Public Service Company (the "Company") is energy distribution. The Company is engaged in providing regulated electric and natural gas service in South Dakota and natural gas service in Nebraska. The Company serves approximately 54,900 electric customers and 75,000 gas customers representing a diverse mix of residential, commercial and industrial customers. In addition, the Company has investments in nonutility businesses and has recently contracted to acquire Synergy Group Incorporated ("Synergy"), a major propane distribution company. See "The Company" and "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus.



    The Company's electric business generates, transmits and distributes electricity to over 100 communities in eastern South Dakota. In 1994, 46% of the Company's total operating revenues were from the sale of electric energy. At December 31, 1994, the aggregate capacity of all Company-owned electric generating units was 309,000 kilowatts ("kw"), consisting of 202,000 kw from jointly-owned baseload plants and 107,000 kw from internal combustion turbine and diesel units used primarily for peaking purposes. All of the Company's baseload plants are fueled by coal. The Company has maintained competitive electric rates when compared to neighboring utilities and has a competitive electric baseload generating production cost, which includes fuel and plant operating expenses, of less than 1.5 CENTS per kilowatt hour.



    The Company's natural gas business purchases, transports and distributes natural gas to over 50 communities in eastern South Dakota and 4 communities in central Nebraska. In 1994, 40% of the Company's total operating revenues were from the sale of natural gas. The Company purchases gas supply from more than 20 domestic and Canadian suppliers and transports natural gas supply through five pipelines. Gas agreements provide for firm deliverable pipeline capacity of approximately 98,900 million british thermal units ("MMBTU") per day. To supplement firm gas supplies, the Company owns six propane-air plants and has contracts for underground natural gas storage services. Over the last five years the Company has expanded its gas distribution operations to serve 29 new communities in South Dakota.


    The Company's business strategy is summarized by three primary objectives:


    - To enhance the Company's competitive position in its energy distribution businesses;



    - To  expand  energy  sales  and  markets  with  value-added  services   for
      customers; and



    - To provide earnings and dividend growth and increased shareholder value through its energy distribution businesses and investment and acquisition activities.



By enhancing the competitive position of its core electric and gas distribution businesses and expanding its energy sales and markets, the Company believes it will position itself to be successful in the increasingly competitive electric and gas distribution businesses anticipated over the next several years. To supplement growth strategies in its electric and natural gas businesses, the Company also plans to seek new investment and acquisition opportunities that have demonstrable growth potential. The primary focus of these investment and acquisition activities is targeted in energy distribution businesses. The Company also plans to pursue opportunities in non-energy businesses that complement its existing operations and provide the capability to enhance shareholder value.



    In May 1995, the Company contracted to acquire Synergy, a retail propane distributor serving over 200,000 customers from 152 locations in 23 states in the eastern and south central regions of the U.S. See "Pending Acquisition of Synergy Group Incorporated" in the accompanying Prospectus. In accordance with its strategic plan, the Company believes that the Synergy propane distribution operations are complementary to the Company's electric and natural gas businesses. Propane is the nation's fourth largest energy source after electricity, natural gas and fuel oil. The acquisition price to be paid for Synergy is $137.5 million cash (subject to certain adjustments) and certain securities of the Company's acquisition subsidiary. The Company has entered into an agreement with a third party for the sale of certain Synergy properties which will reduce the cash portion of the acquisition price to approximately $100 million. The Company has executed a management agreement with Empire Gas Corporation ("Empire Gas") for the joint management of the properties after the acquisition. Empire Gas is the nation's eleventh largest retail propane distributor. Subsequent to the acquisition and expected third party sale, the Company's total assets will consist of approximately 65% electric and gas distribution, 25% propane distribution and 10% marketable securities and other diversified investments.



    The Company's principal executive offices are located at 33 Third Street S.E., Huron, South Dakota 57350. The Company's telephone number is (605) 352-8411.

                         SUMMARY FINANCIAL INFORMATION
            (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)


    The financial information presented below should be read in conjunction with the Company's historical financial statements and the notes thereto which are incorporated by reference herein and the pro forma financial statements and the notes thereto included in the accompanying Prospectus. The pro forma financial information contained in the right column, reflecting the pending acquisition of Synergy and related matters, was prepared solely to comply with Regulation S-X of the Securities and Exchange Commission. The pro forma financial information is based on the assumptions and adjustments set forth under "Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information" in the accompanying Prospectus.



                                                                                                PRO FORMA (1)
                                                                                          -------------------------
                                                                                THREE                      THREE
                                             YEAR ENDED DECEMBER 31,           MONTHS      YEAR ENDED     MONTHS
                                      -------------------------------------  ENDED MARCH  DECEMBER 31,  ENDED MARCH
                                         1992         1993         1994       31, 1995        1994      31, 1995(2)
                                      -----------  -----------  -----------  -----------  ------------  -----------
INCOME STATEMENT DATA:
  Revenues..........................  $   119,197  $   153,257  $   157,266   $  50,754    $  256,634    $  82,612
  Operating income..................       24,809       27,246       30,368      12,882        37,985       20,088
  Net income........................       13,721       15,191       15,440       7,103        17,463       13,840
  Net income available for common
   stock............................       13,578       15,070       15,320       7,073        15,300       13,299
  Earnings per share................         1.77         1.96         2.00        0.92          1.74         1.51
  Dividends paid per common share...         1.59         1.63         1.67       0.425          1.67        0.425
  Weighted average shares
   outstanding......................        7,677        7,677        7,677       7,677         8,805        8,805



                                                                                   AS OF MARCH 31, 1995
                                                                    --------------------------------------------------
                                                                      ACTUAL                   PRO FORMA
                                                                    -----------               -----------
BALANCE SHEET DATA:
  Assets..........................................................  $   363,432               $   487,435
                                                                    -----------               -----------
                                                                    -----------               -----------
  Capitalization Summary
    Long-term debt (including current maturities).................  $   129,888       51.6%   $   181,592       50.7%
    Company-Obligated Mandatory Redeemable Preferred Securities of
     Subsidiary Trust (3).........................................      --           --            24,212        6.8
    Cumulative preferred stock (including portion to be redeemed
     within one year).............................................        2,640        1.1          2,640        0.7
    Common Stock Equity
    Common stock..................................................       26,870      --            31,179      --
    Additional paid-in capital....................................       29,923      --            56,398      --
    Retained earnings.............................................       59,183      --            59,183      --
    Unrealized gain on investments, net...........................        3,181      --             3,181      --
                                                                    -----------               -----------
                                                                    $   119,157       47.3    $   149,941       41.8
                                                                    -----------      -----    -----------      -----
      Total.......................................................  $   251,685      100.0%   $   358,385      100.0%
                                                                    -----------      -----    -----------      -----
                                                                    -----------      -----    -----------      -----

- ------------------------
(1) The pro forma financial information does not purport to present the financial position or results of operations of the Company had the acquisition of Synergy actually been completed as of the dates indicated. In addition, the pro forma financial information is not necessarily indicative of future results of operations.
(2) The results of operations of Synergy for the three months ended March 31, 1995 are not indicative of a full year's results of operations.
(3) As described herein, all of the assets of NWPS Capital, the subsidiary trust, will be approximately $31 million of Subordinated Debt Securities of the Company which will bear interest at the rate of % per annum, assuming the issuance of 1.2 million Preferred Securities. Pro Forma amounts shown in the table reflect the portion of the estimated net proceeds of the offering of the Preferred Securities to be used to fund the acquisition of Synergy.

    The following information concerning the Company, NWPS Capital, the Preferred Securities, the Guarantee and the Subordinated Debt Securities supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement have the same meanings as in the accompanying Prospectus.

                                  RISK FACTORS

    Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED DEBT SECURITIES


    The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred stock issued from time to time by the Company. The obligations of the Company under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and pari passu with obligations to or rights of the Company's other general unsecured creditors. As of March 31, 1995, Senior Indebtedness aggregated approximately $124 million. There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Guarantees -- Status of the Guarantees" and "Description of the Subordinated Debt Securities -- Subordination" in the accompanying Prospectus, and "Description of the Subordinated Debt Securities -- Subordination" herein.


RIGHTS UNDER THE GUARANTEE


    The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.



    The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by NWPS Capital, to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of NWPS Capital (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or redemption of all the Preferred Securities upon the maturity or redemption of the Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent NWPS Capital has funds legally available therefor and (b) the amount of assets of NWPS Capital remaining available for distribution to holders of the Preferred Securities in liquidation of NWPS Capital. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may, after such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against NWPS Capital, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Subordinated Debt Securities, NWPS Capital would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Property Trustee of its rights as registered holder of the Subordinated Debt Securities against the Company pursuant to the terms of the Subordinated Debt Securities and may also vote to appoint a Special Regular Trustee who shall have the same rights, powers and privileges as the Regular Trustees. See "Description of the Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Subordinated Debt Securities Indenture.


ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES


    If (i) NWPS Capital fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods or (ii) a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would be entitled, by majority vote, to appoint a Special Regular Trustee, who shall have the same rights, powers and privileges as the other Regular Trustees. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to: (i) direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration; (ii) waive any past default; or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable; provided, however, that where a consent under the Indenture requires the consent of all holders of the Subordinated Debt Securities affected thereby, the Property Trustee may only give such consent at the direction of all holders of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, to the fullest extent permitted by law, a holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. If the Company exercises its right to defer payments of interest on the Subordinated Debt Securities (See "Option to Extend Interest Payment Period" below), appointment of a Special Regular Trustee would be the only right of the holders of the Preferred Securities if NWPS Capital fails to pay distributions in full on the Preferred Securities for six consecutive quarters until expiration of the extended interest payment period (20 consecutive quarters).


OPTION TO EXTEND INTEREST PAYMENT PERIOD


    The Company has the right under the Indenture (as such term is defined in "Description of Subordinated Debt Securities" herein), to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by NWPS Capital during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters (each, an "Extension Period"). In the event that the Company exercises this right to defer interest payments, then during such Extension Period (a) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that restriction (a) above does not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period."


    Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue interest income (as original issue discount) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from NWPS Capital related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which original issue discount accrues but with respect to which there is no right to defer interest payments. See "United States Federal Income Taxation -- Original Issue Discount."


SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    Upon the occurrence of a Special Event (as defined herein), NWPS Capital shall be dissolved, except in the limited circumstance described below, with the result that the Subordinated Debt Securities will be distributed to the holders of the Trust Securities in connection with the liquidation of NWPS Capital. In certain circumstances, the Company shall have the right to redeem the Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Subordinated Debt Securities by NWPS Capital, in which event NWPS Capital will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed by the Company. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

    Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of NWPS Capital would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event (as defined herein), however, a dissolution of NWPS Capital in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Subordinated Debt Securities or Cash Upon Liquidation of NWPS Capital."

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of NWPS Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of NWPS Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debt Securities -- General."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, NWPS Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "Sales of Preferred Securities."

                            NWPS CAPITAL FINANCING I


    NWPS Capital is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of June 19, 1995, executed by the Company, as sponsor (the "Sponsor"), and the trustees of NWPS Capital (the "NWPS Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on June 19, 1995. The declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of NWPS Capital. NWPS Capital exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.



    Pursuant to the Declaration, the number of NWPS Trustees will initially be three. Two of the NWPS Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with the Company. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with the Company, which trustee will serve as property trustee under the Declaration and as indenture trustee for the purposes of the Trust Indenture Act (the "Property Trustee"). Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Property Trustee unless removed or replaced by the holder of the Common Securities. Wilmington Trust Company will also act as indenture trustee under the Guarantee (the "Guarantee Trustee"). See "Description of the Guarantees" in the accompanying Prospectus. In certain circumstances, the holders of a majority in aggregate liquidation amount of the Preferred Securities will be entitled to appoint one Regular Trustee (a "Special Regular Trustee"), who need not be an officer or employee of or otherwise affiliated with the Company. See "Description of the Preferred Securities -- Voting Rights."


    The Property Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers, and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. Subject to the right of the holders of the Preferred Securities to appoint a Special Regular Trustee, the Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any NWPS Trustee and to increase or decrease the number of NWPS Trustees; provided that, (i) the number of NWPS Trustees shall be at least three and (ii) a majority shall be Regular Trustees. The Company will pay all fees and expenses related to NWPS Capital and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities -- Miscellaneous."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Business Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."


                                USE OF PROCEEDS



    The net proceeds from the sale of approximately 1,000,000 Preferred Securities (approximately $24,212,000) will be applied to fund the acquisition of Synergy, including certain transaction expenses. The additional net proceeds from the sale of the Preferred Securities will be applied to repay short-term debt of the Company. See "Use of Proceeds" in the accompanying Prospectus.


                              ACCOUNTING TREATMENT


    The financial statements of NWPS Capital will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust. All of the assets of NWPS Capital will be approximately $31 million of Subordinated Debt Securities of the Company which will bear interest at a rate
of     % per annum, assuming the issuance of 1.2 million Preferred Securities.


                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, the Wilmington Trust Company, will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration, the Business Trust Act and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Business Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees to issue on behalf of NWPS Capital the Trust Securities, which represent undivided beneficial interests in the assets of NWPS Capital. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by NWPS Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by NWPS Capital. Pursuant to the Declaration, the

Property Trustee will own the Subordinated Debt Securities purchased by NWPS Capital for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by NWPS Capital, and payments upon redemption of the Preferred Securities or liquidation of NWPS Capital, are guaranteed by the Company to the extent described under "Description of the Guarantees" in the accompanying Prospectus. The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when NWPS Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to appoint a Special Regular Trustee and to direct the Property Trustee to enforce the Property Trustee's rights under the Subordinated Debt Securities. See "Description of the Preferred Securities -- Voting Rights."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of % of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of % thereof, compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


    Distributions on the  Preferred Securities will  be cumulative, will  accrue
from           , 1995, the date of initial issuance thereof, and will be payable quarterly  in arrears on March 31, June 30, September 30 and December 31 of each
year, commencing            , 1995, when, as and if available and determined  to
be so payable by the Property Trustee, except as otherwise described below.



    The Company has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities, which right, if exercised, would defer quarterly distributions on the Preferred Securities (but such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that the Company exercises this right, then during such Extension Period (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, the foregoing restriction (a) does not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of NWPS Capital on the record date next following the termination of such deferral period.


    Distributions on the Preferred Securities must be paid on the dates payable to the extent that NWPS Capital has funds legally available for the payment of such distributions in the Property Account. NWPS Capital's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Subordinated Debt Securities. See

"Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by NWPS Capital is guaranteed by the Company to the extent set forth under "Description of the Guarantees" in the accompanying Prospectus.

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of NWPS Capital on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York (in the state of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION


    The  Subordinated Debt Securities will mature on          , 2025, unless the
maturity date is extended at the option of the Company (provided certain conditions are met), and may be redeemed, in whole or in part, at any time on or
after              ,  2000, or  at any  time in  certain circumstances  upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided that, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debt Securities -- Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book-Entry Only Issuance -- the Depository Trust Company" below.


SPECIAL EVENT REDEMPTION OR DISTRIBUTION


    "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of the issuance of the Preferred Securities), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or effective, or which interpretation or pronouncement is issued or announced, or which action is taken, in each case on or after the date of the issuance of the Preferred Securities, there is more than an insubstantial risk that (i) NWPS Capital is, or will be within 90 days after the date thereof, subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to NWPS
Capital on the Subordinated Debt Securities is not, or will not be within 90 days after the date thereof, in whole or in part, deductible by the Company for United States federal income tax purposes or (iii) NWPS Capital is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.



    "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of the issuance of the Preferred Securities. In case of any uncertainty regarding an Investment Company Event, the good faith determination of the Regular Trustees, based on the advice of counsel, shall be conclusive.


    If, at any time, a Tax Event or an Investment Company Event (each, a "Special Event") shall occur and be continuing, NWPS Capital shall, except in the limited circumstances described below, be dissolved with the result that, after satisfaction of liabilities to creditors of the Trust, Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in NWPS Capital on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Debt Securities; and provided, further, that, if at the time there is available to NWPS Capital the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other reasonable measure that will have no adverse effect on NWPS Capital, the Company or the holders of the Trust Securities, NWPS Capital will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, after receipt of a Dissolution Tax Opinion by the Regular Trustees (i) the Company has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes even if the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in NWPS Capital as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to NWPS Capital, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed shall be redeemed by NWPS Capital at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to the Company or NWPS Capital the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure which has no adverse effect on NWPS Capital, the Company or the holders of the Trust Securities, the Company or NWPS Capital will pursue such measure in lieu of redemption.

    If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Subordinated Debt Securities upon dissolution of NWPS Capital, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of NWPS Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of NWPS Capital were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    NWPS Capital may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If NWPS Capital gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, then NWPS Capital will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by NWPS Capital, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of NWPS Capital (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of NWPS Capital, after satisfaction of liabilities to creditors of the Trust, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Securities.

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because NWPS Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by NWPS Capital on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, NWPS Capital shall terminate (i) on           ,
2050, the expiration of the term of NWPS Capital, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to NWPS Capital, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Debt Securities upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or NWPS Capital, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable. The Company and NWPS Capital are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Business Trust Act, the Trust Indenture Act and under "Description of the Guarantees -- Amendments and Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    If (i) NWPS Capital fails to pay distributions in full on the Preferred Securities for six (6) consecutive quarterly distribution periods or (ii) a Declaration Event of Default occurs and is continuing (each an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of a majority in liquidation amount of the Preferred Securities to appoint a Special Regular Trustee. If the Company exercises its right to defer payments of interest on the Subordinated Debt Securities (See "Option to Extend Interest Payment Period" below), appointment of a Special
Regular Trustee would be the only right of the holders of the Preferred Securities if NWPS Capital fails to pay distributions in full on the Preferred Securities for six consecutive quarters until expiration of the extended interest payment period (20 consecutive quarters). For purposes of determining whether NWPS Capital has failed to pay distributions in full for six (6) consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holder of Preferred Securities (other than the Company or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Regular Trustee. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees shall convene a meeting of the holders of Preferred Securities for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Regular Trustee so appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events cease to be continuing. Notwithstanding the appointment of any such Special Regular Trustee, the Company shall retain all rights under the Indenture, including the right to defer payments of interest by extending the interest payment period as provided under "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default and, consequently, no Declaration Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.



    Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Subordinated Debt Securities, to exercise the remedies available under the Indenture with respect to the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Base Indenture (as defined herein), or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable; provided, however, that, where a consent under the Indenture would require the consent of all holders of the Subordinated Debt Securities, no such consent shall be given by the Property Trustee without the prior direction of all holders of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, to the fullest extent permitted by law, a record holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, NWPS Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.


    In the event the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of all holders of the Subordinated Debt Securities, the Property Trustee may only give such consent at the direction of all holders of the Trust Securities. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax NWPS Capital will not be classified as other than a grantor trust.


    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for NWPS Capital to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

    Except in the limited circumstances described above, in connection with the appointment of a Special Regular Trustee, holders of the Preferred Securities will have no rights to appoint or remove the NWPS Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of NWPS Capital other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities affected thereby; provided that, the rights of holders of Preferred Securities to appoint a Special Regular Trustee shall not be amended without the consent of each holder of Preferred Securities; provided further that, if any amendment or proposal referred to in clause (i) above would materially adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Securities.


    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause NWPS Capital to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) affect the powers, rights, duties, obligations or immunities of the Property Trustee or the Delaware Trustee (unless such amendment is consented to by the Property Trustee or the Delaware Trustee, as the case may be), or (iii) cause NWPS Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.


MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    NWPS Capital may not consolidate, amalgamate, merge or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. NWPS Capital may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware Trustee or the Property Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State, provided that (i) such successor entity either (x) expressly assumes all of the obligations of NWPS Capital under the Trust Securities or (y) substitutes for the Preferred Securities other securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities or any Successor Securities to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any Successor Securities in any material respect under the documents governing the Trust Securities or the Successor Securities (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of NWPS Capital, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to NWPS Capital experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any Successor
Securities in any material respect under the documents governing the Trust Securities or the Successor Securities (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither NWPS Capital nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, NWPS Capital shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause NWPS Capital or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

    There are no provisions which afford the holders of the Preferred Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. There are also no provisions which require the repurchase of the Preferred Securities upon a change in control of the Company.


BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY


    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC or a custodian thereof.


    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants").

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance   of  notices   and  other   communications  by   DTC  to  Direct
Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to NWPS Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and NWPS Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in NWPS Capital.


    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, NWPS Capital or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of NWPS Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.


    Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to NWPS Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.


    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and NWPS Capital believe to be reliable, but neither the Company nor NWPS Capital takes responsibility for the accuracy thereof.


INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

    Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

    The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of NWPS Capital, but upon payment (with the giving of such indemnity as NWPS Capital or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

    NWPS Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate NWPS Capital in such a way so that NWPS Capital will not be (i) required to register as an "investment company" under the 1940 Act or (ii) characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of NWPS Capital or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

    Holders of the Preferred Securities have no preemptive rights.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

    Set forth below is a description of the specific terms of the Subordinated Debt Securities in which NWPS Capital will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Debt
Securities Indenture, dated  as of               , 1995  (the "Base  Indenture")
between the Company and The Chase Manhattan Bank (N.A.), as Trustee (the "Indenture Trustee"), as supplemented by a First Supplemental Indenture, dated
as  of            , 1995 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

    Under certain circumstances involving the dissolution of NWPS Capital following the occurrence of a Special Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of NWPS Capital. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

    If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL


    The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to approximately $31 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities (the "Company Payment").



    The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as hereinafter defined) and Additional
Interest (as hereinafter defined), if any, on             , 2025 subject to  the
election   of  the  Company  to  extend  the  scheduled  maturity  date  of  the
Subordinated Debt Securities to a date  not later than             , 2044  which
election is subject to the Company's satisfying certain conditions. See " -- Option to Extend Maturity."


    If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in NWPS Capital, such Subordinated Debt Securities will initially be issued as a Global Security. As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security (as defined below). See "Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in Brooklyn, New York; provided that, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

SUBORDINATION

    The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption and sinking fund payments), premium, if any, or interest on the Subordinated Debt Securities may be made (i) if any Senior Indebtedness of the Company is not paid when due, (ii) any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

    The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and

(B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor including, without limitation, in the case of the Company, all obligations under its New Mortgage and 1940 Indenture (each as defined in the accompanying Prospectus), (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities issued, to (a) any other NWPS Trust (as defined in the accompanying Prospectus), or a trustee of such trust, and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of Preferred Securities or other securities that rank pari passu with, or junior to, the Preferred
Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 1995, Senior Indebtedness of the Company aggregated approximately $124 million.

OPTIONAL REDEMPTION


    The Company shall have the right to redeem the Subordinated Debt Securities,
in whole or in part, from time to  time, on or after          , 2000, or at  any
time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or
Distribution," upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Subordinated Debt Securities in whole.


INTEREST


    Each Subordinated Debt Security shall bear interest at the rate of % per annum (the "Coupon Rate") from the original date of issuance until the principal becomes due and payable, and on any overdue principal and on any overdue installment of interest at the Coupon Rate, compounded quarterly, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each
year  (each, an "Interest Payment Date"),  commencing             , 1995, to the
person in whose name such Subordinated Debt Security is registered, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be any date at least one Business Day prior to the Interest Payment Date. It is anticipated that NWPS Capital will be the sole holder of the Subordinated Debt Securities.



    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated

Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND MATURITY DATE


    The  maturity date of the Subordinated Debt Securities is             , 2025
(the "Scheduled Maturity Date"). The Company, however, may, before the Scheduled Maturity Date, extend such maturity date no more than one time for up to an additional 19 years from the Scheduled Maturity Date; provided that (a) the Company is not in bankruptcy or otherwise insolvent, (b) the Company is not in default on any Subordinated Debt Securities issued to a NWPS Trust or to any trustee of such trust in connection with an issuance of Trust Securities by such NWPS Trust, (c) the Company has made timely payments on the Subordinated Debt Securities for the immediately preceding six quarters without deferrals, (d) NWPS Capital is not in arrears on payments of distributions on the Preferred Securities, (e) the Subordinated Debt Securities are rated Investment Grade by any one of Standard & Poor's Rating Group, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization, and (g) the final maturity of such Subordinated Debt Securities is not later than the 49th anniversary of the issuance of the Preferred Securities. Pursuant to the Declaration, the Regular Trustees are required to give notice of the Company's election to extend the Scheduled Maturity Date to the holders of the Preferred Securities.



ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES



    If (i) NWPS Capital fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods or (ii) a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would be entitled, by majority vote, to appoint a Special Regular Trustee, who shall have the same rights, powers and privileges as the other Regular Trustees. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to: (i) direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration; (ii) waive any past default; or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable; provided, however, that where a consent under the Indenture requires the consent of all holders of the Subordinated Debt Securities affected thereby, the Property Trustee may only give such consent at the direction of all holders of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, to the fullest extent permitted by law, a holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. If the Company exercises its right to defer payments of interest on the Subordinated Debt Securities (See "Option to Extend Interest Payment Period" below) appointment of a Special Regular Trustee would be the only right of the holders of the Preferred Securities if NWPS Capital fails to pay distributions in full on the Preferred Securities for six consecutive quarters until expiration of the extended interest payment period (20 consecutive quarters).


OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided that, during any such Extension Period, (a) the Company shall not declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debt Securities; provided, however, that, the foregoing restriction (a) does not apply to any stock dividends paid by the Company where the dividend stock is the same as that on which the dividend is paid.

    Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Property Trustee shall be the sole holder of the Subordinated Debt Securities, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debt Securities, the Company shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

    If at any time while the Property Trustee is the holder of the Subordinated Debt Securities, NWPS Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Subordinated Debt Securities such additional amounts as shall be required so that the net amounts received and retained by NWPS Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts NWPS Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default" and "Voting Rights."

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of NWPS Capital as a result of the occurrence of a Special

Event, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

    If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in NWPS Capital, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the Global Securities.

    None of the Company, NWPS Capital, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS


    The Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of NWPS Capital,
(iii) the retention of the NWPS Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.


                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of NWPS Capital is to issue the Trust Securities evidencing undivided beneficial interests in the assets of NWPS Capital, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

    As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay all costs and expenses of the Trust to the extent not satisfied out of the Trust's assets; and (iv) the Declaration further provides that the NWPS Trustees shall not cause or permit NWPS Capital to, among other things, engage in any activity that is not consistent with the purposes of NWPS Capital.

    Payments of distributions (to the extent funds therefor are legally available) and other payments due on the Preferred Securities (to the extent funds therefor are legally available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantees" in the accompanying Prospectus. If the Company does not make interest payments on the Subordinated Debt Securities purchased by NWPS Capital, it is expected that NWPS Capital will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full and unconditional guarantee from the time of its issuance but does not apply to any payment of distributions unless and until NWPS Capital has sufficient funds legally available for the payment of such distributions.


    If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may (i) appoint a Special Regular Trustee and (ii) direct the Property Trustee to enforce its rights under the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, to the fullest extent permitted by law, a holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may, after such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against NWPS Capital, the Guarantee Trustee, or any other person.

    The Company and NWPS Capital believe that the above mechanisms and obligations, taken together, are substantially equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of the Guarantees -- General" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons whose functional currency is other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

    In connection with the issuance of the Subordinated Debt Securities, Schiff Hardin & Waite, special tax counsel to the Company and NWPS Capital, will render its opinion generally to the effect that, although not entirely free from doubt, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Debt Securities held by NWPS Capital will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF NWPS CAPITAL

    In connection with the issuance of the Preferred Securities, Schiff Hardin & Waite, special tax counsel to the Company and NWPS Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, NWPS Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each holder will be required to include in its gross income any original issue discount ("OID") accrued with respect to its allocable share of those Subordinated Debt Securities.

ORIGINAL ISSUE DISCOUNT


    Because the Company has the option, under the terms of the Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all payments in respect of the Subordinated Debt
Securities will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debt Securities will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Subordinated Debt Securities in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the Extension Period on an economic accrual basis over the length of the extended interest period.

    Corporate holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

    Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF NWPS CAPITAL

    Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of NWPS Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of NWPS Capital would include the period during which the Preferred Securities were held by such holder.

    Under certain circumstances described herein (see "Description of the Preferred Securities -- Special Event Redemption or Distribution"), the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

    Under present United States federal income tax law: (i) payments by NWPS Capital or any of its paying agents to any holder of a Preferred Security that is a United States Alien Holder will not be subject to United States federal withholding tax; provided that (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c)
either (A) the beneficial owner of the Preferred Security certifies to NWPS Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to NWPS Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes NWPS Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will generally not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of a Preferred Security, except that a United States Alien Holder will be subject to United States income tax on any gain if such United States Alien Holder (a) is engaged in a trade or business in the United States and such gain is effectively connected to the conduct of such trade or business or (b) is an individual present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

INFORMATION REPORTING TO HOLDERS

    Subject to the qualifications discussed below, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

    NWPS Capital will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debt Securities that accrued during the year. NWPS Capital currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Underwriters have indicated to NWPS Capital that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to NWPS Capital. NWPS Capital, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than NWPS Capital.

BACKUP WITHHOLDING

    Payments made in respect of, and proceeds from the sale of, the Preferred Securities, or Subordinated Debentures distributed to Holders of Preferred Securities, may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE,

OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each of the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Dean Witter Reynolds Inc., NatWest Capital Markets Limited, PaineWebber Incorporated and Piper Jaffray Inc. are acting as representatives (the "Representatives") has severally agreed to purchase, and NWPS Capital has agreed to sell to each of the Underwriters, severally, the respective number of Preferred Securities set opposite its name below:



                                                                                NUMBER OF
                                                                                PREFERRED
UNDERWRITERS                                                                    SECURITIES
- --------------------------------------------------------------------------  ------------------
Morgan Stanley & Co. Incorporated.........................................
Dean Witter Reynolds Inc..................................................
NatWest Capital Markets Limited...........................................
PaineWebber Incorporated..................................................
Piper Jaffray Inc.........................................................
                                                                                 ----------

    Total.................................................................        1,200,000
                                                                                 ----------
                                                                                 ----------


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Preferred Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Underwriters propose to offer all or part of the Preferred Securities directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and all or part to certain securities
dealers at a price  that represents a concession  not in excess  of $        per
Preferred  Security. The Underwriters may allow, and such dealers may reallow, a
concession not in  excess of $         per Preferred Security  to certain  other
dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.


    Because the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay to the Underwriters as
compensation  for their services $     per Preferred Security (or $       in the
aggregate); provided  that such  compensation will  be  $         per  Preferred
Security sold to certain institutions.



    During a period of 90 days from the date of the Prospectus Supplement, neither NWPS Capital nor the Company will, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, pledge, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or any equity securities substantially similar to the Preferred Securities (except for any series of Subordinated Debt Securities and the Preferred Securities offered hereby) or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of Preferred Securities, whether any such transaction is to be settled by delivery of Preferred Securities or other securities, in cash or otherwise.

    Application has been made to list the Preferred Securities on the New York Stock Exchange. Listing will be contingent upon meeting the requirements of the New York Stock Exchange, including those relating to distribution. If listing is approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 7-day period after the date of this Prospectus Supplement. The Representatives have advised NWPS Capital that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.


    NWPS Capital and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.


    Certain of the Underwriters engage in (or in the future may engage in) transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business. Morgan Stanley & Co. Incorporated represents Synergy Group Incorporated in connection with the pending acquisition of Synergy by the Company described under "Pending Acquisition of Synergy Group Incorporated" included in the accompanying Prospectus. Piper Jaffray Inc. rendered financial advisory services to the Company in connection with the Company's evaluation of the Synergy acquisition. National Westminster Bank, P l
c. is the parent of NatWest Capital Markets Limited and is serving as the managing agent for the short-term loan for the Synergy acquisition.



    NatWest Capital Markets Limited ("NatWest"), a United Kingdom broker-dealer and a member of the Securities Futures Authority Limited, has agreed that, as part of the distribution of the Preferred Securities offered hereby and subject to certain exceptions, it will not offer or sell any Preferred Securities within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sale of the Preferred Securitites offered hereby outside the United States.



    NatWest has further represented and agreed that (i) it has not offered or sold and will not offer or sell any Preferred Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Preferred Securities in, from or otherwise involving the United Kingdom, and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Preferred Securities to a person who is of the kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.


                                 LEGAL MATTERS


    The validity of the Preferred Securities, the Subordinated Debt Securities, the Guarantee and certain matters relating thereto will be passed upon for the Company and NWPS Capital by Schiff Hardin & Waite, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and NWPS Capital.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION, ISSUED JULY 28, 1995)


                                  $200,000,000
                      NORTHWESTERN PUBLIC SERVICE COMPANY
                                 MORTGAGE BONDS
                          SUBORDINATED DEBT SECURITIES
                                  COMMON STOCK
                            NWPS CAPITAL FINANCING I
                           NWPS CAPITAL FINANCING II
                           NWPS CAPITAL FINANCING III
                              PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                      NORTHWESTERN PUBLIC SERVICE COMPANY
                               -----------------

    NORTHWESTERN PUBLIC SERVICE COMPANY, A DELAWARE CORPORATION (THE "COMPANY"), MAY OFFER FROM TIME TO TIME, TOGETHER OR SEPARATELY, (I) MORTGAGE BONDS
("MORTGAGE BONDS"); (II) SUBORDINATED DEBT SECURITIES ("SUBORDINATED DEBT SECURITIES"); AND (III) COMMON STOCK, PAR VALUE $3.50 PER SHARE ("COMMON STOCK").

    NWPS CAPITAL FINANCING I, NWPS CAPITAL FINANCING II AND NWPS CAPITAL FINANCING III (EACH, A "NWPS TRUST"), EACH A STATUTORY BUSINESS TRUST FORMED UNDER THE LAWS OF THE STATE OF DELAWARE, MAY OFFER, FROM TIME TO TIME, PREFERRED SECURITIES REPRESENTING UNDIVIDED BENEFICIAL INTERESTS IN THE ASSETS OF THE RESPECTIVE NWPS TRUSTS ("PREFERRED SECURITIES"). THE PAYMENT OF PERIODIC CASH DISTRIBUTIONS ("DISTRIBUTIONS") WITH RESPECT TO PREFERRED SECURITIES OF A PARTICULAR NWPS TRUST OUT OF MONEYS HELD BY THAT NWPS TRUST, AND PAYMENTS ON LIQUIDATION, REDEMPTION OR OTHERWISE WITH RESPECT TO SUCH PREFERRED SECURITIES, WILL BE GUARANTEED BY THE COMPANY TO THE EXTENT DESCRIBED HEREIN ("GUARANTEE"). SEE "DESCRIPTION OF THE GUARANTEES" BELOW. THE COMPANY'S OBLIGATIONS UNDER EACH GUARANTEE ARE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL OTHER LIABILITIES OF THE COMPANY AND RANK PARI PASSU WITH THE MOST SENIOR PREFERRED STOCK ISSUED FROM TIME TO TIME BY THE COMPANY. THE SUBORDINATED DEBT SECURITIES MAY BE ISSUED AND SOLD FROM TIME TO TIME IN ONE OR MORE SERIES BY THE COMPANY TO A NWPS TRUST, OR A TRUSTEE OF SUCH TRUST, IN CONNECTION WITH THE INVESTMENT OF THE PROCEEDS FROM THE OFFERING OF PREFERRED SECURITIES AND COMMON SECURITIES (AS DEFINED HEREIN) OF SUCH NWPS TRUST. THE SUBORDINATED DEBT SECURITIES PURCHASED BY A NWPS TRUST MAY BE SUBSEQUENTLY DISTRIBUTED PRO RATA TO HOLDERS OF PREFERRED SECURITIES AND COMMON SECURITIES IN CONNECTION WITH THE DISSOLUTION OF SUCH NWPS TRUST UPON THE OCCURRENCE OF CERTAIN EVENTS AS MAY BE DESCRIBED IN AN ACCOMPANYING PROSPECTUS SUPPLEMENT. THE SUBORDINATED DEBT SECURITIES WILL BE UNSECURED AND SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO CERTAIN OTHER INDEBTEDNESS OF THE COMPANY AS MAY BE DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

    THE MORTGAGE BONDS, SUBORDINATED DEBT SECURITIES AND COMMON STOCK OF THE COMPANY, AND THE PREFERRED SECURITIES OF ANY NWPS TRUST, ARE COLLECTIVELY REFERRED TO HEREIN AS THE "OFFERED SECURITIES."


    THE OFFERED SECURITIES MAY BE ISSUED IN ONE OR MORE SERIES OR ISSUANCES IN AN AMOUNT NOT TO EXCEED IN THE AGGREGATE $200,000,000, BASED ON THE INITIAL OFFERING PRICE, WITH THE AMOUNTS, PRICES AND TERMS TO BE DETERMINED AT OR PRIOR TO THE TIME OF SALE AND SET FORTH IN ONE OR MORE SUPPLEMENTS TO THIS PROSPECTUS (EACH, A "PROSPECTUS SUPPLEMENT").


                                                   (CONTINUED ON FOLLOWING PAGE)


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION OR  BY ANY  STATE SECURITIES  COMMISSION NOR  HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES  COMMISSION
      PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

    THE OFFERED SECURITIES WILL BE SOLD DIRECTLY, THROUGH AGENTS, UNDERWRITERS AND DEALERS, INCLUDING MORGAN STANLEY & CO. INCORPORATED, AS DESIGNATED FROM TIME TO TIME, OR THROUGH A COMBINATION OF SUCH METHODS. SEE "PLAN OF
DISTRIBUTION." THE NAMES OF SUCH AGENTS, UNDERWRITERS OR DEALERS AND ANY APPLICABLE COMMISSIONS OR DISCOUNTS WILL BE SET FORTH IN, OR MAY BE CALCULATED FROM, THE PROSPECTUS SUPPLEMENT. SEE "PLAN OF DISTRIBUTION" FOR A DESCRIPTION OF ANY INDEMNIFICATION ARRANGEMENTS BETWEEN THE COMPANY, EACH OF THE NWPS TRUSTS AND ANY UNDERWRITERS, DEALERS OR AGENTS.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                              MORGAN STANLEY & CO.
       INCORPORATED


          , 1995

(CONTINUED FROM PREVIOUS PAGE)



    CERTAIN SPECIFIC TERMS OF THE PARTICULAR OFFERED SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS BEING DELIVERED WILL BE SET FORTH IN AN ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING, WHERE APPLICABLE, THE INITIAL PUBLIC OFFERING PRICE OF THE OFFERED SECURITIES, THE NET PROCEEDS THEREOF TO THE COMPANY OR A NWPS TRUST, AS APPLICABLE, ANY LISTING OF SUCH OFFERED SECURITIES ON A SECURITIES EXCHANGE AND ANY OTHER SPECIAL TERMS. THE PROSPECTUS SUPPLEMENT WILL ALSO SET FORTH CERTAIN OTHER INFORMATION WITH REGARD TO OFFERED SECURITIES BEING OFFERED, INCLUDING WITHOUT LIMITATION, THE FOLLOWING: (I) IN THE CASE OF MORTGAGE BONDS, THE SERIES DESIGNATION, AGGREGATE PRINCIPAL AMOUNT, AUTHORIZED DENOMINATIONS, MATURITY, INTEREST RATE (WHICH MAY BE FIXED OR VARIABLE) OR METHOD OF CALCULATION OF INTEREST AND DATE OF PAYMENT OF ANY INTEREST, AND ANY EXCHANGE, CONVERSION, REDEMPTION, SINKING FUND, OR CREDIT ENHANCEMENT PROVISIONS AND OTHER SPECIAL TERMS OF EACH SERIES; (II) IN THE CASE OF SUBORDINATED DEBT SECURITIES, THE SPECIFIC DESIGNATION, AGGREGATE PRINCIPAL AMOUNT, AUTHORIZED DENOMINATION, MATURITY, INTEREST RATE (WHICH MAY BE FIXED OR VARIABLE) OR METHOD OF CALCULATION OF INTEREST, DATE OF PAYMENT OF ANY INTEREST, ANY PREMIUM, THE PLACE OR PLACES WHERE PRINCIPAL OF, PREMIUM, IF ANY, AND ANY INTEREST ON SUCH SUBORDINATED DEBT SECURITIES WILL BE PAYABLE, THE RIGHT OF THE COMPANY, IF ANY, TO DEFER PAYMENT OF INTEREST ON THE SUBORDINATED DEBT SECURITIES AND THE MAXIMUM LENGTH OF SUCH DEFERRAL PERIOD, ANY EXCHANGE, CONVERSION, REDEMPTION OR SINKING FUND PROVISIONS, AND ANY SECURITY, SUBORDINATION OR OTHER TERMS IN CONNECTION WITH THE OFFERING AND SALE OF THE SUBORDINATED DEBT SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS DELIVERED; (III) IN THE CASE OF COMMON STOCK, THE NUMBER OF SHARES AND THE TERMS OF OFFERING THEREOF; AND (IV) IN THE CASE OF PREFERRED SECURITIES, THE DESIGNATION, NUMBER OF SECURITIES, LIQUIDATION PREFERENCE PER SECURITY, DISTRIBUTION RATE (OR METHOD OF CALCULATION THEREOF), DATES ON WHICH DISTRIBUTIONS SHALL BE PAYABLE AND DATES FROM WHICH DISTRIBUTIONS SHALL ACCRUE, ANY VOTING RIGHTS, ANY EXCHANGE, CONVERSION, REDEMPTION OR SINKING FUND PROVISIONS, ANY OTHER RIGHTS, PREFERENCES, PRIVILEGES, LIMITATIONS OR RESTRICTIONS RELATING TO THE PREFERRED SECURITIES AND THE TERMS UPON WHICH THE PROCEEDS OF THE SALE OF THE PREFERRED SECURITIES SHALL BE USED TO PURCHASE A SPECIFIC SERIES OF SUBORDINATED DEBT SECURITIES OF THE COMPANY. IF SO SPECIFIED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, OFFERED SECURITIES MAY BE ISSUED IN WHOLE OR IN PART IN THE FORM OF ONE OR MORE TEMPORARY OR GLOBAL SECURITIES.



    THE PROSPECTUS SUPPLEMENT WILL ALSO CONTAIN INFORMATION, WHERE APPLICABLE, ABOUT CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE OFFERED SECURITIES COVERED BY THE PROSPECTUS SUPPLEMENT.

    For United Kingdom Purchasers: The Offered Securities may not be sold in the United Kingdom other than to persons whose ordinary business is to buy or sell securities, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Companies Act of
1985), and this Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 9(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemption) Order 1988, as amended.



                             AVAILABLE INFORMATION


    The Company and the NWPS Trusts have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


    The Company and Synergy Group Incorporated ("Synergy"), a corporation which the Company proposes to acquire (see "Pending Acquisition of Synergy Group Incorporated"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission, including proxy statements in the case of the Company, but not Synergy. Reports, proxy statements and other information filed by the Company and Synergy with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed. Information in this Prospectus concerning Synergy has been obtained from reports and other information filed by Synergy with the Commission.



    No separate financial statements of any of the NWPS Trusts have been included herein. The Company and the NWPS Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the common securities of the NWPS Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the NWPS Trusts is a newly organized special purpose entity, has no operating history and has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such NWPS Trust, investing the proceeds thereof in Subordinated Debt Securities issued by the Company and engaging in activities necessary or incidental thereto, and (iii) the obligations of each of the NWPS Trusts under the Trust Securities (as defined herein) are fully and unconditionally guaranteed by the Company to the extent that such NWPS Trust has funds legally available to meet such obligations. See "Description of the Subordinated Debt Securities" and "Description of the Guarantees."


                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

        (c) The Company's Current Report on Form 8-K filed May 26, 1995;



        (d) The Company's Current Report on Form 8-K filed June 21, 1995; and



        (e) The Company's Current Report on Form 8-K filed July 27, 1995.


    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, or in the Prospectus Supplement for the offering of the particular Offered Securities, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MS. ROGENE THADEN, TREASURER, NORTHWESTERN PUBLIC SERVICE COMPANY, 33 THIRD STREET S.E., HURON, SOUTH DAKOTA 57350-1318, TELEPHONE NUMBER 605-353-8320.

                                  THE COMPANY

    The Company's principal business is energy distribution. The Company is engaged as an electric and gas utility in generating, transmitting, distributing, and selling electric energy in eastern South Dakota, where it furnishes electric service to approximately 54,900 customers in more than 100 communities and adjacent rural areas and in purchasing, distributing, selling, and transporting natural gas to approximately 75,000 customers in four communities in Nebraska and 56 communities in eastern South Dakota. The Company, through its subsidiaries, is also engaged in certain nonutility operations as more fully discussed under the caption "Nonutility Operations" and has recently contracted to acquire Synergy Group Incorporated, a major propane distribution company. See "Pending Acquisition of Synergy Group Incorporated." The Company was incorporated under the laws of the State of Delaware in 1923 and has its principal office at 33 Third Street SE, Huron, South Dakota 57350-1318. Its telephone number is 605-352-8411.

ELECTRIC BUSINESS

    On a fully consolidated basis, 46% of the Company's 1994 operating revenues were from the sale of electric energy. All of the Company's electric revenues are derived from customers in South Dakota.


    By customer category, 33% of 1994 total electric sales were from residential sales, 50% were from commercial and industrial sales, 2% was from street lighting and sales to public authorities, and 15% were from sales for resale. The Company has relatively few large customers in its service territory.


    Sales for resale primarily include power pool sales to other utilities. Power pool sales fluctuate from year to year depending on a number of factors including the Company's availability of excess short-term generation and the ability to sell the excess power to other utilities in the power pool. The Company also sells power and energy at wholesale to certain municipalities for resale and to various governmental agencies.

    The Company shares in the ownership of the Big Stone Generating Plant ("Big Stone"), located near Big Stone City in northeastern South Dakota, the Coyote I Electric Generating Plant ("Coyote"), located near Beulah, North Dakota, and the Neal Electric Generating Unit #4 ("Neal"), located near Sioux City.

    At December 31, 1994, the aggregate net summer peaking capacity of all Company owned electric generating units was 309,480 kw, consisting of 105,711 kw from Big Stone (the Company's 23.4% share),

42,600 kw from Coyote (the Company's 10.0% share), 54,169 kw from Neal (the Company's 8.7% share), and 107,000 kw from internal combustion turbine units and small diesel units, used primarily for peaking purposes.

    The Company is a summer peaking utility. The 1994 peak demand of 229,922 kw occurred on July 18, 1994. Total system capability at the time of peak was 309,480 kw. The reserve margin for 1994 was 35%. The minimum reserve margin requirement as determined by the members of the Mid-Continent Area Power Pool, of which the Company is a member, is 15%.

    The Company has an integrated resource plan to identify how to meet the energy needs of its customers. The plan includes estimates of customer usage and programs to provide for economic, reliable, and timely supplies of energy. The plan does not anticipate the need for additional baseload generating capacity for the Company for at least the next 10 years.

    All of the Company's baseload plants are fueled by coal. The Company has maintained competitive electric rates when compared to neighboring utilities and has a competitive electric baseload generating production cost, which includes fuel and plant operating expenses, of less than 1.5 CENTS per kilowatt hour. Lignite and sub-bituminous coal were utilized by the Company as fuel for virtually all of the electric energy generated during 1994. The continued delivery of lignite and sub-bituminous coal to the three large steam generating units in which the Company is part owner is reasonably assured by contracts covering various periods of the operating lives of these units.

GAS BUSINESS

    On a fully consolidated basis, 40% of the Company's 1994 operating revenues were from the sale of gas energy. During 1994, the Company derived 56% of its gas revenues from South Dakota and 44% from Nebraska. The Company's peak daily sendout was 128,700 MMBTU.

    For the year ended December 1994, 44% of the Company's gas sales were from residential customers and 56% of sales were from commercial and industrial sales. During the last five years the Company has expanded its gas distribution operations to serve 29 new communities in South Dakota.

    The Company owns and operates natural gas distribution systems serving approximately 36,000 customers in eastern South Dakota, for which it purchases gas from various gas marketing firms under gas transportation service agreements with various gas marketing firms. These agreements provide for firm deliverable pipeline capacity of approximately 49,300 MMBTU per day in South Dakota. The Company has service agreements with Northern Natural Gas Company ("NNG") providing for firm transportation of natural gas. While NNG has eliminated nearly all of its gas supply activities, the Company has supply contracts in place and peak shaving capacity to meet its peak day system needs.

    In Nebraska, the Company owns and operates natural gas distribution systems serving approximately 39,000 retail customers in the village of Alda and the cities of Grand Island, Kearney, and North Platte, Nebraska. The Company purchases much of its natural gas for these systems from KN Gas Supply Co. under a seven-year service agreement entered into in 1993. The Company also purchases certain quantities of gas for its Nebraska customers from various gas marketing firms. These agreements provide for firm deliverable pipeline capacity of approximately 49,600 MMBTU per day in Nebraska.


    To supplement firm gas supplies, the Company has contracts for underground natural gas storage services to meet the heating season and peak day requirements of its gas customers. In addition, the Company owns and operates six propane-air plants with a total rated capacity of 18,000 MMBTU per day, or approximately 14% of peak day requirements. The propane-air plants provide an economic alternative to pipeline transportation charges to meet the extreme peaks caused by customer demand on extremely cold days.


    A few of the Company's industrial customers purchase their natural gas requirements directly from gas marketing firms for transportation and delivery through the Company's distribution system. The transportation rates have been designed to make the Company economically indifferent as to whether the Company sells and transports gas or only transports gas.

COMPETITION

    Although the Company's electric service territory is assigned according to the South Dakota Public Utilities Act, and the Company has the right to provide electric service to present and future electric customers in its assigned service area for so long as the service provided is deemed adequate, the energy industry in general has become increasingly competitive. Electric service also competes with other forms of energy and the degree of competition may vary from time to time depending on relative costs and supplies of other forms of energy.

    The National Energy Policy Act of 1992 was designed to promote energy efficiency and increased competition in the electric wholesale markets. Such Act also allows the Federal Energy Regulatory Commission ("FERC") to order wholesale wheeling by public utilities to provide utility and nonutility generators access to public utility transmission facilitates. The FERC is currently investigating a restructuring of the electric utility industry. Many states are currently considering retail wheeling, which aims to provide all customers with the right to choose their electricity supplier. No regulatory proposals have yet been formally introduced in South Dakota.

    FERC Order 636 requires, among other provisions, that all companies with natural gas pipelines separate natural gas supply or production services from transportation service and storage businesses. This allows gas distribution companies, such as the Company, and individual customers to purchase gas directly from producers, third parties, and various gas marketing entities and transport it through the suppliers' pipelines. While Order 636 had positive aspects by providing for more diversified supply and storage options, it also required the Company to assume responsibility for the procurement, transportation, and storage of natural gas. The alternatives now available under Order 636 create additional pressure on all distribution companies to keep gas supply and transportation pricing competitive, particularly for large customers.

WEATHER

    Weather fluctuations in the Company's service area have the greatest influence on the Company's revenues from year to year. Typically gas sales peak when colder winter weather patterns create increased winter heating needs while sales decline during warmer winter periods. Electric sales peak during warmer summer periods due to increased air conditioning sales while cooler summer weather patterns produce less sales of electric energy.

REGULATION

    The Company is a "public utility" within the meaning of the Federal Power Act and the South Dakota Public Utilities Act and, as such, is subject to the jurisdiction of, and regulation by, FERC with respect to issuance of securities, the South Dakota Public Utilities Commission ("PUC") with respect to electric service territories, and both FERC and the PUC with respect to rates, service, accounting records, and in other respects. The State of Nebraska has no centralized regulatory agency which has jurisdiction over the Company's operations in that state; however, the Company's natural gas rates are subject to regulation by the municipalities in which it operates.

    Under the South Dakota Public Utilities Act, enacted in 1975, a requested rate increase may be implemented by the Company 30 days after the date of its filing unless its effectiveness is suspended by the PUC and, in such event, can be implemented subject to refund with interest six months after the date of filing, unless sooner authorized by the PUC. The Company's electric rate schedules provide that it may pass along to all classes of customers qualified increases or decreases in the cost of fuel used in its generating stations and in the cost of fuel included in purchased power. A purchased gas adjustment provision in its gas rate schedules permits the company to pass along to gas customers increases or decreases in the cost of purchased gas.

    The Company's last electric rate increase amounted to less than 1% in May, 1985. On May 26, 1994, the Company filed for a $2.4 million increase in South Dakota natural gas revenues. As a result of a negotiated settlement with the PUC on November 15, 1994, the Company implemented rates which will produce additional annual natural gas revenues of $2.1 million, assuming normal weather, representing an overall increase of 6.2%. On December 30, 1994, the Company filed for a $2.7 million increase in rates applicable to its Nebraska natural gas service area. Following a negotiated settlement, an annual increase of $2.275 million has been implemented, effective July 1, 1995, an overall increase of 8.7%.


CAPITAL SPENDING AND FINANCING

    The Company's primary capital requirements include the funding of its utility construction and expansion programs, the funding of debt and preferred stock retirements and sinking fund requirements, and the funding of its corporate development and investment activities.

    Expenditures for regulated utility construction activities for 1994, 1993, and 1992 were $22.7 million, $20.0 million, and $18.5 million. Construction expenditures during the last three years included expenditures related to the installation of an additional 43 mw of internal electric peaking capacity, the expansion of the Company's natural gas system into 29 additional communities in eastern South Dakota, and to construction of an operations center which will provide future cost savings and operating efficiencies through consolidation of activities. Construction expenditures for the Company's regulated utility businesses are estimated to be $19.3 million in 1995. The majority of these projected expenditures will be spent on enhancements of the electric and gas distribution systems and completion of the operations center. Estimated construction expenditures for the Company's regulated utility businesses for the years 1995 through 1999 are expected to be approximately $69 million.

    Capital requirements for the mandatory retirement of long-term debt and the mandatory preferred stock sinking fund redemption totaled $600,000, $180,000, and $513,000, for the years ended 1994, 1993, and 1992. It is expected that such mandatory retirements will be $600,000 in 1995, $1,080,000 in 1996, $570,000 in
1997, $20.6 million in 1998, and $13.5 million in 1999.

NONUTILITY OPERATIONS


    NORTHWESTERN GROWTH CORPORATION ("NGC"). NGC was incorporated under the laws of South Dakota in 1994 to pursue and manage nonutility investments and development activities. Although the primary focus of NGC's investment program will be to seek growth opportunities in the energy, energy equipment, and energy services industries, NGC is also pursuing opportunities in existing and emerging growth entities in nonenergy industries that meet return and capital gain requirements. Along with a portfolio of marketable securities, NGC's assets include the investments of three subsidiaries: Northwestern Networks, Inc., Northwestern Systems, Inc., and SYN Inc.


    NORTHWESTERN NETWORKS, INC. ("NNI"). NNI was incorporated in South Dakota in 1986. NNI holds a common stock investment in LodgeNet Entertainment Corporation, a provider of television entertainment and information systems to hotels and motels.

    NORTHWESTERN SYSTEMS, INC. ("NSI"). NSI was incorporated in South Dakota in 1986. NSI owns all of the common stock ownership in Lucht, Inc., a firm that develops, manufactures, and markets multi-image photographic printers and other related equipment.

    SYN INC. ("SYN"). SYN, a Delaware corporation, was formed for the purpose of acquiring Synergy Group Incorporated, a major propane distributor. See "Pending Acquisition of Synergy Group Incorporated."

    GRANT, INC. Grant, Inc., which holds title to property not used in the Company's utility business, was incorporated in South Dakota in 1972.

               PENDING ACQUISITION OF SYNERGY GROUP INCORPORATED

GENERAL

    On May 17, 1995, SYN entered into a Purchase and Sale Agreement (the "Acquisition Agreement") with Synergy Group Incorporated, a Delaware corporation ("Synergy"), S & J Investments and the stockholders of Synergy (the "Synergy Stockholders"), providing for the acquisition by SYN of Synergy and its subsidiaries and of certain operating equipment which Synergy has been leasing from S & J Investments (the "Acquisition"). NGC, the immediate parent corporation of SYN, joined in the Acquisition Agreement to guarantee SYN's performance thereof.


    Under the terms of the Acquisition Agreement, the Acquisition is subject to various conditions and approvals, including the accuracy of various representations and warranties made by the sellers as to the business, assets, financial condition and results of operations of Synergy and its subsidiaries, the obtaining of financing needed by SYN for the Acquisition, the issuance of orders by the FERC authorizing the Company's issuance of the securities offered under this Prospectus, the net proceeds from which are to be used to provide such financing for SYN (see "Use of Proceeds"), and the expiration or termination of the waiting period for the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On June 19, 1995 the FERC issued the required orders and on July 6, 1995 early termination of the Hart-Scott-Rodino waiting period was granted.



    The Acquisition will be an expansion of the Company's energy distribution business, which currently is primarily regulated electric and gas utility distribution. See "The Company". Two of the Company's corporate objectives are intended to be accomplished through the Acquisition. The immediate objective is to expand the Company's energy distribution business. The second objective is to use the business acquired from Synergy as a base for additional acquisitions in the propane distribution industry which, unlike the Company's electric and gas public utility business, is not regulated as to rates or territory served. The Company is currently considering the acquisition of a small propane distributor. The propane distribution industry currently consists of approximately 8,000 retail propane marketing companies in the continental United States, with propane being the fourth largest source of energy marketed at retail in the United States, following electricity, natural gas and fuel oil.


    As a result of the factors affecting Synergy's business, see "Business of Synergy", the Company expects that its consolidated revenues and earnings may be subject to increased variability following consummation of the Acquisition.

BUSINESS OF SYNERGY


    Synergy, headquartered in Farmingdale, New York, is a multi-state marketer principally engaged in the retail distribution of propane and other fuels for residential, commercial, industrial, agricultural and other uses. Synergy's propane sales during the past three fiscal years represented approximately 83% of its annual revenues, of which the major portion (approximately 50% of propane sales in the fiscal year ending March 31, 1995) resulted from sales to customers who utilize propane for residential purposes, primarily for home heating, water heating and cooking. The balance of propane sales are primarily for commercial, industrial and agricultural use. Synergy also sells propane for use as engine fuel for forklifts and over-the-road vehicles. Synergy currently maintains 152 retail branches which service approximately 200,000 customers in 23 states, primarily in rural and suburban areas of the Northeast, Mid-Atlantic, Southeast and Southcentral regions of the United States. According to available industry data, Synergy is, based upon volume sold, one of the nation's 10 largest retailers of propane.


    Synergy also sells gasoline, diesel and aviation fuel, and appliances and equipment which use propane, and is engaged in the sale, repair and leasing of forklift trucks.


    Synergy purchases propane from major domestic oil companies as well as independent oil and liquid gas producers. These producers ship the propane via pipeline to immediate supply terminals at which Synergy's large transport trucks take delivery and transport the propane to bulk storage tanks. Synergy's fleet of approximately 500 tank trucks delivers the propane from these bulk storage facilities to approximately 193,000 propane storage tanks or cylinders which it leases to its customers and which are located at customer premises. These tanks are used exclusively to hold propane purchased from Synergy, thereby promoting the stability of Synergy's customer base. While the cost and inconvenience of switching tanks tends to minimize switching by customers among suppliers on the basis of minimal price variations, it also makes it more difficult to obtain new customers, other than through acquisitions, in areas where there are existing relationships between potential customers and other distributors.

    The retail propane industry is mature, with only limited growth in total demand for the product foreseen. The Company expects the overall demand for propane to remain relatively constant over the next several years, with year-to-year industry volumes being impacted primarily by weather patterns. Therefore, Synergy's ability to grow within the industry will be dependent on its ability to acquire other retail distributors, on the success of opening new district locations and on the success of its marketing efforts to acquire new customers.

    Synergy competes with other distributors of propane, including several major companies and several thousand small independent operators. Synergy's ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.


    Synergy competes for customers against suppliers of electricity, fuel oil and natural gas. In the last two decades, many new homes were built, and older homes converted to use electrical heating systems and appliances. Electricity is a major competitor of propane, but propane generally enjoys a substantial competitive price advantage over electricity. The Company believes that fuel oil does not present a significant competitive threat in Synergy's primary service areas because: (i) propane is a residue-free, cleaner energy source, (ii) environmental concerns make fuel oil relatively unattractive, and (iii) fuel oil appliances generally are not as efficient as propane appliances. Furnaces and appliances that burn propane will not operate on fuel oil, and therefore a conversion from one fuel to the other requires the installation of new equipment. Synergy's customers will have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Synergy generally does not attempt to sell propane in areas served by natural gas distribution systems, except sales for specialized industrial applications because the price per equivalent energy unit of propane is, and has historically been, higher than that of natural gas. To use natural gas, however, a retail customer must be connected to a distribution system provided by a local utility. Natural gas is not expected by management of the Company to create significant competition for Synergy in areas that are not currently served by natural gas distribution systems because of the costs involved in building or connecting to a natural gas distribution system.



    The propane gas distribution business is affected by economic and other factors, some of which are beyond the control of the Synergy, such as weather conditions. Synergy's business is highly seasonal, with a substantial portion of its revenues customarily being generated during the six month winter period ending in March. Synergy's business was adversely affected by unusually warm winter conditions in fiscal 1995. Warm winter conditions in the future periods may adversely affect Synergy's revenues, operating income and cash flow in such years.



    The retail propane business is a "margin-based" business in which gross profits are dependent upon the excess of the sales price over the propane supply costs. Propane is a commodity, and, as such, its unit price is subject to changes in response to changes in supply or other market conditions. Consequently, the unit price of propane purchased by Synergy, as well as other marketers, can change rapidly over a short period. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points. If rapid increases in the wholesale cost of propane cannot be immediately passed on to retail customers, such increases may reduce margins on retail sales. Consequently, Synergy's profitability will be sensitive to changes in wholesale propane prices.



    According to public reports filed by Synergy with the Commission, Synergy incurred substantial net losses in each of its last five fiscal years. As a result of such net losses, Synergy has been in default under certain of its debt covenants and the audit report prepared by Synergy's independent accountants relating to Synergy's financial statements for the last two fiscal years noted that Synergy's recurring losses from operations, net capital deficiency and default on certain of its debt "raise substantial doubt about the entity's ability to continue as a going concern." Although Synergy has recorded net losses during each of the last five years, its operating income for the years ended March 31, 1995 and 1994 was approximately $6,492,000 and $4,090,000, respectively. See "Management of Synergy" for a description of the Company's financing plans and anticipated operating efficiencies which the Company believes will substantially improve Synergy's results of operations following the Acquisition.

ACQUISITION CONSIDERATION


    The consideration to be paid by SYN for the Acquisition, in addition to assuming various liabilities of Synergy and its subsidiaries, consists of (i) cash in the amount of $137,500,000, which amount will be subject to adjustment upward or downward according to whether the working capital of Synergy (as specifically defined in the Acquisition Agreement) exceeds or is less than $21,042,000 at the time of closing of the Acquisition, (ii) a promissory note payable by SYN in the principal amount of $1,250,000, and (iii) the issuance to the Synergy Stockholders of 17,500 shares of the Common Stock of SYN (17.5% of the total that will be outstanding) and 2,500 shares of the 15% Series A Cumulative Preferred Stock of SYN (valued at $2,500,000), such shares of preferred stock being part of a series of preferred stock of SYN for which the remaining 50,000 shares are expected to be issued to the Company in exchange for a $50,000,000 portion of the long-term financing which the Company expects to provide to SYN. Substantially all of Synergy's loan indebtedness ($88.2 million) will be paid from the cash portion of the consideration for the Acquisition.


MANAGEMENT OF SYNERGY

    The Acquisition will be made in association with Empire Gas Corporation ("Empire Gas"), a large propane distribution company headquartered in Lebanon, Missouri, which has a management experienced in the retail propane distribution business. NGC and SYN have entered into a management agreement (the "Management Agreement") with Empire Gas, pursuant to which Empire Gas has been engaged to perform the planning and management of the assets and business operations of SYN and its subsidiaries, subject to the direction of the Board of Directors of SYN, following the Acquisition (the "Management Services").


    It is planned that, immediately upon the consummation of the Acquisition, substantial changes will be made in the management and operation of the acquired business in order to achieve improvement in the results of operations of the business. NGC and Empire Gas will implement significant cost efficiency measures to reduce Synergy's operating, selling and general and administrative expenses. These measures include the elimination of employee positions, corporate overhead and field location operating expenses. The Synergy headquarters office operations will be consolidated with the Empire Gas corporate offices in Lebanon, Missouri, resulting in substantial expense savings. Another significant portion of the expense reductions is represented by the elimination of compensation and vehicle lease expenses previously paid to the Synergy Stockholders. In addition to operating cost reductions, the Company's post acquisition financing and capitalization plan for Synergy will reduce overall financing expenses and provide capital for growth that was not available prior to the acquisition. See "Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information."



    As compensation for the Management Services, SYN will pay Empire Gas a Fixed Fee and a Management Fee. The Fixed Fee is intended to cover Empire Gas' operating overhead in performing the Management Services and initially will be $3,250,000 per annum, subject to adjustment annually based upon increases in the Consumer Price Index. The Management Fee will be at the rate of $500,000 per annum plus 10% of the amount by which the earnings before interest, taxes, depreciation and amortization of SYN and its subsidiaries, on a consolidated basis, exceed certain threshold amounts.


    At the time of the Acquisition, Empire Gas will purchase 10% of the common stock of SYN for $10,000 and will have an ongoing option to purchase from NGC an additional 20% of the common stock of SYN for $20,000. However, according to the formula stated in another agreement among SYN, Empire Gas and NGC, NGC will be allowed to reacquire from Empire Gas up to 7,500 shares of such common stock of SYN, without payment, if Empire Gas fails to achieve certain cumulative results from the management of SYN and its subsidiaries while the Management Agreement remains in effect.


    The term of the Management Agreement extends to June 30, 2000 and continues year to year thereafter unless terminated earlier by SYN or Empire Gas. The Management Agreement may be terminated by either party prior to the expiration of the term on any one of several grounds specified in the Agreement. The Management Agreement includes a right of termination by SYN if its operating results do not exceed prescribed thresholds which increase annually as specified therein. In the event the Company receives notice that the Management Agreement will be terminated by Empire Gas, SYN has the right to the use of the personnel and facilities of Empire Gas for a period of up to 18 months following such notice by Empire Gas, while developing an alternative for Empire Gas' services.



THIRD PARTY SALE



    NGC and SYN have entered into a purchase agreement with an unrelated party, granting that party the right to purchase certain of the retail branches to be acquired by SYN from Synergy (the "Third Party Sale"). The third party purchase must occur immediately after the closing of the Acquisition and the purchase price is payable in cash and will be based on the price paid by SYN to Synergy for such outlets. Such cash price is estimated to be approximately $40 million, which would decrease SYN's cash payment for the Acquisition to approximately $100 million, which reduction would be applied to reduce the long-term investment in securities to be issued by SYN to NGC or the Company and the loan to be made by NGC to SYN.


CAPITALIZATION OF SYN


    The capitalization of SYN, taking into account the financing intended to be provided to SYN by the Company and NGC from the net proceeds of certain of the securities being offered pursuant to this Prospectus (see "Use of Proceeds"), is planned to be as follows at the time of the Acquisition closing, assuming consummation of the third party sale:



Common Stock (100,000 shares outstanding):
  NGC (72,500 shares) (1).............................................  $     72,500
  Empire Gas (10,000 shares) (1)......................................        10,000
  Former Synergy Stockholders (17,500 shares) (2).....................        17,500
                                                                        $    100,000
15% Series A Cumulative Preferred Stock (52,500 shares outstanding):
  NGC (50,000 shares).................................................  $ 50,000,000
  Former Synergy Stockholders (2,500 shares) (2)......................     2,500,000
                                                                        $ 52,500,000
Long Term Debt:
  Secured Term Loan from NGC (3)......................................  $ 52,500,000
    Total Capitalization..............................................  $105,100,000

- ------------------------

(1) Empire Gas has an option to purchase 20,000 of the shares owned by NGC for a price of $1 per share.

(2)  Issued to Former Synergy Stockholders as part of Acquisition consideration.

(3) The Company anticipates that SYN will obtain a bank borrowing facility to fund SYN's working capital needs.

                    NORTHWESTERN PUBLIC SERVICE COMPANY AND
                           SYNERGY GROUP INCORPORATED
                        PRO FORMA FINANCIAL INFORMATION

    Set forth below are summary financial data extracted from the audited consolidated statement of operations of the Company for the year ended December 31, 1994, the unaudited consolidated financial statements of the Company as of March 31, 1995, and for the three months then ended; the summary financial data extracted from the unaudited statement of operations of Synergy for the 12 months ended December 31, 1994 and for the three months ended March 31, 1995, and balance sheet information as of March 31, 1995; and the pro forma financial information for the Company ("the Pro Forma Financial Information") for the year ended December 31, 1994, for the three months ended March 31, 1995, and as of March 31, 1995, based on such historical financial statements, to illustrate the effects of the Acquisition. The Pro Forma Financial Information illustrates the effects of the Acquisition as adjusted to give effect to the Third Party Sale. (See "Pending Acquisition of Synergy Group Incorporated.")


    The Acquisition will be accounted for using the purchase method of accounting. After the Acquisition, the total purchase price of the Acquisition will be allocated to Synergy's tangible and intangible assets and liabilities based upon their respective fair values. The allocation of the aggregate purchase price included in the Pro Forma Financial Information is preliminary, but the final allocation of the purchase price is not expected to differ materially from the preliminary allocation. The financing plan to be executed for the funding of the Acquisition is expected to be as presented in the Pro Forma Financial Information. Although market conditions may impact certain financing options and assumptions as to interest and dividend rates, the overall financing plan is not expected to vary materially from that presented.


    The pro forma statements of operations for the year ended December 31, 1994 and for the three months ended March 31, 1995, give effect to the Acquisition, and the related transactions as if they had occurred on January 1, 1994. The pro forma balance sheet as of March 31, 1995 has been prepared as if the transaction had occurred on that date. The pro forma financial information does not purport to present the financial position or results of operations of the Company had the Acquisition actually been completed as of the dates indicated. In addition, the pro forma financial information is not necessarily indicative of future results of operations and should be read in conjunction with the historical consolidated financial statements of the Company incorporated by reference herein.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           ESTIMATED
                                                                           EFFECTS OF
                                                                          PARTIAL SALE
                                                                          OF ASSETS TO
                                                  NPS        SYNERGY       UNRELATED                 PRO FORMA
                                               HISTORICAL   HISTORICAL   THIRD PARTY(A)   SUBTOTAL  ADJUSTMENT    PRO FORMA
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Revenue............................   $ 157,266    $ 128,182      $(28,814)     $256,634     --         $256,634
Cost of Product Sold.........................      80,457       62,242       (14,748)      127,951     --          127,951
                                               ----------   ----------   --------------   --------  -----------   ---------
Gross Profit.................................      76,809       65,940       (14,066)      128,683     --          128,683
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Costs and Expenses
  Operating and maintenance expenses.........      18,191       44,663       (10,046)       52,808    $(4,181)(B)   48,627
  General and administrative.................       9,707       14,239       --             23,946     (4,944)(B)   19,002
  Depreciation and amortization..............      12,439        4,983          (905)       16,517        448(C)    16,965
  Property and other taxes...................       6,104       --           --              6,104     --            6,104
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   46,441       63,885       (10,951)       99,375     (8,677)      90,698
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Income.............................      30,368        2,055        (3,115)       29,308      8,677       37,985
                                               ----------   ----------   --------------   --------  -----------   ---------
Other Income (Expense)
  Investment income and other................       2,611        1,185       --              3,796     --            3,796
  Interest expense...........................      (9,670)     (11,994)      --            (21,664)     7,504(D)   (14,160)
  Debt restructuring costs...................      --           (2,976)(G)     --           (2,976)    --           (2,976)
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   (7,059)     (13,785)      --            (20,844)     7,504      (13,340)
                                               ----------   ----------   --------------   --------  -----------   ---------
Income (Loss) Before Income Taxes............      23,309      (11,730)       (3,115)        8,464     16,181       24,645
Provision (Credit) for Income Taxes..........       7,869         (324)          (94)        7,451       (269)(E)    7,182
                                               ----------   ----------   --------------   --------  -----------   ---------
  Net Income.................................      15,440      (11,406)       (3,021)        1,013     16,450       17,463
Dividends on Preferred Stock.................        (120)      --           --               (120)    (2,043)(F)   (2,163)
                                               ----------   ----------   --------------   --------  -----------   ---------
  Net Income Available for Common............   $  15,320    $ (11,406)     $ (3,021)     $    893    $14,407     $ 15,300(G)
                                               ----------   ----------   --------------   --------  -----------   ---------
                                               ----------   ----------   --------------   --------  -----------   ---------
Net Income per Share.........................   $    2.00                                                         $   1.74(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Weighted Average Shares Outstanding..........       7,677                                                            8,805
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Selected Financial Ratios
  Interest coverage..........................        5.14(H)                                                          4.65
                                               ----------                                                         ---------
                                               ----------                                                         ---------
  Ratio of earnings to fixed charges.........        3.39(H)                                                          2.73(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------
  Ratio of earnings to fixed charges,
   including preferred dividends.............        3.33(H)                                                          2.25(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           ESTIMATED
                                                                           EFFECTS OF
                                                                          PARTIAL SALE
                                                                          OF ASSETS TO
                                                  NPS        SYNERGY       UNRELATED                 PRO FORMA
                                               HISTORICAL   HISTORICAL   THIRD PARTY(A)   SUBTOTAL  ADJUSTMENT    PRO FORMA
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Revenue............................   $  50,754    $  42,816      ($10,958)     $ 82,612    $--         $ 82,612
Cost of Product Sold.........................      26,185       20,907        (6,001)       41,091     --           41,091
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   24,569       21,909        (4,957)       41,521     --           41,521
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Costs and Expenses
  Operating and maintenance expenses.........       4,210       11,889        (2,819)       13,280        197(B)    13,477
  General and administrative.................       2,594         (159)(G)     --            2,435       (690)(B)    1,745
  Depreciation and amortization..............       3,210        1,476          (220)        4,466         72(C)     4,538
  Property and other taxes...................       1,673       --           --              1,673     --            1,673
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   11,687       13,206        (3,039)       21,854       (421)      21,433
                                               ----------   ----------   --------------   --------  -----------   ---------
Operating Income.............................      12,882        8,703        (1,918)       19,667        421       20,088
                                               ----------   ----------   --------------   --------  -----------   ---------
Other Income (Expense)
  Investment income and other................         565          172       --                737     --              737
  Interest expense...........................      (2,590)      (2,390)      --             (4,980)     1,267(D)    (3,713)
  Debt restructuring costs...................      --              (24)      --                (24)    --              (24)
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   (2,025)      (2,242)      --             (4,267)     1,267       (3,000)
                                               ----------   ----------   --------------   --------  -----------   ---------
Income (Loss) Before Income Taxes............      10,857        6,461        (1,918)       15,400      1,688       17,088
Provision (Credit) for Income Taxes..........       3,754         (224)      --              3,530       (282)(E)    3,248
                                               ----------   ----------   --------------   --------  -----------   ---------
Net Income...................................       7,103        6,685        (1,918)       11,870      1,970       13,840
Dividends on Preferred Stock.................         (30)      --           --                (30)      (511)(F)     (541)
                                               ----------   ----------   --------------   --------  -----------   ---------
Net Income Available for Common..............   $   7,073    $   6,685      ($ 1,918)     $ 11,840    $ 1,459     $ 13,299(G)
                                               ----------   ----------   --------------   --------  -----------   ---------
                                               ----------   ----------   --------------   --------  -----------   ---------
Net Income per Share.........................   $    0.92                                                         $   1.51(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Weighted Average Shares Outstanding..........       7,677                                                            8,805
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Selected Financial Ratios
  Interest coverage..........................        7.53(H)                                                          6.68
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Ratio of earnings to fixed charges...........        5.09(H)                                                          5.52(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------
Ratio of earnings to fixed charges, including
 preferred dividends.........................        5.00(H)                                                          4.69(G)
                                               ----------                                                         ---------
                                               ----------                                                         ---------

- ------------------------
Note:   The results of  operations for Synergy for  the three months ended March
       31, 1995 are not indicative of a full year's results of operations.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                                         ESTIMATED SALE
                                                                           OF CERTAIN
                                                                           ASSETS TO
                                                  NPS        SYNERGY       UNRELATED                 PRO FORMA
                                               HISTORICAL   HISTORICAL   THIRD PARTY(I)   SUBTOTAL  ADJUSTMENT    PRO FORMA
                                               ----------   ----------   --------------   --------  -----------   ---------
Current Assets
  Cash.......................................   $   3,338    $   4,117      $ 40,000      $ 47,455   ($40,000)(J) $  7,455
  Trade receivables..........................      13,890       16,677        (4,598)       25,969       (990)(K)   24,979
  Inventories................................      13,332       10,607        (2,393)       21,546     (1,500)(K)   20,046
  Prepaid expenses...........................      --            1,137       --              1,137     --            1,137
  Other......................................       5,765       --           --              5,765     --            5,765
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   36,325       32,538        33,009       101,872    (42,490)      59,382
                                               ----------   ----------   --------------   --------  -----------   ---------
Property and Equipment
  At cost, net of accumulated depreciation...     252,806       70,045       (13,685)      309,166      7,140(K)   316,306
                                               ----------   ----------   --------------   --------  -----------   ---------
Other Assets (net)
  Goodwill and other intangibles.............      --            2,348       (19,324)      (16,976)    54,422(K)    37,446
  Other......................................      74,301        1,014       --             75,315     (1,014)(K)   74,301
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   74,301        3,362       (19,324)       58,339     53,408      111,747
                                               ----------   ----------   --------------   --------  -----------   ---------
  Total Assets...............................   $ 363,432    $ 105,945      $--           $469,377   $ 18,058     $487,435
                                               ----------   ----------   --------------   --------  -----------   ---------
                                               ----------   ----------   --------------   --------  -----------   ---------
Current Liabilities
  Commercial paper...........................   $   6,000    $  --          $--           $  6,000   $ --         $  6,000
  Current maturities of long-term debt.......         570       88,387       --             88,957    (88,387)(L)      570
  Accounts payable and accrued expenses......      29,699       10,540       --             40,239      5,455(K)    45,694
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   36,269       98,927       --            135,196    (82,932)      52,264
                                               ----------   ----------   --------------   --------  -----------   ---------
Other Liabilities
  Deferred income taxes......................      37,742        2,093       --             39,835     (1,720)(L)   38,115
  Unamortized investment tax credits.........      10,444       --           --             10,444     --           10,444
  Deferred interest payable..................      --            1,030       --              1,030     (1,030)(L)    --
  Other......................................      27,862          935       --             28,797     --           28,797
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                   76,048        4,058       --             80,106     (2,750)      77,356
                                               ----------   ----------   --------------   --------  -----------   ---------
Long Term Debt...............................     129,318        4,330       --            133,648     47,374(M)   181,022
                                               ----------   ----------   --------------   --------  -----------   ---------
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust....      --           --           --              --        24,212(N)    24,212
                                               ----------   ----------   --------------   --------  -----------   ---------
Cumulative Preferred Stock...................       2,640       41,700       --             44,340    (41,700)(Q)    2,640
                                               ----------   ----------   --------------   --------  -----------   ---------
Common Stock Equity (Deficit)
  Common stock...............................      26,870           41       --             26,911      4,268(O)    31,179
Additional paid-in capital...................      29,923        5,284       --             35,207     21,191(P)    56,398
  Retained earnings..........................      59,183      (48,395)      --             10,788     48,395(Q)    59,183
  Unrealized gain on investments, net........       3,181       --           --              3,181     --            3,181
                                               ----------   ----------   --------------   --------  -----------   ---------
                                                  119,157      (43,070)      --             76,087     73,854      149,941
                                               ----------   ----------   --------------   --------  -----------   ---------
  Total Liabilities & Stockholders Equity....   $ 363,432    $ 105,945       --           $469,377   $ 18,058     $487,435
                                               ----------   ----------   --------------   --------  -----------   ---------
                                               ----------   ----------   --------------   --------  -----------   ---------

                    NOTES TO PRO FORMA FINANCIAL INFORMATION


A) Represents all relevant statement of operations effects, net of income taxes, generated by the expected sale of certain Synergy properties to an unrelated third party. Although a purchase agreement to sell certain properties has been executed and it is anticipated that such transaction will be consummated, in the event the Third Party Sale is not closed, pro forma net income available for common would have been $15,343,000 and $14,040,000; and pro forma net income per common share would have been $1.73 and $1.58 for the year ended December 31, 1994 and for the three months ended March 31, 1995, respectively. The following represents the estimated impact on pro forma net income available for common as presented if the sale does not occur (in thousands):



                                                                                     YEAR        THREE
                                                                                     ENDED      MONTHS
                                                                                   12/31/94      ENDED
                                                                                   ---------    3/31/95
                                                                                   INCREASE   -----------
                                                                                              (DECREASE)
Pro forma net income available for common as presented...........................  $  15,300   $  13,299
                                                                                   ---------  -----------
        1)  Operating income retained............................................      3,115       1,918
        2)  Additional reductions in operating costs and expenses................        610         153
        3)  Increased general and administrative charge..........................       (750)       (188)
        4)  Increased interest expense...........................................     (1,934)       (483)
        5)  Increased income tax expense.........................................       (180)       (455)
        6)  Increased dividends on preferred stock...............................       (818)       (204)
                                                                                   ---------  -----------
              Subtotal...........................................................         43         741
                                                                                   ---------  -----------
Pro forma net income available for common without sale to third party............  $  15,343   $  14,040
                                                                                   ---------  -----------
                                                                                   ---------  -----------


    The following represents the estimated impact on the pro forma balance sheet at March 31, 1995 as presented if the sale does not occur (in thousands):


                                                                                    3/31/95
                                                                                  -----------
                                                                                   INCREASE
                                                                                  (DECREASE)
        1)  Trade receivables...................................................   $   4,598
        2)  Inventories.........................................................       2,393
        3)  Property and equipment, net.........................................      13,685
        4)  Goodwill............................................................      19,324
                                                                                  -----------
              Total Assets......................................................   $  40,000
                                                                                  -----------
                                                                                  -----------
        1)  Long-term debt......................................................      28,000
        2)  Common stock........................................................       2,000
        3)  Preferred stock.....................................................      10,000
                                                                                  -----------
              Total Liabilities & Equity........................................   $  40,000
                                                                                  -----------
                                                                                  -----------

                    NOTES TO PRO FORMA FINANCIAL INFORMATION


B) Represents the following breakdown of reductions in operating costs and expenses principally related to employee positions, corporate administrative expenses and certain other specifically identified cost savings (in thousands):



                                                                                  YEAR ENDED      THREE
                                                                                   12/31/94      MONTHS
                                                                                  -----------     ENDED
                                                                                                 3/31/95
                                                                                   INCREASE    -----------
                                                                                               (DECREASE)

Operating expenses --

1)  Employee related expenses...................................................   $  (1,834)   $    (458)
2)  Vehicle lease expenses......................................................      (2,047)         730
3)  Store consolidations........................................................        (300)         (75)
                                                                                  -----------  -----------
      Total.....................................................................   $  (4,181)   $     197
                                                                                  -----------  -----------
                                                                                  -----------  -----------
General and administrative expenses --

1)  Employee related expenses...................................................   $  (7,863)   $  (1,431)
2)  Occupancy costs.............................................................        (643)        (151)
3)  Bank account charges........................................................        (188)         (45)
4)  Empire Gas general and administrative charge................................       3,250          812
5)  Empire Gas management fee...................................................         500          125
                                                                                  -----------  -----------
      Total.....................................................................   $  (4,944)   $    (690)
                                                                                  -----------  -----------
                                                                                  -----------  -----------


    All general and administrative functions previously performed at Synergy headquarters would be undertaken by Empire Gas, Inc. under a management agreement governing the operation of the Synergy properties. (See "Pending Acquisition of Synergy Group Incorporated.") Under the terms of the management agreement, Empire Gas will be compensated through a general and administrative charge and a management fee arrangement.


    The vehicle lease expenses are primarily attributable to property owned by affiliates of existing Synergy shareholders. Such property will be purchased as a part of the acquisition transaction. The increase in lease expense for the three months ended March 31, 1995 reflects the net effect of the elimination of such lease expense and a reversal of the credit to expense created by a $1,328,000 forgiveness by these same affiliates of accrued rental obligations. In addition, general and administrative expense savings include shareholder compensation.


C) Represents additional depreciation and amortization of fixed assets and intangibles related to the adjustment of assets to fair market value in accordance with the purchase method of accounting.

D) Represents interest expense savings associated with the retirement of Synergy's debt as a result of the Acquisition net of additional interest expense related to NPS issuing new debt securities.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

    The following table presents a reconciliation of the pro forma interest expense to the historical interest expense for the year ended December 31, 1994, and the three months ended March 31, 1995 (in thousands):


                                                                                                            THREE
                                                                                                           MONTHS
                                                                                              YEAR ENDED    ENDED
                                                                                               12/31/94    3/31/95
                                                                                              ----------  ---------
Historical interest expense --
  NPS.......................................................................................  $    9,670  $   2,590
  Synergy...................................................................................      11,994      2,390
                                                                                              ----------  ---------
                                                                                                  21,664      4,980
                                                                                              ----------  ---------
Add:  Interest on short-term bridge financing at an assumed rate of 7.5%....................         649        162
      Interest on new debt securities issued for permanent financing at an assumed rate of
      7.5%..................................................................................       3,639        910
      Less:  Interest on retired long-term debt of Synergy..................................     (11,792)    (2,339)
                                                                                              ----------  ---------
Pro forma adjustment........................................................................      (7,504)    (1,267)
                                                                                              ----------  ---------
Pro forma interest expense..................................................................  $   14,160  $   3,713
                                                                                              ----------  ---------
                                                                                              ----------  ---------


E) Represents income tax effect of all pro forma adjustments. Such adjustments assume Synergy will be a separate income tax filing and reporting entity.

F) Represents preferred stock dividend requirements related to the issuance of new securities as part of the permanent financing. This dividend requirement is based on an 8.5% pretax rate.


G) The net income of Synergy for the year ended December 31, 1994 includes a nonrecurring charge of $2,976,000 for debt restructing costs. Had the debt restructuring not occurred, pro forma net income available for common would have been $18,276,000; pro forma net income per common share would have been $2.08; ratio of earnings to fixed charges would have been 2.94x; and ratio of fixed charges, including preferred dividends would have been 2.42x for the year ended December 31, 1994.



    The net income of Synergy for the three months ended March 31, 1995 includes a nonrecurring credit to general and administrative expense of $4,326,000 for the reversal of previously accrued shareholders' compensation. Had this compensation adjustment not been made, pro forma net income available for common would have been $8,973,000; pro forma net income per common share would been $1.02; ratio of earnings to fixed charges would have been 4.38x and ratio of earnings to fixed charges, including preferred dividends would have been 3.68x for the three months ended March 31, 1995.


    In accordance with the current guidelines of the SEC, no minority interest has been recognized even though NPS will initially own 72.5% of the common stock of SYN.

H) The Company has calculated the interest coverage ratio pursuant to the Company's general mortgage indenture and has calculated the ratio of earnings to fixed charges pursuant to Item 503 of the Commission's Regulation S-K.

I) Represents the sale of certain assets to an unrelated third party in a separate transaction.

J)  Represents cash purchase price from the unrelated third party sale proceeds.

K) Represents various purchase accounting adjustments to be accounted for in accordance with the purchase method of accounting.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

    The following is a detailed allocation of the purchase price and source of funds, net of underwriting fees, related to the acquisition transaction (in thousands):


Purchase price..........................................................  $ 140,000
Add:  Debt, acquisition, and transition costs...........................      5,000
                                                                          ---------
    Total...............................................................    145,000
Less:  Sale to an unrelated third party.................................     40,000
                                                                          ---------
Adjusted purchase price.................................................  $ 105,000
                                                                          ---------
                                                                          ---------
Allocation of purchase price --
  Cash..................................................................  $   4,117
  Trade receivables.....................................................     11,089
  Inventories...........................................................      6,714
  Prepaid expenses and other............................................      1,137
  Property, plant, and equipment........................................     63,500
  Goodwill and other intangibles........................................     37,446
  Accounts payable and accrued expenses.................................    (15,995)
  Customer deposits.....................................................       (935)
  Deferred income tax...................................................       (373)
  Long-term debt........................................................     (1,700)
                                                                          ---------
    Net assets acquired.................................................  $ 105,000
                                                                          ---------
                                                                          ---------
Source of funds, net --
  Long-term debt........................................................  $  50,004
  Company-Obligated Mandatorily Redeemable Preferred Securities of Trust
   Subsidiary...........................................................     24,212
  Common stock..........................................................     30,784
                                                                          ---------
    Total...............................................................  $ 105,000
                                                                          ---------
                                                                          ---------


L) Represents liabilities and other deferred credits that would be paid with proceeds of the transaction.

M) Represents the following debt restructuring of the combined companies (in thousands):


Historical long-term debt --
  NPS...................................................................  $ 129,318
  Synergy...............................................................      4,330
                                                                          ---------
    Total...............................................................    133,648
                                                                          ---------
Add:  New debt offering.................................................     50,004
Less:  Retirement of Synergy long-term debt.............................     (2,630)
                                                                          ---------
  Pro forma adjustment..................................................     47,374
                                                                          ---------
  Pro forma long-term debt..............................................  $ 181,022
                                                                          ---------
                                                                          ---------



N) Represents the net proceeds expected to be generated by a Company-Obligated Mandatorily Redeemable Preferred Securities of Trust Subsidiary offering that is part of the permanent financing. All of the assets of NWPS Capital, the subsidiary trust, will be approximately $31 million of Subordinated Debt Securities of the Company which will bear interest at a rate of % per annum, assuming the issuance of 1.2 million Preferred Securities. Pro Forma amounts shown in the table reflect the portion of the estimated net proceeds of the offering of Preferred Securities to be used to fund the Acquisition.


O) Represents the combination of purchase accounting adjustments eliminating Synergy's common stock investment of $41,000 against the par value of shares expected to be sold in a common stock offering that is part of the permanent financing.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

    The following provides a summary of the net adjustment (in thousands):


Par value of shares generated from NPS common stock offering..............  $   4,309
Less:  elimination of Synergy common stock................................        (41)
                                                                            ---------
  Net.....................................................................  $   4,268
                                                                            ---------
                                                                            ---------


P) Represents the combination of purchase accounting adjustments eliminating Synergy's additional paid-in capital of $5,284,000 against the net proceeds expected to be allocated to NPS additional paid-in capital as a result of the common stock offering that is part of the permanent financing.

    The following provides a summary of the net adjustment (in thousands):


Net allocation to additional paid-in capital from NPS common stock offering................................................................  $  26,475
Less:  elimination of Synergy additional paid-in capital.................     (5,284)
                                                                           ---------
  Net....................................................................  $  21,191
                                                                           ---------
                                                                           ---------


Q) Represents the elimination of Synergy's remaining equity accounts.

                                THE NWPS TRUSTS

    Each of NWPS Capital Financing I, NWPS Capital Financing II and NWPS Capital Financing III is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust ( each, a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor"), and the NWPS Trustees (as defined below) of such trust and (ii) the filing of a separate certificate of trust with the Secretary of State of the State of Delaware on June 19, 1995. Each NWPS Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such NWPS Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in the Subordinated Debt Securities of the Company and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each NWPS Trust. Each NWPS Trust has a term of approximately 55 years but may terminate earlier, as provided in each Declaration. The business and affairs of each NWPS Trust will be conducted by the trustees (the "NWPS Trustees") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the NWPS Trustees of a NWPS Trust. The duties and obligations of the NWPS Trustees for each NWPS Trust shall be governed by the Declaration for such trust. A majority of the NWPS Trustees will be persons who are employees or officers of or who are affiliated with the Company (the "Regular Trustees"). In certain limited circumstances set forth in the Prospectus Supplement for the Preferred Securities, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint one additional Regular Trustee who need not be an employee or officer of or otherwise affiliated with the Company. One NWPS Trustee of each NWPS Trust will be a financial institution that is not affiliated with the Company and has a specified minimum amount of aggregate capital, surplus, and undivided profits of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the Prospectus Supplement for the Preferred Securities (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one NWPS Trustee of each NWPS Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the NWPS Trusts and the offering of the Trust Securities, the payment of which will be guaranteed by the Company as described under "Description of the Guarantees" herein. The Delaware Trustee for each NWPS Trust is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each NWPS Trust is c/o the Company, 33 Third Street S.E., Huron, South Dakota, 57350-1318, telephone (605) 352-8411.

                                USE OF PROCEEDS


    If the Third Party Sale is consummated, the net proceeds from the sale of $102.5 million of the Offered Securities will be applied to fund the Acquisition, including certain transaction expenses. The Company will use $50 million of the net proceeds to purchase 50,000 shares of the 15% Series A
Cumulative Preferred Stock of SYN, the subsidiary of the Company formed to effect the Acquisition, and $52.5 million of the net proceeds will be loaned by the Company to SYN. If the Third Party Sale is not consummated, the net proceeds from the sale of $142,500,000 of the Offered Securities will be applied to fund the Acquisition, including certain transaction expenses. In that case the Company will use $68 million of the net proceeds to purchase 68,000 shares of the 15% Series A Cumulative Preferred Stock of SYN and $74.5 million of the net proceeds will be loaned by NGC to SYN.


    Each NWPS Trust will use all of the proceeds received from the sale of its Preferred Securities to purchase Subordinated Debt Securities from the Company. The Company intends to add the net proceeds from the sale of the Subordinated Debt Securities to its general funds, to be used to fund the Acquisition, as described above, and for other general corporate purposes, as described below.


    The net proceeds from the sale of any other Offered Securities will be used for general corporate purposes, which may include the repayment of indebtedness, working capital expenditures and other investments in, or acquisitions of, businesses and assets. Pending application of such net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities. Specific allocations of proceeds to a particular purpose that have been made at the date of any Prospectus Supplement will be described therein.



    In the event the Acquisition is not consummated, the net proceeds from the sale of the Offered Securities will be used to redeem or acquire and retire outstanding First Mortgage Bonds (as defined under "Description of the Mortgage Bonds"), repay short term debt, and for other general corporate purposes, as described above.


                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

    The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the Company on an historical basis for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990, and for the three-month period ended March 31, 1995. Such ratios are also presented on a pro forma basis for the year ended December 31, 1994 and the three-month period ended March 31, 1995. For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes, "fixed charges" consist of interest on all indebtedness, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor and "preferred dividends" represent dividends paid on all preferred shares outstanding during the periods. See "Northwestern Public Service Company and Synergy Group Incorporated Pro Forma Financial Information" for the assumptions upon which the pro forma ratios are based.

                                                               YEAR ENDED DECEMBER 31,                      QUARTER ENDED
                                           ---------------------------------------------------------------    MARCH 31,
                                              1990         1991         1992         1993         1994          1995
                                              -----        -----        -----        -----        -----     -------------
Ratio of Earnings to Fixed Charges.......        4.61         4.09         3.42         3.52         3.39          5.09
Ratio of Earnings to Combined Fixed
 Charges and Preferred Dividends.........        4.28         3.79         3.33         3.45         3.33          5.00

                                                      PRO FORMA
                                           --------------------------------
                                              YEAR ENDED      QUARTER ENDED
                                             DECEMBER 31,       MARCH 31,
                                                 1994             1995
                                           -----------------  -------------
Ratio of Earnings to Fixed Charges.......           2.73             5.52
Ratio of Earnings to Combined Fixed
 Charges and Preferred Dividends.........           2.25             4.69


                       DESCRIPTION OF THE MORTGAGE BONDS

GENERAL

    The Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, between the Company and The Chase

Manhattan Bank (N.A.) (the "New Mortgage Trustee"), dated as of August 1, 1993. The New Mortgage Trustee shall act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. Such General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, including one or more supplemental indentures relating to the Mortgage Bonds, is hereinafter referred to as the "New Mortgage." The summaries under this heading do not purport to be complete and are subject to the detailed provisions of the New Mortgage. Capitalized terms used under this heading which are not otherwise defined in this Prospectus shall have the meanings ascribed thereto in the New Mortgage. Wherever particular provisions of the New Mortgage or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such reference. References to article and section numbers in this description of the Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the New Mortgage.


    The New Mortgage provides that additional bonds may be issued thereunder on the basis of Pledged Bonds (as hereinafter defined), property additions, retired bonds and cash. (See "Issuance of Additional Mortgage Bonds" below.) The Mortgage Bonds and all other bonds heretofore or hereafter issued under the New Mortgage are collectively referred to herein as the "Mortgage Bonds."

    Reference is made to the Prospectus Supplement for the Mortgage Bonds for a description of the following terms of the series of Mortgage Bonds in respect of which this Prospectus is being delivered: (i) the title (series designation) of such Mortgage Bonds; (ii) the limit, if any, upon the aggregate principal amount of such Mortgage Bonds, (iii) the date or dates on which the principal of such Mortgage Bonds is payable; (iv) the rate or rates at which such Mortgage Bonds will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable ("Interest Payment Dates") and the regular record dates for the interest payable on such Interest Payment Dates; (v) the bases on which the Mortgage Bonds will be issued; (vi) the option, if any, of the Company to redeem such Mortgage Bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Mortgage Bonds may be redeemed, in whole or in part, upon the exercise of such option; (vii) the obligation, if any, of the Company to redeem or purchase such Mortgage Bonds pursuant to any sinking fund or analogous provisions or at the option of the Holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Mortgage Bonds will be redeemed, in whole or in part, pursuant to such obligation; (viii) the denominations in which such Mortgage Bonds will be issuable; and (ix) any other terms of such Mortgage Bonds not inconsistent with the provisions of the New Mortgage.

    While the New Mortgage contains provisions for the maintenance of the Mortgaged Property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a Supplemental Indenture (and described in the applicable Prospectus Supplement), there will be no provisions for any such funds for the Mortgage Bonds.

REDEMPTION OF THE MORTGAGE BONDS

    Any terms for the optional or mandatory redemption of Mortgage Bonds will be set forth in the Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Mortgage Bonds redeemable at the option of the Holder, Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the Bond Registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

    Any notice of redemption at the option of the Company may state that such redemption shall be conditioned upon receipt by the New Mortgage Trustee, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Mortgage Bonds and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Mortgage Bonds. (See Section 5.04.)

SECURITY

    GENERAL.   Except as discussed below, Mortgage Bonds now or hereafter issued under the New Mortgage will be secured primarily by:

        (a) bonds ("First Mortgage Bonds") issued under the Company's Indenture dated August 1, 1940 (the "First Mortgage"), to The Chase Manhattan Bank (National Association), successor by merger to The Chase National Bank of the City of New York, as trustee (the "First Mortgage Trustee"), and C. J. Heinzelmann, successor to Carl E. Buckley, as individual trustee, and delivered to the New Mortgage Trustee under the New Mortgage, which First Mortgage Bonds will be secured, equally and ratably with all other bonds issued under the First Mortgage, by a valid first lien on substantially all of the fixed property, franchises and rights of the Company of a character not expressly excepted from the lien (which excepted property consists principally of cash, securities, receivables, personal property held for sale or lease or consumable in operations, and certain real estate held for resale and not used or useful in the public utility business of the Company), subject to permitted encumbrances and liens as defined in the First Mortgage; and

        (b) the lien of the New Mortgage on the Company's properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska, together with the properties owned by the Company as of August 1, 1993 located in the States of North Dakota and Iowa which consist principally of shared ownership interests in electric generating facilities (the Company does not serve customers in the States of North Dakota and Iowa), but not, unless the Company otherwise elects, any future acquired properties in the States of North Dakota and Iowa, which lien is junior to the lien of the First Mortgage.

    As discussed below under "Pledged Bonds," following a merger or consolidation of another corporation into the Company, the Company could deliver to the New Mortgage Trustee bonds issued under an existing mortgage on the properties of such other corporation in lieu of or in addition to bonds issued under the First Mortgage. In such event, the Mortgage Bonds would be secured, additionally, by such bonds and by the lien of the New Mortgage on the properties of such other corporation, which would be junior to the liens of such existing mortgage and the First Mortgage. The First Mortgage and all such other mortgages are hereinafter, collectively, called the "Class "A" Mortgages," and all bonds issued under the Class "A" Mortgages and delivered to the New Mortgage Trustee are hereinafter collectively called the "Pledged Bonds." If and when no Class "A" Mortgages are in effect, the New Mortgage will constitute a first mortgage lien on all property of the Company subject thereto.

    PLEDGED BONDS. The Pledged Bonds will be issued and delivered to, and registered in the name of, the New Mortgage Trustee or its nominee and will be owned and held by the New Mortgage Trustee, subject to the provisions of the New Mortgage, for the benefit of the Holders of all Mortgage Bonds Outstanding from time to time, and the Company will have no interest in such Pledged Bonds. Except as may be otherwise set forth in the supplemental indenture pursuant to which any Mortgage Bonds are to be issued, Pledged Bonds issued as the basis for the authentication and delivery of such Mortgage Bonds (a) will mature on the same dates, and in the same principal amounts, as such Mortgage Bonds, and (b) will contain, in addition to any mandatory redemption provisions applicable to all Pledged Bonds Outstanding under the related Class "A" Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption, or for redemption at the option of the Holder, of such Mortgage Bonds. Pledged Bonds issued as the basis for authentication and delivery of a series or tranche of Mortgage Bonds (x) may, but need not, bear interest, any such interest to be payable at the same times as interest on the Mortgage Bonds of such series or tranche, and (y) may, but need not, contain provisions for the redemption thereof at the option of the Company, any such redemption to be made at a redemption price or prices not less than the principal amount of such Pledged Bonds. (See Sections 4.02 and 7.01.)

    Any payment by the Company of principal of or premium or interest on the Pledged Bonds held by the New Mortgage Trustee will be applied by the New Mortgage Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Mortgage Bonds which is then due, and, to the extent of such application, the obligation of the Company under the New Mortgage to make such payment in respect of the Mortgage Bonds will be deemed satisfied and discharged. If, at the time of any such payment of principal of Pledged Bonds, there shall be no principal then due in respect to the Mortgage Bonds, the proceeds of such payment will be deemed to constitute Funded Cash and will be held by the New Mortgage Trustee as part of the New Mortgaged Property, to be withdrawn, used or applied as provided in the New Mortgage. If, at the time of any such payment of premium or interest on Pledged Bonds, there shall be no premium or interest, as the case may be, then due in respect of the Mortgage Bonds, the proceeds of such payment will be remitted to the Company at its request. (See Section 7.02 and "Withdrawal of Cash" below.) Any payment by the Company of principal of or premium or interest on Mortgage Bonds authenticated and delivered on the basis of the deposit with the New Mortgage Trustee of Pledged Bonds (other than by application of the proceeds in respect of such Pledged Bonds) will, to the extent thereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal, premium or interest, as the case may be, in respect of such Pledged Bonds which is then due.

    The New Mortgage Trustee may not sell, assign or otherwise transfer any Pledged Bonds except to a successor trustee under the New Mortgage. (See Section 7.04.) At the time any Mortgage Bonds of any series or tranche which have been authenticated and delivered upon the basis of Pledged Bonds cease to be Outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Pledged Bonds), the New Mortgage Trustee shall surrender to or upon the order of the Company an equal principal amount of such Pledged Bonds having the same Stated Maturity and mandatory redemption provisions as such Mortgage Bonds. (See Section 7.03.)

    At the date of this Prospectus, the only Class "A" Mortgage is the First Mortgage and the only Pledged Bonds issuable at this time are First Mortgage Bonds issuable thereunder. The New Mortgage provides that in the event of the merger or consolidation of another company with or into the Company, an existing mortgage constituting a lien on properties of such other company prior to the lien of the New Mortgage may be designated by the Company as an additional Class "A" Mortgage. Bonds thereafter issued under such additional mortgage would be Pledged Bonds and could provide the basis for the authentication and delivery of Mortgage Bonds under the New Mortgage. (See Section 7.06.) When no Pledged Bonds are Outstanding under a Class "A" Mortgage except for Pledged Bonds held by the New Mortgage Trustee, then, at the request of the Company and subject to satisfaction of certain conditions, the New Mortgage Trustee will surrender such Pledged Bonds for cancellation, and the related Class "A" Mortgage will be satisfied and discharged, the lien of such Class "A" Mortgage on the Company's property will cease to exist and the priority of the lien of the New Mortgage will be increased. (See Section 7.07.)


    The New Mortgage contains no restrictions on the issuance of bonds under Class "A" Mortgages in addition to Pledged Bonds issued to the New Mortgage Trustee as the basis for the authentication and delivery of Mortgage Bonds. First Mortgage Bonds may currently be issued under the First Mortgage on the basis of property additions, retirements of bonds previously issued under the First Mortgage and cash deposited with the First Mortgage Trustee. As of July 27, 1995, $47,500,000 of First Mortgage Bonds (other than Pledged Bonds) were outstanding.


    LIEN OF  THE NEW  MORTGAGE.   The  properties of  the  Company used  in  the
generation, production, transmission and distribution of electricity and the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska together with properties owned by the Company as of August 1, 1993 located in the States of North Dakota and Iowa (but not, unless the Company otherwise elects, any future acquired properties in the States of North Dakota and Iowa) are subject to the lien of the New Mortgage. Substantially all of such property, while subject to the lien of the New Mortgage, will be also subject to the prior lien of the First Mortgage. The Mortgage Bonds will have the benefit of the prior lien of the First Mortgage on such property, and the benefit of the prior lien of any additional Class "A" Mortgage on any property subject thereto, to the extent of the aggregate principal amount of Pledged Bonds, issued under the respective Class "A" Mortgages, held by the New Mortgage Trustee.

    The lien of the New Mortgage is subject to Permitted Liens which include tax liens and other governmental charges which are not delinquent and which are being contested, construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, certain property of the Company, certain leasehold interests, liens on the Company's pollution control and sewage and solid waste facilities and certain other liens and encumbrances. (See Section 1.01.)

    There are excepted from the lien of the New Mortgage, among other things, cash and securities not paid to, deposited with or held by the New Mortgage Trustee under the New Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, certain intellectual property rights and other general intangibles; permits, licenses and franchises; automobiles, other vehicles, movable equipment, aircraft and vessels; all goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of the Company; fuel, materials, supplies and other personal property consumable in the operations of the Company's business; computers, machinery and equipment; coal, ore, gas, oil, minerals and timber mined or extracted from the land; gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with main or branch trunk lines; electric energy, gas, steam, water and other products generated, produced or purchased; leasehold interests; and all books and records. (See Granting Clauses.) The First Mortgage contains similar, but not identical, exceptions.

    Without the consent of the Holders, the Company and the New Mortgage Trustee may enter into supplemental indentures to subject to the lien of the New Mortgage additional property, whether or not used in the electric or gas utility businesses (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property, so long as the same would otherwise constitute Property Additions (as described below), would thereupon constitute Property Additions and be available as a basis for the issuance of Mortgage Bonds. (See "Issuance of Additional Mortgage Bonds" below.)

    The New Mortgage contains provisions subjecting after-acquired property to the lien thereof, subject to the prior lien of the First Mortgage. These provisions are limited in the case of consolidation or merger (whether or not the Company is the surviving corporation) or sale of substantially all of the Company's assets. In the event of consolidation or merger or the transfer of all the mortgaged property as or substantially as an entirety, the New Mortgage will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation, except properties acquired from the Company in or as a result of such transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. (See Article Thirteen and "Consolidation, Merger, Conveyance, Transfer or Lease" below.) In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition thereof, including the lien of any Class "A" Mortgage.

    The New Mortgage provides that the New Mortgage Trustee will have a lien, prior to the lien on behalf of the holders of Mortgage Bonds, upon Mortgaged Property and any money collected by the New Mortgage Trustee as proceeds of the Mortgaged Property, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

ISSUANCE OF ADDITIONAL MORTGAGE BONDS

    The maximum principal amount of Mortgage Bonds which may be issued under the New Mortgage is limited to $500,000,000, provided that, without the consent of the Holders, the Company and the New Mortgage Trustee may enter into supplemental indentures to increase such amount. (See Sections 3.01 and 14.01.) Mortgage Bonds of any series may be issued from time to time under Article Four of the New Mortgage on the basis of, and in an aggregate principal amount not exceeding:

        (1) the aggregate principal amount of Pledged Bonds issued and delivered to the Trustee;

        (2) 75% of the Cost or Fair Value (whichever is less) of Property Additions (as described below) which do not constitute Bonded Property Additions (being, generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Bonds, the release of mortgaged property or cash withdrawals) after certain deductions and additions, primarily including adjustments to offset property retirements;

        (3) the aggregate principal amount of Retired Bonds (which consist of Mortgage Bonds no longer Outstanding under the New Mortgage (including Mortgage Bonds deposited under any sinking or analogous funds) which have not been used for certain other purposes under the New Mortgage and which are not to be paid, redeemed or otherwise retired by the application of Funded Cash), but if Pledged Bonds have been made the basis for the authentication and delivery of such Retired Bonds, only if the related Class "A" Mortgage has been discharged; and

        (4) an amount of cash deposited with the Trustee.

    In general, the issuance of Mortgage Bonds is subject to Adjusted New Earnings of the Company for 12 consecutive months within the preceding 18 months being at least one and three-fourths the Annual Interest Requirements on all Mortgage Bonds at the time Outstanding, Mortgage Bonds then applied for, all outstanding Pledged Bonds other than Pledged Bonds held by the New Mortgage Trustee under the New Mortgage, and all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the New Mortgage, except that no such net earnings requirement need be met if the additional Mortgage Bonds to be issued are to have no Stated Interest Rate prior to Maturity. The Company is not required to satisfy the net earnings requirement prior to issuance of Mortgage Bonds as provided in (1) above if the Pledged Bonds issued and delivered to the New Mortgage Trustee as the basis for such issuance have been authenticated and delivered under the related Class "A" Mortgage on the basis of retired Pledged Bonds unless (a) the Stated Maturity of such retired Pledged Bonds is a date more than five years after the date of the Company Order requesting the authentication and delivery of such Mortgage Bonds and (b) the Stated Interest Rate, if any, on such retired Pledged Bonds immediately prior to Maturity is less than the Stated Interest Rate, if any, on such Mortgage Bonds to be in effect upon the initial authentication and delivery thereof. In addition, the Company is not required to satisfy the net earnings requirement prior to issuance of Mortgage Bonds as provided in (3) above unless (a) the Stated Maturity of the Retired Bonds is a date more than five years after the date of the Company Order requesting the authentication and delivery of such Mortgage Bonds and (b) the Stated Interest Rate, if any, on such Retired Bonds immediately prior to Maturity is less than the Stated Interest Rate, if any, on such Mortgage Bonds to be in effect upon the initial authentication and delivery of such Mortgage Bonds. In general, the interest requirement with respect to variable interest rate indebtedness, if any, is determined with reference to the rate or rates in effect on the date immediately preceding such determination or the rate to be in effect upon initial authentication. (See Section 1.03 and Article Four).

    Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in the Company's books of account; and any refund of revenues previously collected or accrued by the Company subject to possible refund. With respect to Mortgage Bonds of a series subject to a Periodic Offering (such as a medium-term note program), the New Mortgage Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the Mortgage Bonds of such series (unless the Company Order requesting the authentication and delivery of such Mortgage Bonds is delivered on or after the date which is two years after the most recent Net Earnings Certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

    Property Additions generally include any property which is owned by the Company and is subject to the lien of the New Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of the Company. (See Section 1.04.)

    Unless otherwise provided in the applicable Prospectus Supplement, the Company will issue the Mortgage Bonds on the basis of Pledged Bonds (I.E., First Mortgage Bonds) issued under its First Mortgage.

RELEASE OF PROPERTY

    The Company may obtain the release from the lien of the New Mortgage of any Mortgaged Property if the Fair Value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Mortgaged Property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to twenty-fifteenths (20/15ths) of the aggregate principal amount of Mortgage Bonds Outstanding and bonds issued under Class "A" Mortgages outstanding (other than Pledged Bonds).

    The New Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class "A" Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the New Mortgage Trustee.

    If any property released from the lien of the New Mortgage continues to be owned by the Company after such release, the New Mortgage will not become a lien on any improvement, extension or addition to such property or renewals, replacements or substitutions of or for any part or parts of such property. (See Article Eight.)

WITHDRAWAL OF CASH

    Subject to certain limitations, cash held by the New Trustee may (1) be withdrawn by the Company (a) to the extent of the Cost or Fair Value (whichever is less) of Unbonded Property Additions, after certain deductions and additions primarily including adjustments to offset retirements, or (b) in an amount equal to twenty-fifteenths (20/15ths) of the aggregate principal amount of Mortgage Bonds that the Company would be entitled to issue on the basis of Retired Bonds (with the entitlement to such issuance being waived by operation of such withdrawal), or (c) in an amount equal to twenty-fifteenths (20/15ths) of the aggregate principal amount of any Outstanding Mortgage Bonds delivered to the New Trustee, or (2) upon the request of the Company, be applied to (a) the purchase of Mortgage Bonds (at prices not exceeding twenty-fifteenths (20/15ths) of the principal amount thereof) or (b) the redemption or payment at Stated Maturity of Mortgage Bonds (with any Mortgage Bonds received by the New Trustee pursuant to these provisions being canceled by the New Trustee) (see Section 8.06); provided, however, that cash deposited with the New Mortgage Trustee as the basis for the authentication and delivery of Mortgage Bonds, as well as cash representing a payment of principal of Pledged Bonds, may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Bonds the Company would be entitled to issue on any basis (with the entitlement to such issuance being waived by operation of such withdrawal), or may, upon the request of the Company, be applied to the purchase, redemption or payment of Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof (See Sections 4.05 and 7.02).

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Company may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any person unless (a) such transaction is on such terms as will fully preserve the lien and security of the New Mortgage and the rights and powers of the New Mortgage Trustee and Holders, (b) the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and such corporation executes and delivers to the New Mortgage Trustee a supplemental indenture, which contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Mortgage Bonds and the performance of all of the covenants of the Company under the New Mortgage and which contains a grant, conveyance, transfer and mortgage by the corporation confirming the lien of the New Mortgage on the Mortgaged Property and subjecting to such lien all property thereafter acquired by the corporation which shall constitute an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof, and, at the election of the corporation, subjecting to the lien of the New Mortgage such other property then owned or thereafter acquired by the corporation as the corporation shall specify, and (c) in the case of a lease, such lease will be made expressly subject to termination by the Company or the New Mortgage Trustee at any time during the continuance of an Event of Default. (See Section 13.01.)


    Other than the security afforded by the lien of the First Mortgage and the New Mortgage and the restrictions on the issuance of additional First Mortgage Bonds and New Mortgage Bonds, there are no provisions of the First Mortgage or the New Mortgage which afford the holders of the Offered Bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company. Neither the First Mortgage nor the New Mortgage contain provisions requiring the repurchase of the Offered Bonds upon a change in control of the Company.


MODIFICATION OF NEW MORTGAGE
    Without the consent of any Holders, the Company and the New Mortgage Trustee may enter into one or more supplemental indentures for any of the following purposes:

        (a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the New Mortgage and in the Mortgage Bonds; or

        (b) to add one or more covenants of the Company or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be Outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon the Company by the New Mortgage; or

        (c) to correct or amplify the description of any property at any time subject to the lien of the New Mortgage, or better to assure, convey and confirm to the New Mortgage Trustee any property subject or required to be subjected to the lien of the New Mortgage, or to subject to the lien of the New Mortgage additional property; or

        (d) to convey, transfer and assign to the New Mortgage Trustee and to subject to the lien of the New Mortgage with the same force and effect as if included in the New Mortgage, property of subsidiaries of the Company used or to be used for one or more purposes which if owned by the Company would constitute property used or to be used for one or more of the Primary Purposes of the Company's Business, which property shall for all purposes of the New Mortgage be deemed to be property of the Company, together with such other provisions as may be appropriate to express the respective rights of the New Mortgage Trustee and the Company in regard thereto; or

        (e) to change or eliminate any provision of the New Mortgage or to add any new provision to the New Mortgage, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Mortgage Bonds of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Mortgage Bond of such series or tranche remains outstanding under the New Mortgage; or

        (f) to establish the form or terms of the Mortgage Bonds of any series or tranche as permitted by the New Mortgage; or

        (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

        (h) to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee; or

        (i) to provide for the procedures required to permit the Company to utilize, at its option, a noncertificated system of registration for all, or any series or tranche of, the Mortgage Bonds; or

        (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on the Mortgage Bonds of any series, or any tranche thereof, will be payable, (2) any Mortgage Bonds of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) any Mortgage Bonds of any series, or any tranche thereof, may be surrendered for exchange, and
    (4) notices and demands to or upon the Company in respect of the Mortgage Bonds of any series, or any tranche thereof, and the New Mortgage may be served; or

        (k) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the New Mortgage, so long as such other changes or additions do not adversely affect the interests of the Holders of Mortgage Bonds of any series or tranche in any material respect; or

        (l) to reflect changes in Generally Accepted Accounting Principles; or

        (m) to provide the terms and conditions of the exchange or conversion, at the option of the holders of Mortgage Bonds of any series, of the Mortgage Bonds of such series for or into Mortgage Bonds of other series or stock or other securities of the Company or any other corporation; or

        (n) to change the words "Mortgage Bonds" to "First Mortgage Bonds" in the descriptive title of all Outstanding Bonds at any time after the discharge of the First Mortgage; or

        (o) to comply with the rules or regulations of any national securities exchange on which any of the Mortgage Bonds may be listed; or

        (p) to modify Section 3.01(a) to increase the aggregate principal amount of Mortgage Bonds which may be authenticated and delivered under the New Mortgage. (See Section 14.01.)

    Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the New Mortgage in such a way as to require changes to the New Mortgage or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the New Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the New Mortgage, the Company and the New Mortgage Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (See
Section 14.01.)


    Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Mortgage Bonds of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the New Mortgage pursuant to one or more supplemental indentures; provided, however, if less than all of the series of Mortgage Bonds Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Mortgage Bonds of all series so directly affected, considered as one class, will be required; and provided, further, that if the Mortgage Bonds of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Mortgage Bonds of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may, without the consent of each Holder of the Outstanding New Mortgage of each series or tranche directly affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Mortgage Bond, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discount Bond that would be due and payable upon a declaration of acceleration of maturity or change the coin or currency (or other property) in which any Mortgage Bond or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date), (b) permit the creation of any lien ranking prior to the lien of the New Mortgage with respect to all or substantially all of the Mortgaged Property or terminate the lien of the New Mortgage on all or substantially all of the Mortgaged Property, or deprive such Holder of the benefit of the security of the lien of the New Mortgage, (c) reduce the percentage in principal amount of the Outstanding Mortgage Bonds of such series or tranche, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holder of which is required for any waiver of compliance with any provision of the New Mortgage or any default thereunder and its consequences, or reduce the requirements for quorum or voting, or (d) modify certain of the provisions of the New Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults. A supplemental indenture which changes or eliminates any covenant or other provision of the New Mortgage which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be Outstanding Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of Mortgage Bonds of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the New Mortgage of the Holders of the Mortgage Bonds of any other series or tranche. (See Section 14.02.)


WAIVER

    The Holders of at least a majority in aggregate principal amount of all Mortgage Bonds may waive the Company's obligations to comply with certain covenants, including the Company's obligation to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and to make such recordings and filings as are necessary to protect the security of the Holders and the rights of the New Mortgage Trustee, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with the Company's obligation to maintain an office or agency where the Mortgage Bonds of such series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting such series or tranches. (See Section 6.09.)

EVENTS OF DEFAULT

    Each of the following events constitutes  an Event of Default under the  New
Mortgage:

        (1) failure to pay interest on any Mortgage Bond within 60 days after the same becomes due;

        (2) failure to pay principal or premium, if any, on any Mortgage Bond within 15 days after its Maturity;

        (3) failure to perform or breach of any covenant or warranty of the Company in the New Mortgage (other than a covenant or a warranty a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 60 days after there has been given to the Company by the New Mortgage Trustee, or to the Company and the New Mortgage Trustee by the Holders of at least 50% in principal amount of Outstanding Mortgage Bonds, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," unless the New Mortgage Trustee, or the New Mortgage Trustee and the Holders of a principal amount of Mortgage Bonds not less than the principal amount of Mortgage Bonds the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the New Mortgage Trustee, or the New Mortgage Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if corrective action has been initiated by the Company within such period and is being diligently pursued;

        (4) certain events relating to reorganization, bankruptcy and insolvency of the Company and appointment of a receiver or trustee for its property; or

        (5) the occurrence of a Matured Event of Default under any Class "A" Mortgage; provided that the waiver or cure of any such Matured Event of Default and the rescission and annulment of the consequences thereof shall constitute a waiver of the corresponding Event of Default under the New Mortgage and a rescission and annulment of the consequences thereof. (See
    Section 10.01.)

REMEDIES

    If an Event of Default occurs and is continuing, then the New Mortgage Trustee or the Holders of not less than a majority in principal amount of Mortgage Bonds then Outstanding may declare the principal

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
amount (or if the Mortgage Bonds are Discount Bonds, such portion of the principal amount as may be provided for such Discount Bonds pursuant to the terms of the New Mortgage) of all of the Mortgage Bonds together with premium, if any, and interest accrued, if any, thereon to be immediately due and payable. At any time after such declaration of the maturity of the Mortgage Bonds then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the New Mortgage Trustee as provided in the New Mortgage, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

        (a) the Company has paid or deposited with the New Mortgage Trustee a sum sufficient to pay:

           (1) all overdue interest, if any, on all Mortgage Bonds then Outstanding;

           (2) the principal of and premium, if any, on any Mortgage Bonds then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Mortgage Bonds; and

           (3) all amounts due to the New Mortgage Trustee as compensation and reimbursement as provided in the New Mortgage; and

        (b) any other Event or Events of Default other than the non-payment of the principal of Mortgage Bonds which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the New Mortgage. (See Sections 10.02 and 10.17.)

    The New Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the New Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the New Mortgage Trustee or pursuant to judicial proceedings, the principal of the Outstanding Mortgage Bonds, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

    If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Bonds then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the New Mortgage Trustee or exercising any trust or power conferred on the New Mortgage Trustee, provided that (a) such direction does not conflict with any rule of law or with the New Mortgage, and could not involve the New Mortgage Trustee in personal liability in circumstances where indemnity would not, in the New Mortgage Trustee's sole discretion, be adequate, (b) such direction is not unduly prejudicial to the rights of the nonassenting Holders, and (c) the New Mortgage Trustee may take any other action deemed proper by the New Mortgage Trustee which is not inconsistent with such discretion. (See
Section 10.16.)

    The New Mortgage provides that no Holder of any Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the New Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (a) such Holder has previously given to the New Mortgage Trustee written notice of a continuing Event of Default; (b) the Holders of not less than a majority in aggregate principal amount of the Mortgage Bonds then Outstanding have made written request to the New Mortgage Trustee to institute proceedings in respect of such Event of Default and have offered the New Mortgage Trustee reasonable indemnity against cost and liabilities incurred in complying with such request; and (c) for 60 days after receipt of such notice, the New Mortgage Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the New Mortgage Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of Mortgage Bonds then Outstanding. Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.) Notwithstanding that the right of a Holder to institute a proceeding with respect to the New Mortgage is subject to certain conditions precedent, each Holder of a Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Mortgage Bond when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.) The New Mortgage provides that the New Mortgage Trustee give the Holders notice of any default under the New Mortgage to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in paragraph
(3) under "Events of Default" shall be given until at least 45 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the New Mortgage Trustee to withhold notice of default (except for certain payment defaults) if the New Mortgage Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

    As a condition precedent to certain actions by the New Mortgage Trustee in the enforcement of the lien of the New Mortgage and institution of action on the Mortgage Bonds, the New Mortgage Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

    In addition to every other right and remedy provided in the New Mortgage, the New Mortgage Trustee may exercise any right or remedy available to the New Mortgage Trustee in its capacity as owner and holder of Pledged Bonds which arises as a result of a default or Matured Event of Default under any Class "A" Mortgage, whether or not an Event of Default under the New Mortgage has then occurred and is continuing. (See Section 10.20.)

DEFEASANCE

    Any Mortgage Bond or Bonds, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the New Mortgage, and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the New Mortgage Trustee, in trust: (a) money (including Funded Cash) in the amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Mortgage Bond or Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

    While there is no legal precedent directly on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related Mortgage Bonds for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, Holders of such Mortgage Bonds would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Mortgage Bonds. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includible in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

RESIGNATION OF THE NEW MORTGAGE TRUSTEE

    The New Mortgage Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of Mortgage Bonds then Outstanding delivered to the New Mortgage Trustee and the Company. No resignation or removal of the New Mortgage Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the New Mortgage. In addition, so long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, under certain circumstances, if the Company has delivered to the New Mortgage Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the New Mortgage, the New Mortgage Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the New Mortgage. (See Section 11.10.)

CONCERNING THE NEW MORTGAGE TRUSTEE

    The Chase Manhattan Bank (N.A.), the Trustee under the New Mortgage, has been a regular depositary of funds of the Company. As trustee under both the New Mortgage and the First Mortgage, The Chase Manhattan Bank (N.A.) would have a conflicting interest for purposes of the Trust Indenture Act if an Event of Default were to occur under either mortgage. In that case, the New Mortgage
Trustee may be required to eliminate such conflicting interest by resigning either as New Mortgage Trustee or as First Mortgage Trustee. There are other instances under the Trust Indenture Act which would require the resignation of the New Mortgage Trustee, such as an affiliate of the New Mortgage Trustee acting as underwriter with respect to any of the Mortgage Bonds.

TRANSFER

    The transfer of the Mortgage Bonds may be registered, and Mortgage Bonds may be exchanged for other Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Chase Manhattan Bank (N.A.), as Bond Registrar for the Mortgage Bonds, in Brooklyn, New York. The Company may change the place for registration of transfer of the Mortgage Bonds, may appoint one or more additional Bond Registrars (including the Company) and may remove any Bond Registrar, all at its discretion. (See Section 6.02.) The applicable Prospectus Supplement will identify any new place for registration of transfer and additional Bond Registrar appointed, and will disclose the removal of any Bond Registrar effected, prior to the date of such Prospectus Supplement. Except as otherwise provided in the applicable Prospectus Supplement, no service charge will be made for any transfer or exchange of the Mortgage Bonds, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Mortgage Bonds. The Company will not be required to issue, and no Bond Registrar will be required to register, the transfer of or to exchange
(a) Mortgage Bonds of any series (including the Mortgage Bonds) during a period of 15 days prior to giving any notice of redemption, or (b) any Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Bond being redeemed in part. (See Section 3.05.)

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions may apply to the Subordinated Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.


    The  Subordinated Debt Securities may be issued, in one or more series, from
time to time  under an  Indenture dated  as of                      , 1995  (the
"Indenture"), between the Company and The Chase Manhattan Bank N.A., as trustee (the "Indenture Trustee"), which shall act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. The form of the Indenture is filed as an exhibit to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture.


    The following summaries of certain provisions of the Subordinated Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to all the provisions of the Indenture, including the definitions therein of certain terms.

GENERAL

    The Subordinated Debt Securities will be direct, unsecured, subordinated obligations of the Company.

    The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities that may be issued thereunder and provides that Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplement to the Indenture or a resolution of the Company's Board of Directors or a special committee thereof (each, a "Supplemental Indenture").

    The Restated Certificate of Incorporation of the Company limits, subject to certain exceptions, the amount of unsecured indebtedness that the Company may issue or assume, without the consent of the holders of a majority of the total number of shares of preferred stock then outstanding, to 25% of the aggregate of
(i) the total principal amount of all outstanding bonds or other securities representing secured indebtedness of the Company, and (ii) the total of the capital stocks and premiums thereon and the surplus of the Company as then stated on the Company's books. At March 31, 1995, the Company could have issued approximately $57 million of unsecured indebtedness (such as the Subordinated Debt Securities) without violating this provision.


    Reference is made to the Prospectus Supplement relating to any Subordinated Debt Securities being offered for, among other things, the following terms thereof: (1) the title of the Subordinated Debt Securities; (2) any limit on the aggregate principal amount of such Subordinated Debt Securities; (3) the percentage of the principal amount at which such Subordinated Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon acceleration of the maturity thereof, or the method by which such portion shall be determined; (4) the date or dates on which the principal of such Subordinated Debt Securities will be payable; (5) the rights, if any, to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period, and the duration of such extensions; (6) the subordination terms of the Subordinated Debt Securities of such series; (7) the rate or rates at which such Subordinated Debt Securities will bear interest, or the method by which such rate or rates shall be determined, and the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined; (8) the dates on which such interest will be payable and the Regular Record Dates for any Interest Payment Dates and the basis on which interest shall be calculated; (9) the dates, if any, on which, the price or prices at which the Subordinated Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (10) the date, if any, after which, and the price or prices at which, the Subordinated Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof, and other detailed terms and provisions of such optional redemption; (11) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1005 of the Indenture on such Subordinated Debt
Securities to any Holder who is not a United States person (including any modification to the definition of such term as provided for in the Indenture as originally executed) in respect to any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Subordinated Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (12) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Subordinated Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (13) any security for such Subordinated Debt Securities; and (14) any other terms of such Subordinated Debt Securities. For a description of the terms of any series of the Subordinated Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Subordinated Debt Securities set forth herein.


    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Subordinated Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $25 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Subordinated Debt Securities will be payable, and the Subordinated Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

    The Indenture does not contain any provisions that may afford the Holders of Subordinated Debt Securities protection in the event of a highly leveraged transaction or other transaction involving the Company that may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Subordinated Debt Securities. The Indenture also does not contain any provisions that would limit the ability of the Company to incur indebtedness.

REGISTRATION AND TRANSFER

    Subordinated Debt Securities will be issued as Registered Securities and either will be in certificated form or will be represented by Global Securities. Registered Securities will be issuable in denominations of $25 and integral multiples of $25 or in such other denominations as may be in the terms of the Subordinated Debt Securities.

    Registered Securities will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Indenture Trustee in New York, New York, or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Subordinated Debt Securities and referred to in any Prospectus Supplement. No service charge will be made for any transfer or exchange of Subordinated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If any Prospectus Supplement refers to any transfer agent (in addition to the Indenture Trustee) initially designated by the Company with respect to any series of Subordinated Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that, if Subordinated Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Subordinated Debt Securities.

    In the event of any redemption of any Subordinated Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange any Subordinated Debt Securities during a period beginning at the opening of business 15 days before any selection of Subordinated Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Subordinated Debt Securities, or portion thereof, called for redemption, except the unredeemed portion of any Subordinated Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Subordinated Debt Securities that has been surrendered for repayment at the option of the Holder, except the portion if any, thereof not to be so repaid.

GLOBAL SECURITIES

    The Subordinated Debt Securities of  a series may be  issued in whole or  in part in the form of one or more Global Securities (as such term is defined below), which will be deposited with, or on behalf of, a depositary (the "Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Subordinated Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Subordinated Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as (i) a whole by the Depositary for such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary, or by any nominee to a successor Depositary or a nominee of such successor Depositary, and (ii) in the circumstances described in the applicable Prospectus Supplement. The term "Global Security," when used with respect to any series of Subordinated Debt Securities, means a Debt Security that is executed by the Company and authenticated and delivered by the Indenture Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Subordinated Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining the interest rate.

    The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Subordinated Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Subordinated Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Subordinated Debt Securities or, if such Subordinated Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Subordinated Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Subordinated Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Subordinated Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, then the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE

    The Indenture does not contain any covenant which restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

EVENTS OF DEFAULT

    The Indenture provides, with respect to any series of Subordinated Debt Securities outstanding thereunder, that any one or more of the following events that has occurred and is continuing shall constitute an

Event of Default: (i) default in the payment of any interest upon or any Additional Amounts payable in respect of any Subordinated Debt Security of that series, or of any coupon appertaining thereto, when the same becomes due and payable and continues for 30 days; provided, however, that, a valid extension of the interest payment period by the Company for the Subordinated Debt Securities shall not constitute a default in the payment of interest for this purpose, and provided further that, if Subordinated Debt Securities are issued to a NWPS Trust, or a trustee of such trust, in connection with the issuance of Trust Securities by such NWPS Trust, said 30-day period will be replaced by a ten-day period; (ii) default in the payment of the principal of or any premium on any Subordinated Debt Security of that series when due, whether at maturity, upon redemption, by declaration or otherwise; provided, however, that, a valid extension of the maturity of the Subordinated Debt Securities shall not constitute a default for this purpose; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Subordinated Debt Securities of that series; (iv) default in the performance or breach of any covenant or agreement of the Company in the Indenture with respect to any Subordinated Debt Security of that series, continued for 60 days after written notice to the Company from the Indenture Trustee or from the holders of at least 25% of the outstanding Subordinated Debt Securities of that series; (v) certain events in bankruptcy, insolvency or reorganization of the Company; (vi) the voluntary or involuntary dissolution, winding-up or termination of a NWPS Trust to which (or to a trustee of such trust to which) Subordinated Debt Securities were issued in connection with the issuance of Trust Securities by such NWPS Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such NWPS Trust, the redemption of all of the Trust Securities of such NWPS Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such NWPS Trust; and (vii) any other Event of Default provided with respect to Subordinated Debt Securities of that series. The Company is required to file annually with the Indenture Trustee an officer's certificate as to the Company's compliance with all conditions and covenants under the Indenture. The Indenture provides that the Indenture Trustee may withhold notice to the Holders of Subordinated Debt Securities of any default, except in the case of a default on the payment of the principal of (or premium), if any, or interest on any Subordinated Debt Securities or the payment of any sinking fund installment with respect to such Subordinated Debt Securities if it considers it in the interest of the Holders of Subordinated Debt Securities to do so.

    If an Event of Default, other than certain events with respect to bankruptcy, insolvency and reorganization of the Company or any Significant Subsidiary, occurs and is continuing with respect to Subordinated Debt Securities of a particular series, the Indenture Trustee or the Holders of not less than 25% in principal amount of Outstanding Subordinated Debt Securities of that series may declare the Outstanding Subordinated Debt Securities of that series due and payable immediately. If an Event of Default with respect to certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary with respect to Subordinated Debt Securities of a particular series shall occur and be continuing, then the principal of all the Outstanding Subordinated Debt Securities of that series, and accrued and unpaid interest thereon, shall automatically be due and payable without any act on the part of the Indenture Trustee or any Holder.

    Subject to the provisions relating to the duties of the Indenture Trustee, if an Event of Default with respect to Subordinated Debt Securities of a particular series occurs and is continuing, the Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Subordinated Debt Securities of such series, unless such Holders shall have offered to the Indenture Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with such request. Subject to such provisions for the indemnification of the Indenture Trustee, the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee under the Indenture, or exercising any trust or power conferred on the Indenture Trustee with respect to the Subordinated Debt Securities of that series. The Indenture Trustee may refuse to follow directions in conflict with law or the Indenture that may involve the Indenture Trustee in personal liability or may be unduly prejudicial to Holders not joining therein.

    The Holders of not less than a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may, on behalf of the Holders of all the Subordinated Debt Securities of such series and any related coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Subordinated Debt Security of such series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Indenture Trustee or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Debt Security of such series affected thereby.

MODIFICATION OR WAIVER


    Modification and amendment of the Indenture may be made by the Company and the Indenture Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Subordinated Debt Securities or any series that are affected by such modification or amendment; provided that, no such modification or amendment may, without the consent of the Holder of each Outstanding Subordinated Debt Security of such series, among other things, (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any Subordinated Debt Security of such series, (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any Subordinated Debt Security of such series, or change the redemption provisions of any Subordinated Debt Securities (iii) change any obligation of the Company to pay Additional Amounts in respect of any Subordinated Debt Security of such series, (iv) reduce the amount of principal of a Subordinated Debt Security of such series that is an Original Issue Discount Security and would be due and payable upon a declaration of acceleration of the Maturity thereof, (v) adversely affect any right of repayment at the option of the Holder of any Subordinated Debt Security of such series, (vi) change the place or currency of payment of principal of, or any premium or interest on, any Subordinated Debt Security of such series, (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date or Repayment Date therefor, (viii) reduce the above-stated percentage of Holders of Outstanding Subordinated Debt Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below, (ix) modify the change of control provisions, if any, or (x) modify the foregoing requirements or reduce the percentage of Outstanding Subordinated Debt Securities of such series necessary to waive any past default.



    Modification and amendment of the Indenture may be made by the Company and the Indenture Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Subordinated Debt Securities; (iii) to add Events of Default for the benefit of the Holders of all or any series of Subordinated Debt Securities; (iv) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Subordinated Debt Securities of any series created prior thereto that are entitled to the benefit of such provision; (v) to establish the form or terms of Subordinated Debt Securities of any series; (vi) to secure the Subordinated Debt Securities; (vii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; and (viii) to close the Indenture with respect to the authentication and delivery of additional series of Subordinated Debt Securities, or to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interest of Holders of Subordinated Debt Securities of any series.


CERTAIN COVENANTS

    If Subordinated Debt Securities are issued to a NWPS Trust or a trustee of such trust in connection with the issuance of Trust Securities by such NWPS Trust and (i) there shall have occurred any event that would constitute an Event of Default or (ii) the Company shall be in default with respect to its payment of any obligations under the related Guarantee or Common Securities Guarantee, then (a) the Company shall not declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, restriction (a) above does not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

    If Subordinated Debt Securities are issued to a NWPS Trust or a trustee of such trust in connection with the issuance of Trust Securities by such NWPS Trust, and the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing then (a) the Company shall not declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to such Subordinated Debt Securities; provided, however, that, the restriction (a) above does not apply to any stock dividends paid by the Company, where the dividend stock is the same as that on which the dividend is being paid.

    If Subordinated Debt Securities are issued to a NWPS Trust or a trustee of such trust in connection with the issuance of Trust Securities by such NWPS Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such NWPS Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities and (ii) to use its reasonable efforts to cause such NWPS Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such NWPS Trust, the redemption of all of the Trust Securities of such NWPS Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such NWPS Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

SECURITY AND SUBORDINATION

    Any security for the Subordinated Debt Securities will be described in the Prospectus Supplement that will accompany this Prospectus. The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

GOVERNING LAW

    The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DEFEASANCE


    The Indenture provides that, except as may be provided in respect of any series of Subordinated Debt Securities, the provisions of Article Fourteen shall apply to the Subordinated Debt Securities of any series and the Company may elect either to (a) except in respect of any Subordinated Debt Securities to which a NWPS Trust or a trustee of such trust is the holder, defease and be discharged from any and all obligations with respect to such Subordinated Debt Securities (except for the obligation to pay Additional Amounts, if any, to a holder who is not a United States person upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Subordinated Debt Securities and the obligations to register the transfer or exchange of such Subordinated Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Subordinated Debt Securities, to maintain an office or agency in respect of such Subordinated Debt Securities, and to hold moneys for payment in trust) ("Defeasance") or (b) be released from its obligations with respect to such Subordinated Debt Securities under Section 1402 or, if provided pursuant to
Section 1403 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Subordinated Debt Securities ("covenant defeasance"), in either case, upon the irrevocable deposit by the Company with the Indenture Trustee (or other qualifying trustee), in trust, of an amount, in such Currency in which such Subordinated Debt Securities are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Subordinated Debt Securities (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Subordinated Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Subordinated Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the Indenture Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Subordinated Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; provided that, such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a revenue ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

    "Government Obligations" means securities that are (i) direct obligations of the government that issued the Currency in which the Subordinated Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government that issued the Currency in which the Subordinated Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest in or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the Prospectus Supplement, if, after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance relating thereto with respect to Subordinated Debt Securities of any series, (a) the Holder of a Subordinated Debt Security of such series is entitled to and does elect, pursuant to the terms of such Subordinated Debt Security, to receive payment in a currency other than that in which such deposit has been made in respect of such Subordinated Debt Security or (b) the currency in which such deposit has been made in respect of any Subordinated Debt Security of such series ceases to be used by its government of issuance, then the indebtedness represented by such Subordinated Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Subordinated Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Subordinated Debt Security into the Currency in which such Subordinated Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Subordinated Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U. S. Dollars.


    In the event the Company effects covenant defeasance with respect to (i) any Subordinated Debt Securities and any related coupons and (ii) such Subordinated Debt Securities are declared due and payable because of the occurrence of any Event of Default, other than the Event of Default described in clause (iii) or
(v) under "Events of Default," with respect to any covenant for which there has been defeasance, the Currency and/or Government Obligations on deposit with the Indenture Trustee will be sufficient to pay amounts due on such Subordinated Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Subordinated Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.


    The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Subordinated Debt Securities of or within a particular series and any related coupons.

MISCELLANEOUS

    The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    Each NWPS Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each NWPS Trust authorizes the Regular Trustees of such NWPS Trust to issue on behalf of such NWPS Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act.

    Reference is made to the Prospectus Supplement relating to the Preferred Securities of a NWPS Trust for specific terms, including (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such NWPS Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such NWPS Trust and the date or dates upon which such distributions shall be payable (provided, however, that, distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) whether distributions on Preferred Securities issued by such NWPS Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such NWPS Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such NWPS Trust to the holders of Preferred Securities of such NWPS Trust upon voluntary or involuntary dissolution, winding-up or termination of such NWPS Trust, (vi) the obligation, if any, of such NWPS Trust to purchase or redeem Preferred Securities issued by such NWPS Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such NWPS Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Preferred Securities issued by such NWPS Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for  the approval  by the  holders of  Preferred Securities,  or  of
Preferred Securities issued by one or more NWPS Trusts or of both, as a condition to specified action or amendments to the Declaration of such NWPS Trust, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such NWPS Trust consistent with the Declaration of such NWPS Trust, or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Preferred Securities, each NWPS Trust will issue one series of Common Securities. The Declaration of each NWPS Trust authorizes the Regular Trustees of each trust to issue on behalf of such NWPS Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a NWPS Trust will be substantially identical to the terms of the Preferred Securities issued by such NWPS Trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote and to appoint, remove or replace any of the NWPS Trustees of a NWPS Trust. All of the Common Securities of a NWPS Trust will be directly or indirectly owned by the Company.

                         DESCRIPTION OF THE GUARANTEES

    Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under each Guarantee (the "Guarantee Trustee"). The terms of each Guarantee will be those set forth in each Guarantee and those made part of each Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable NWPS Trust.

GENERAL


    Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Preferred Securities issued by a NWPS Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such NWPS Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such NWPS Trust may have or assert. The following payments with respect to Preferred Securities issued by a NWPS Trust (the "Guarantee Payments"), to the extent not paid by such NWPS Trust will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent the Company has made a payment of interest or principal on the Subordinated Debt Securities, with respect to any Preferred Securities called for redemption by such NWPS Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such NWPS Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of the Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment to the extent such NWPS Trust has funds legally available therefor and (b) the amount of assets of such NWPS Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such NWPS Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing such NWPS Trust to pay such amounts to such holders.


    Each Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities issued by the applicable NWPS Trust from the time of issuance of such Preferred Securities but will not apply to any payment of distributions due to the extent such NWPS Trust shall lack funds legally available therefor as a result of a failure by the Company to make payments of interest or principal on the Subordinated Debt Securities. If the Company does not make interest payments on the Subordinated Debt Securities purchased by such NWPS Trust, such NWPS Trust will not pay distributions on the Preferred Securities issued by a NWPS Trust and will not have funds legally available therefor. See "Description of the Subordinated Debt Securities."



    The Company and NWPS Capital believe that the above mechanisms and obligations, taken together, are substantially equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities.


    The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the NWPS Trusts with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantees, except that, upon an event of default under the Indenture, holders of Preferred
Securities under the Guarantees shall have priority over holders of Common Securities under the Common Securities Guarantees with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

    In each Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable NWPS Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Guarantee or the Declaration of such NWPS Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities. However, each Guarantee will except from the foregoing any stock dividends paid by the Company where the dividend stock is of the same as that on which the dividend is being paid.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT


    Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities issued by the applicable NWPS Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable NWPS Trust then outstanding.


EVENTS OF DEFAULT

    An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.


    If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may, after such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the relevant NWPS Trust, the Guarantee Trustee or any other person or entity.

    The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Guarantees and as to any default in such performance.

    The Company is required to file annually with the Guarantee Trustee an officer's certificate as to the Company's compliance with all conditions under each of the Guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to a Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

    Each Guarantee will terminate as to the Preferred Securities issued by the applicable NWPS Trust upon full payment of the Redemption Price of all Preferred Securities of the NWPS Trust, upon distribution of the Subordinated Debt Securities held by the NWPS Trust to the holders of the Preferred Securities of such NWPS Trust, or upon full payment of the amounts payable in accordance with the Declaration of such NWPS Trust upon liquidation of such NWPS Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable NWPS Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEES

    Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company, and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by a NWPS Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Guarantee.

    Each Guarantee will constitute a guarantee of payment and not of collection (allowing the guaranteed party to institute a legal proceeding directly against the guarantor to enforce its rights under a Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL


    Under the Company's Restated Certificate of Incorporation, as amended (the "Charter"), the Company is authorized to issue three classes of capital stock:
300,000 shares of Cumulative Preferred Stock, par value $100 per share, of which 26,000 shares of 4 1/2% Cumulative Preferred Stock and 40,000 shares of 5 1/4% Cumulative Preferred Stock are outstanding; 200,000 shares of Preference Stock, par value $50 per share, none of which are outstanding; and 20,000,000 shares of Common Stock, par value $3.50 per share, 7,677,232 of which were outstanding as of June 8, 1995. The Cumulative Preferred Stock and the Preference Stock may be issued at any time by the Board of Directors in such series with such terms as it may fix in resolutions providing for the issuance thereof.


    The following statements are summaries of certain provisions relating to the Common Stock contained in the Charter, the Company's First Mortgage Bond Indenture, as supplemented to date (the "1940 Indenture"), and the Company's New Mortgage (the 1940 Indenture and the New Mortgage Indenture are referred to together as the "Bond Indentures"). Such summaries are not complete descriptions of the provisions of the Charter and the Bond Indentures and are qualified in their entirety by reference thereto. The Charter and the Bond Indentures are contained in exhibits to reports and registration statements which have been filed with the Commission (see "Available Information").

DIVIDEND RIGHTS

    Subject to the limitations described in the following three paragraphs, dividends may be paid on the Common Stock out of funds legally available for that purpose, when and as declared by the Company's Board of Directors.


    The Company may not declare or pay cash dividends on the Common Stock unless full dividends on all Cumulative Preferred Stock and on any Preference Stock then outstanding for the current and all past quarterly dividend periods have been paid or provided for. Also, dividends on the Common Stock may not be paid unless the Company has complied with all sinking fund requirements for those series of the Cumulative Preferred Stock and any Preference Stock which have such requirements.



    Under the terms of the Charter, for so long as shares of Cumulative Preferred Stock are outstanding, the following dividend limitations may not be exceeded unless authorized by the holders of two-thirds of the outstanding shares of such stock: dividends (other than dividends payable in Common Stock) and other distributions on, or acquisitions by the Company for value of, Common Stock (a) may not exceed 50% of the Company's Net Income Available for Common Stock for the preceding 12-months' period if the "common stock equity" of the Company is less than 20% of "total capitalization" (each calculated as required by the Charter) and (b) may not exceed 75% of such Net Income if such capitalization ratio is 20% or more but less than 25%. If such capitalization ratio is 25% or more, no such dividend, distribution or acquisition shall be declared, paid or effected which would reduce such ratio to less than 25%, except to the extent permitted by clauses (a) and (b). Pursuant to these provisions, at March 31, 1995, retained earnings were not restricted as to availability for cash dividends on the Common Stock and the Company's "common stock equity" was 47% of its "total capitalization".



    The Bond Indentures and certain purchase agreements relating to presently outstanding Cumulative Preferred Stock contain covenants limiting the funds available for payment of cash dividends and other distributions on the Common Stock (for payment as well as purchases of Common Stock by the Company). Under the most restrictive of existing covenants in the Bond Indentures or in such purchase agreements, at March 31, 1995, a total of approximately $46,271,000 was available for cash dividends on the Common Stock. In addition, under the 1940 Indenture cash dividends on the Common Stock and purchases of Common Stock may be made only if the aggregate amount expended for maintenance and provided for depreciation by the Company subsequent to January 1, 1946, plus Net Income Available for Common Stock earned after December 31, 1945, which remains after such dividend (or purchase) is equal to not less than the total of 3 1/2% of the fixed tangible property, plant and equipment of the Company for each full year, and a proportionate percentage for any fractional year, which shall have elapsed between January 1, 1946, and the date of such proposed action.


VOTING RIGHTS

    Of the three classes of the Company's authorized capital stock, the Common Stock is the general voting stock. Holders of Common Stock are entitled to one vote for each share held. Except in the case of certain dividend arrearages on the Cumulative Preferred Stock or Preference Stock, the Common Stock is the only class of stock entitled to be voted for the election of directors.

LIQUIDATION RIGHTS

    In the event of a liquidation (whether voluntary or involuntary) or reduction in the Company's capital resulting in any distribution of assets to its stockholders, the holders of the Common Stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of the Company remaining for distribution after payment to the holders of the Cumulative Preferred Stock and Preference Stock of the full preferential amounts to which they are entitled.

CERTAIN OTHER FEATURES

    Holders of Common Stock do not have any preemptive right to subscribe to or acquire any additional stock or other securities issued by the Company.

TRANSFER AGENTS AND REGISTRARS

    The Transfer Agent and Registrars for the Common Stock are Norwest Bank, Minnesota, and the Company.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

    The Company's Charter currently provides for the classification of the Board of Directors into three classes. The Charter limits the number of directors that may be elected to not less than nine nor more than twelve (exclusive of such number of Directors as may be elected by any class of shares of the Company other than the Common Stock on account of specified dividend arrearages in accordance with the Charter) and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen shall hold office until the end of the full term of the class in which the vacancy occurred. A vote of the holders of 75% of the Company's outstanding voting stock is required to amend these provisions. In addition, under the Charter and the Delaware General Corporation Law, directors of the Company may only be removed for cause. Removal for cause must be approved by either a majority vote of directors (excluding the director or directors subject to removal) or by a vote of the holders of at least a majority of the Company's outstanding voting stock.

    In addition, the "fair price provisions" of Charter require that certain proposed business combinations between the Company and any person who is the beneficial owner of more than 10% of the outstanding voting shares of the Company (an "interested party") must be approved by the holders of 75% of the voting shares, unless certain fair price and procedural requirements are met or the business combination is approved by a majority of "Continuing Directors," those directors who were elected prior to the time a person became an interested person and any other director so designated by such directors. A vote of the holders of 75% of the Company's outstanding voting stock is required to amend the fair price provisions.

                                 LEGAL OPINIONS


    The validity of the Offered Securities offered hereby will be passed upon for the Company and the NWPS Trusts by Schiff Hardin & Waite, 7200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606. Certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the NWPS Trusts. Schiff Hardin & Waite may rely on the opinion of Richards, Layton & Finger as to certain matters of Delaware law. Legal opinions relating to the Company's franchises, titles to its properties, the lien of the New Mortgage and the lien of the First Mortgage (and certain other matters) will be given as to South Dakota law by Churchill, Manolis, Freeman, Kludt & Kaufman, Huron, South Dakota, local counsel for the Company, as to Nebraska law by Shamberg, Wolf, McDermott & Depue, Grand Island, Nebraska, local counsel for the Company, as to North Dakota law by Pearce and Durick, Bismarck, North Dakota, local counsel for the Company, and as to Iowa law by Nymann & Kohl, Sioux City, Iowa, local counsel for the Company.


    The statements made in this Prospectus as to matters of law and legal conclusions under the captions "The NWPS Trusts", "Description of the Mortgage Bonds", "Description of the Subordinated Debt Securities", "Description of the Preferred Securities", "Description of the Guarantees" and "Description of the Common Stock" have been prepared under the supervision of, and reviewed by, Schiff Hardin & Waite, counsel for the Company, and such statements are made on the authority of that firm.

                                    EXPERTS


    The audited financial statements of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such report.


                              PLAN OF DISTRIBUTION

    The  Company may sell the  Offered Securities in any  of the following ways:
(i) through underwriters, dealers or agents, including Morgan Stanley & Co. Incorporated; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents or (iv) through any combination of the above. The Prospectus Supplement, with respect to the respective Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the price to the public of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating hereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

    If dealers are utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    The Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.


    The Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.


    Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    Each series of Offered Securities will be a new issue of securities and, unless listed on a national securities exchange, will have no established trading market. Any underwriter to whom Offered Securities of any series are sold for public offering and sale may make a market in such series of Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. If so indicated in the Prospectus Supplement for any series of Offered Securities, the Offered Securities of such series may be listed on a national securities exchange. No assurance can be given as to the liquidity of, or the trading market for, any Offered Securities.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
    An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred by the Company in connection with the issuance and distribution of the Securities registered pursuant to this Registration Statement is as follows:


Securities and Exchange Commission registration fee.......................  $  68,966
Printing registration statement, prospectus, exhibits and other
 printing.................................................................    250,000
Printing and engraving securities.........................................     10,000
Trustees' fees and expenses...............................................     55,000
Fees and expenses of counsel for the Company..............................    160,000
Transfer Agent's fees and expenses........................................     10,000
New York Stock Exchange Listing Fees......................................     20,000
Independent accountant's fees and expenses................................     20,000
Blue Sky and legal investment fees and expenses...........................     15,000
Fees for rating agencies..................................................     75,000
Miscellaneous.............................................................     16,034
                                                                            ---------
  Total...................................................................  $ 700,000
                                                                            ---------
                                                                            ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
    The By-Laws of the Company provide for indemnification by the Company of each of its directors and officers to the fullest extent permitted by Delaware law for liability (including liability arising under the Securities Act of 1933) of such director or officer arising by reason of his or her status as a director or officer of the Company, provided that he or she met the standards established in the By-Laws, which include requirements that he or she acted in good faith and in a manner he or she reasonably believed to be in the Company's best interest. The Company will also advance expenses prior to final disposition of an action, suit or proceeding upon receipt of an undertaking by the director or officer to repay such amount if the director or officer is not entitled to indemnification. All rights to indemnification and advancement of expenses are deemed to be a contract between the Company and its directors and officers. The determination that a director or officer has met the standards established in the By-Laws may be made by a majority vote of a quorum consisting of disinterested directors, an opinion of counsel (if no such quorum is available or even if attainable, a quorum of disinterested directors so directs), a majority vote of stockholders, or a court (which may also overturn any of the preceding determinations).

    The Declaration of each NWPS Trust provides that no NWPS Trustee, affiliate of any NWPS Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any NWPS Trustee, or any employee or agent of such NWPS Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to such NWPS Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified person in good faith on behalf of such NWPS Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions. The Declaration of each NWPS Trust also provides that to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such NWPS Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions. The Declaration of each NWPS Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the Declaration of such NWPS Trust.

    The directors and officers of the Company and the Regular Trustees of each NWPS Trust are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Company or such NWPS Trust.

    Any agents, dealers or underwriters who execute any of the agreements filed as Exhibit 1 to this registration statement will agree to indemnify the Company's directors and their officers and the NWPS Trustees of each NWPS Trust who signed the registration statement against certain liabilities that may arise under the Securities Act with respect to information furnished to the Company or such NWPS Trust by or on behalf of any such indemnifying party.

ITEM 16. LIST OF EXHIBITS.
    The exhibits filed herewith are set forth on the Exhibit Index included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.
    Each of the undersigned registrants hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes involve and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3)  to remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

        (4) that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    NWPS Capital Financing I, NWPS Capital Financing II and NWPS Capital Financing III, who are some of the registrants, hereby undertake to provide to the underwriter specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the statutory and bylaw provisions referred to in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Northwestern Public Service Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huron, and State of South Dakota on the 27th day of July, 1995.


                                        NORTHWESTERN PUBLIC SERVICE COMPANY
                                        (Registrant)

                                        By __________/S/ MERLE D. LEWIS_________
                                                      Merle D. Lewis
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
                                                        President, Chief Executive                July 27, 1995
                  /S/ MERLE D. LEWIS                     Officer and Director
                    Merle D. Lewis                       (Principal Executive Officer)

                                                        Vice President -- Finance & Corporate
                  /S/ R. R. HYLLAND*                     Development
                    R. R. Hylland                        (Principal Financial Officer)

                /S/ ROGENE A. THADEN*                   Treasurer
                   Rogene A. Thaden                      (Principal Accounting Officer)

                /S/ ROBERT A. WILKENS*
                  Robert A. Wilkens                     Chairman of the Board of Directors

                /S/ JERRY W. JOHNSON*
                   Jerry W. Johnson                     Director

              /S/ AELRED J. KURTENBACH*
                 Aelred J. Kurtenbach                   Director

                  /S/ HERMAN LERDAL*
                    Herman Lerdal                       Director

                  /S/ LARRY F. NESS*
                    Larry F. Ness                       Director

                  Raymond M. Schutz                     Director

                 /S/ BRUCE I. SMITH*
                    Bruce I. Smith                      Director

                      W. W. Wood                        Director

                                                                                                  July 27, 1995
                By:/S/ MERLE D. LEWIS
                    Merle D. Lewis
                   ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each of NWPS Capital Financing I, NWPS Capital Financing II and NWPS Capital Financing III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huron, State of South Dakota, on the 27th day of July, 1995.


                                        NWPS CAPITAL FINANCING I
                                        (Registrant)

                                        By: Northwestern Public Service Company,
                                        as Sponsor

                                        By __________/S/ MERLE D. LEWIS_________
                                                      Merle D. Lewis
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        NWPS CAPITAL FINANCING II
                                        (Registrant)

                                        By: Northwestern Public Service Company,
                                        as Sponsor

                                        By __________/S/ MERLE D. LEWIS_________
                                                      Merle D. Lewis
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        NWPS CAPITAL FINANCING III
                                        (Registrant)

                                        By: Northwestern Public Service Company,
                                        as Sponsor

                                        By __________/S/ MERLE D. LEWIS_________
                                                      Merle D. Lewis
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER
- -----------
1(a)         Form of Underwriting Agreement relating to Common Stock.
1(b)         Form of Underwriting Agreement relating to Trust Preferred Capital Securities.
1(c)         Form of Underwriting Agreement relating to Mortgage Bonds.
2(a)         Purchase and Sale Agreement dated as of May 17, 1995 by and among Sherman C. Vogel, Stephen A. Vogel,
             Jeffrey K. Vogel, Jon M. Vogel, Jeanette Vogel, Synergy Group Incorporated, S&J Investments, SYN Inc.
             and  Northwestern Growth Corporation, including  Exhibit B, the form of  Agreement among SYN Inc. and its Stockholders  is  incorporated by  reference  to Exhibit  2  to Form  8-K  dated June  21,  1995,
             Commission File No. 0-692.
2(b)         Purchase  and Sale  Agreement dated as  of July 25,  1995 by and  between SYN Inc.  and Empire Energy
             Corporation is incorporated by reference to Exhibit 2 to the Form 8-K dated July 27, 1995, Commission
             File No. 0-692.
4(a)(1)      Indenture, dated August 1, 1940, executed by the Company to The Chase Manhattan Bank (N.A.) and  J.J.
             O'Connell,  as  Trustees, and  supplemental  and amendatory  indentures  thereto are  incorporated by reference to Exhibit 2 to Form 12-K for the year ended December 31, 1970, Commission File No. 2-4472.
4(a)(2)      Supplemental Indenture, dated August  1, 1972, executed  by the Company to  The Chase Manhattan  Bank
             (N.A.) and J.J. O'Connell, as Trustees, is incorporated by reference to Exhibit 2 to Form 8-K for the month of August, 1972, Commission File No. 2-4472.
4(a)(3)      Supplemental  Indenture, dated  July 1,  1973, executed by  the Company  to The  Chase Manhattan Bank
             (N.A.) and J.J. O'Connell, as Trustees, is incorporated by reference to Exhibit 1 to Form 8-K for the mouth of July, 1973, Commission File No. 2-4472.
4(a)(4)      Supplemental Indenture, dated November 14, 1974, executed by the Company to The Chase Manhattan  Bank
             (N.A.) and J.J. O'Connell, as Trustees, is incorporated by reference to Exhibit 1 to Form 8-K for the month of November, 1974, Commission File No. 2-4472.
4(a)(5)      Supplemental Indenture, dated May 1, 1975, executed by the Company to The Chase Manhattan Bank (N.A.)
             and  J.J. O'Connell, as Trustees, is incorporated by reference to Exhibit 2 to Form 8-K for the month of May, 1975, Commission File No. 2-4472.
4(a)(6)      Supplemental Indenture, dated  June 1,  1977, executed  by the Company  to The  Chase Manhattan  Bank
             (N.A.)  and  J.J.  O'Connell,  as Trustees,  is  incorporated  by reference  to  Exhibit  2(a)(34) to
             Registration Statement on Form S-7 (Reg. No. 2-58825).
4(a)(7)      Supplemental Indenture, dated  July 1,  1978, executed  by the Company  to The  Chase Manhattan  Bank
             (N.A.)  and  J.J.  O'Connell,  as Trustees,  is  incorporated  by reference  to  Exhibit  2(a)(43) to
             Registration Statement on Form S-7 (Reg. No. 2-63083).
4(a)(8)      Supplemental Indenture, dated December 1, 1978, executed  by the Company to The Chase Manhattan  Bank
             (N.A.)  and J.J. O'Connell, as Trustees, is incorporated by  reference to Exhibit 11 to Form 10-K for the year ended December 31, 1978, Commission File No. 0-692.
4(a)(9)      Supplemental Indenture, dated May 6, 1987, executed by the Company to The Chase Manhattan Bank  (N.A.
             and Vincent J. Marino, as trustees, is incorporated by reference to Exhibit 3(a) to Form 10-Q for the quarter ended September 30, 1987, Commission File No. 0-692.
4(a)(10)     Supplemental  Indenture, dated November 1, 1989, executed by  the Company to The Chase Manhattan Bank
             (N.A.) and Vincent J. Marino, as Trustees, is  incorporated by reference to Exhibit 4(a)(10) to  Form
             10-K for the year ended December 31, 1989, Commission File No. 0-692.
4(a)(11)     Supplemental  Indenture, dated  July 15, 1991,  executed by the  Company to The  Chase Manhattan Bank
             (N.A.) and C J. Heinzelmann, as Trustees, is incorporated by reference to Exhibit 4(a)(11)(i) to Form
             8-K dated August 1, 1991, Commission File No. 0-692.

  EXHIBIT
  NUMBER
- -----------
4(a)(12)     Supplemental Indenture, dated November 15, 1991, executed by the Company to The Chase Manhattan  Bank
             (N.A.)  and C.J. Heinzelmann, as  Trustees, is incorporated by reference  to Exhibit 4(a)(12) to Form
             10-K for the year ended December 31, 1991, Commission File No. 0-692.
4(a)(13)     Supplemental Indenture, dated September 1, 1992, executed by the Company to The Chase Manhattan  Bank
             (N.A.) and C.J. Heinzelmann, as Trustees, is incorporated by reference to Exhibit 4(a)(11)(i) to Form
             8-K, dated September 18, 1992, Commission File No. 0-692.
4(a)(14)     General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 from the Company to The Chase
             Manhattan  Bank (National Association), as  Trustee, is incorporated by  reference to Exhibit 4(a) to
             Form 8-K, dated August 16, 1993, Commission File No. 0-692.
4(a)(15)     Supplemental Indenture dated  as of August  15, 1993 to  the General Mortgage  Indenture and Deed  of
             Trust  dated as  of August  1, 1993  executed by the  Company to  The Chase  Manhattan Bank (National
             Association), as Trustee, is incorporated by reference to Exhibit 4(b) to Form 8-K, dated August  16,
             1993, Commission File No. 0-692.
4(a)(16)     Supplemental  Indenture dated August 15, 1993 to the  Indenture dated August 1, 1940 from the Company to The Chase Manhattan Bank (National Association)  and C. J. Heinzelmann, as successor Trustees,  is incorporated  by reference to  Exhibit 4(c) to Form  8-K, dated August 16,  1993, Commission File No.
             0-692.
4(a)(17)     Form of General  Mortgage Indenture  and Deed  of Trust  (1993) Supplemental  Indenture for  Mortgage
             Bonds.*
4(a)(18)     Specimen Mortgage Bonds included in Exhibit 4(a)(17).*
4(a)(19)     Form of Indenture (1940) Supplemental Indenture for Pledged Bonds.*
4(a)(20)     Form of Declaration of Trust of NWPS Capital Financing I.*
4(a)(21)     Form of Declaration of Trust of NWPS Capital Financing II.*
4(a)(22)     Form of Declaration of Trust of NWPS Capital Financing III.*
4(a)(23)     Certificate of Trust of NWPS Capital Financing I.*
4(a)(24)     Certificate of Trust of NWPS Capital Financing II.*
4(a)(25)     Certificate of Trust of NWPS Capital Financing III.*
4(a)(26)     Form of Amended and Restated Declaration of Trust of NWPS Capital Financing I.
4(a)(27)     Form of Amended and Restated Declaration of Trust of NWPS Capital Financing II.
4(a)(28)     Form of Amended and Restated Declaration of Trust of NWPS Capital Financing III.
4(a)(29)     Form  of Subordinated  Debt Securities  Indenture between  the Company  and The  Chase Manhattan Bank
             (N.A.), as Trustee.
4(a)(30)     Form of Supplemental Indenture  to Subordinated Debt  Securities Indenture to  be used in  connection with the issuance of Subordinated Debt Securities and Preferred Securities.
4(a)(31)     Form of Preferred Security of NWPS Capital Financing I -- included in Exhibit 4(a)(26).
4(a)(32)     Form of Preferred Security of NWPS Capital Financing II -- included in Exhibit 4(a)(27).
4(a)(33)     Form of Preferred Security of NWPS Capital Financing II -- included in Exhibit 4(a)(28).
4(a)(34)     Form of Subordinated Debt Security -- included in Exhibit 4(a)(30).
4(a)(35)     Form of Guarantee with respect to Preferred Securities.
4(b)(1)      Sale  Agreement between  Company and  Mercer County,  North Dakota,  dated June  1, 1993,  related to issuance of Pollution Control Refunding Revenue  Bonds (Northwestern Public Service Company  Project)
             Series 1993, is incorporated by reference to Exhibit 4(b)(1) to Form 10-Q for the quarter ending June
             30, 1993, Commission File No. 0-692.

  EXHIBIT
  NUMBER
- -----------
4(b)(2)      Loan  Agreement  between Company  and Grant  County, South  Dakota,  dated June  1, 1993,  related to issuance of Pollution Control Refunding Revenue  Bonds (Northwestern Public Service Company  Project)
             Series  1993A, is incorporated  by reference to Exhibit  4(b)(2) to Form 10-Q  for the quarter ending
             June 30, 1993, Commission File No. 0-692.
4(b)(3)      Loan Agreement  between Company  and Grant  County,  South Dakota,  dated June  1, 1993,  related  to issuance  of Pollution Control Refunding Revenue  Bonds (Northwestern Public Service Company Project)
             Series 1993B, is incorporated  by reference to Exhibit  4(b)(3) to Form 10-Q  for the quarter  ending
             June 30, 1993, Commission File No. 0-692.
4(b)(4)      Loan  Agreement between Company and City  of Salix, Iowa, dated June  1, 1993, related to issuance of
             Pollution Control Refunding Revenue Bonds (Northwestern Public Service Company Project) Series  1993,
             is  incorporated by reference to Exhibit  4(b)(4) to Form 10-Q for  the quarter ending June 30, 1993,
             Commission File No. 0-692.
5(a)         Opinion of Schiff Hardin & Waite.
5(b)(i)      Opinion of Richards, Layton & Finger, Special  Delaware Counsel pertaining to NWPS Capital  Financing
             I.
5(b)(ii)     Opinion  of Richards, Layton & Finger, Special  Delaware Counsel pertaining to NWPS Capital Financing
             II.
5(b)(iii)    Opinion of Richards, Layton & Finger, Special  Delaware Counsel pertaining to NWPS Capital  Financing
             III.
8            Tax  Opinion of  Schiff Hardin  and Waite  (contained in its  opinion filed  as Exhibit  5(a) to this
             Registration Statement).
12           Statement of Computation of Ratio of Earnings to Fixed Charges of the Company.
23(a)        Consent of Arthur Andersen LLP.*
23(b)        The consent of  Schiff Hardin  & Waite is  contained in  its opinion filed  as Exhibit  5(a) to  this
             Registration Statement.
23(c)        The  consents of Richards, Layton  & Finger, Special Delaware Counsel,  are contained in its opinions filed as Exhibits 5(b)(i), (ii) and (iii) to this Registration Statement.
24(a)        Powers of Attorney for the directors and officers of the Company (set forth on the signature pages of the Registration Statement).*
24(b)        Powers of Attorney for the Trustees of NWPS  Capital Financing I, NWPS Capital Financing II and  NWPS
             Capital  Financing  III (the  powers  of attorney  are included  in  Exhibits 4(a)(20),  4(a)(21) and
             4(a)(22), respectively).*
25(a)        Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank (N.A.), as
             Trustee under the General Mortgage Indenture and Deed of Trust.*
25(b)        Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank (N.A.), as
             Trustee under the Subordinated Debt Securities Indenture.*
25(c)        Statement of  Eligibility under  the Trust  Indenture Act  of 1939  of Wilmington  Trust Company,  as
             Trustee under the Amended and Restated Declaration of Trust of NWPS Capital Financing I.*
25(d)        Statement  of Eligibility  under the  Trust Indenture  Act of  1939 of  Wilmington Trust  Company, as
             Trustee under the Amended and Restated Declaration of Trust of NWPS Capital Financing II.*
25(e)        Statement of  Eligibility under  the Trust  Indenture Act  of 1939  of Wilmington  Trust Company,  as
             Trustee under the Amended and Restated Declaration of Trust of NWPS Capital Financing III.*
25(f)        Statement  of Eligibility  under the  Trust Indenture  Act of  1939 of  Wilmington Trust  Company, as
             Trustee of Preferred Securities Guarantee of NWPS Capital Financing I.*
25(g)        Statement of  Eligibility under  the Trust  Indenture Act  of 1939  of Wilmington  Trust Company,  as
             Trustee of Preferred Securities Guarantee of NWPS Capital Financing II.*

  EXHIBIT
  NUMBER
- -----------
25(h)        Statement  of Eligibility  under the  Trust Indenture  Act of  1939 of  Wilmington Trust  Company, as
             Trustee of Preferred Securities Guarantee of NWPS Capital Financing III.*
99(a)        Management Agreement dated  May 17,  1995 among  the Company,  SYN Inc.  and Empire  Gas Company,  is incorporated by reference to Exhibit 99.1 to Form 8-K dated June 21, 1995, Commission File No. 0-692.
99(b)        Agreement  Among Initial Stockholders and SYN Inc., dated  May 17, 1995 among Empire Gas Corporation,
             Northwestern Growth Corporation and SYN  Inc., is incorporated by reference  to Exhibit 99.2 to  Form
             8-K dated June 21, 1995, Commission File No. 0-692.


- ------------------------

*Previously filed.